Form 10-K405, Exhibit 13
period 1996-12-31
MAHONING NATIONAL BANCORP INC
filed 1997-03-20
CIK 882859

                       MAHONING NATIONAL BANCORP, INC.
                                  FORM 10-K



                                  EXHIBIT 13


                      1996 Annual Report To Shareholders

                                    [PHOTO]


                                                          1996 Annual Report



                              Contributing to our
                                   Community



                                        The Local Bank That Does It All!
                                             [MNB NATIONAL BANK LOGO]

Cover photo: (L-R) Frank Constantino, Centralized Banking Officer; Dave Westerburg, Senior Vice President, Operations; (on ladder) Joe Haus, Assistant Manager, Boardman.


Mahoning National Employees took part in Operation Beautification, an intensive spring cleaning of downtown Youngstown. Volunteers were kept busy cleaning windows, sweeping, picking up trash and painting backdrops and boarded buildings in an effort to make immediate aesthetic improvements and enhancements to existing and available properties in the downtown area.

FINANCIAL
   HIGHLIGHTS

(Amounts in thousands, except share data)               For the year
                                          ----------------------------------------
For the Year (1)                            1996            1995           Change
----------------------------------------------------------------------------------
Net income                                $ 11,611        $ 10,070          15.3%
   Per share                                  1.84            1.60          15.0
Cash dividends                               3,559           2,930          21.5
   Per share                                 0.565           0.465          21.5

At Year End
----------------------------------------------------------------------------------
Assets                                    $769,560        $720,135           6.9%
Loans                                      477,795         462,435           3.3
Investment securities                      229,332         210,087           9.2
Deposits                                   550,998         574,808          (4.1)
Stockholders' equity                        77,095          69,641          10.7
Book value                                   12.24           11.05          10.8

Financial Ratios
----------------------------------------------------------------------------------
Return on assets                              1.55%           1.40%
Return on equity                             15.83           15.37
Net interest margin                           4.78            4.68
Capital:
   Primary leverage                          10.27            9.62
   Tier I                                    16.31           15.02
   Risk based                                17.57           16.27


(1) All share data has been adjusted for the 2:1 stock split in the form of a 100% stock dividend in 1996.



Dividends
----------------------------------------------------
Quarterly payments for 1996 and 1995 are as follows:

Quarter                          1996               1995
-------                          ----               ----
1st                          $    .135           $    .110
2nd                               .135                .110
3rd                               .135                .110
4th                               .160                .135
                             -----------------------------
Total Per Share              $    .565           $    .465

Market and Sale Price
------------------------------------------------------------------------
The Company's common stock is traded Over-The-Counter, generally in the Youngstown area.

Quarter         1996             1995
-------         ----             ----
            High    Low      High      Low
1st         22.13   19.00    14.25   14.00
2nd         30.00   19.63    14.25   13.75
3rd         28.75   24.50    14.50   14.13
4th         26.25   22.50    20.00   14.50

--------------------------------------------------------------------------------

              Contents

Financial Highlights......................1
Chairman's Letter.....................2 - 7
Contributing to Our Community........8 - 11
Financial Information and
  Comparative Financial Data........12 - 13
Consolidated Statements
  of Financial Condition.................14
Consolidated Statements
  of Income..............................15
Consolidated Statements of
  Changes in Stockholders' Equity........16
Consolidated Statements
  of Cash Flows..........................17
Notes to Consolidated
  Financial Statements..............18 - 28
Auditor's and Management's
  Reports...........................29 - 31
Business Overview........................32
Management's Discussion
  and Analysis......................33 - 43
Mahoning National Bancorp, Inc.
  Directors and Officers.................44
Mahoning National Bank
  Directors and Advisory Board...........44
Official Organization....................45


[MNB logo]
                                       1

A LETTER
     FROM THE
          CHAIRMAN

The cover of our 1996 Annual Report introduces this year's theme - Contributing to our Community. Our Report focuses on what Mahoning National has accomplished through its strong commitment to investing in the Mahoning Valley. Whether it's through our Mortgage Assist Program, Church and Community Affiliated Banking Programs or Caring for Our Community Projects, Mahoning National continues to make significant contributions to the social and economic well being of the entire Valley.

From employee volunteer work to charitable contributions, Mahoning National Bank's involvement within the communities it serves is limitless. One of Mahoning National's most significant contributions in 1996 was the donation of $100,000.00 to the Youngstown State University Foundation to fund the Mahoning National Bank Minority Scholarship Program. The Foundation in conjunction with Youngstown State University matched our gift creating a $200,000.00 endowment, that will fund the program for generations. This program will enable minority students throughout the region to pursue careers in business and, in turn, make significant contributions to our community.

Our success has been influenced by two key factors: first and foremost, the dedicated commitment of an extremely talented

                                    [PHOTO]


Minority Scholarships: (l-r) Gregory L. Ridler, Chairman of the Board, President & CEO; Rose Missik; Deborah A. Rosendary; Tonette Bufford; Charlotte Williams; Rochelle Anderson; Dr. Leslie Cochran, President of YSU.

                                            [PHOTO]
                    Gregory L. Ridler
                    Chairman of the Board, President
                    and Chief Executive Officer



work force and secondly, our Board of Directors and employees never lose sight of Mahoning National's commitment to the Mahoning Valley. We are proud to be actively involved in all the communities we serve and we understand that our success as an institution is only as great as the viability and vitality of our region and its populace.

Mahoning National achieved record earnings in 1996 for the sixth consecutive year. Net income for 1996 amounted to $11.611 million or $1.84 per share. This represents an increase of 15% over net income earned during 1995 ($10.070 million or $1.60 per share).

Total assets increased to $769.560 million on December 31, 1996. This increase in assets is primarily reflected in growth in the loan and investment securities portfolios.

Total deposits of $550.998 million resulted in a decrease of $23.810 million for the year, reflecting a decline in both non-interest bearing and interest bearing deposits. This decrease mirrors an industry trend as consumers continue to move funds from financial institutions into annuities and mutual funds.

Liquidity of Mahoning National remained at consistent levels throughout the year; the Bank's liquidity ratios which analyze temporary assets and volatile liabilities have compared favorably with peer banks in 1996.

Loan quality has become a focal point within the banking industry over the last several years. A common measurement of a bank's loan quality is its percentage of nonperforming loans to total loans.

Non-accrual loans, consisting of loans on which interest is no longer accrued but recorded only when received, and loans over 90 days past due, amounted to $4.629 million on December 31, 1996; this category of loans amounted to 0.97% of total loans at year end and is slightly higher than our peer group ratio of 0.83%.

Nineteen ninety-six results show $1.669 million of net loans charged off after recoveries; these loans represent loans fully or partially charged off where the ultimate amount to be collected was deemed to be uncertain at the time of charge-off. It is anticipated that some of these amounts charged off will be collected in the future and will be added to the Bank's allowance for possible loan losses.

Mahoning National's allowance for possible loan losses stands at 1.70% of loans outstanding at year end; this reflects an increase in the allowance of $956 thousand for 1996. The strategy of increasing the Bank's allowance for possible loan losses results from the continued growth in the loan portfolio and the desire to strengthen our allowance to accommodate that growth.

Mahoning National's capital ratios remain well above regulatory guidelines; our Capital to Asset ratio at year end was 10.02%. In fact, under the risk-based capital guidelines, Mahoning has one of the strongest ratios in the industry at 17.57%.

At Mahoning National's Annual Meeting on March 19, 1996, shareholders overwhelmingly approved an increase in the total number of the Corporation's authorized common shares from 7,000,000 to 15,000,000 and to eliminate "par value" from such shares of the Corporation. This action affords your management and the Board of Directors with greater flexibility in paying future share dividends, negotiating expansion opportunities and issuing shares for other corporate purposes; it also provides the Corporation with more flexibility in structuring its equity accounts.

At a regular meeting of the Corporation's Board of Directors on April 15, 1996, the Directors approved a 2:1 stock split in the form of a 100% stock dividend to be paid on May 15, 1996 to shareholders of record on April 30, 1996. The stock split, in the form of a stock dividend, represents one share of common stock being issued for every one share held. The reasoning behind this action was to facilitate a wider distribution of the common stock of the Corporation to make it more readily available for investment purposes, thereby broadening investor interest.

The strength of Mahoning National's balance sheet was increased as common stockholder's equity rose during the year to $77.095 million from $69.641 million in 1995, resulting

                                  [MNB logo]

[PHOTO] Mahoning National Bank's Centralized Customer Service Center provides customers with quick and efficient banking services via the telephone.


in a per share book value of $12.24 compared to $11.05 a year ago.

As evidence of management's continued confidence in Mahoning National's earnings performance, the Board of Directors in November concurred with management's recommendation to increase the December dividend to $.16 per common share, an indicated annual rate of $.64. This represents an increase of 13% over the prior year and represents the thirty-first consecutive annual dividend increase.

Historically a strong, safe institution, it is extremely gratifying to note that in 1996 Mahoning National was recognized by the independent research firm VERIBANC, Inc., as a "Blue Ribbon" bank for the twenty-sixth consecutive quarter. Only 2 1/2 percent of the Nation's 10,000 banks earn this rating, and Mahoning National was the only Bank of its size in the State of Ohio to receive this designation for twenty-six consecutive quarters. To obtain the Blue Ribbon rating, banks must meet stringent standards of asset quality, capital strength, earnings and liquidity.

Also Mahoning National earned a five-star rating, the highest possible rating, for the twelfth consecutive quarter from the independent research company of Bauer Financial Reports, Inc. To earn the five-star rating a financial institution's tangible capital and risk-based capital ratios must exceed two times the federal regulatory requirements.

In addition to the continued improvement in our level of profitability, many other significant events within our organization took place during 1996.

A major commitment of resources has been allocated to our Commercial and Consumer Loan Departments to ensure the necessary expertise and systems to allow us to aggressively compete in and meet the credit needs of retail customers and the business community.

Nineteen ninety-six witnessed an overall growth in our loan portfolio. An active calling program, not only for existing Bank customers but potential customers as well, resulted in a 8% increase in our volume of high quality commercial loans and mortgages during the year.

Our Consumer Loan Department experienced a slight increase in loan volume during 1996. While automobile financing declined during the year, increases in residential mortgages, home equity loans and credit cards resulted in positive growth in the consumer loan portfolio.

During 1996, Mahoning National continued to meet the needs of our community with a leadership role in local economic development. In addition to its conventional lending program, Mahoning National also participates in the Warren-Trumbull County Consortium Reinvestment Partnership, is a charter member of the Youngstown-Mahoning County Mini-Loan Fund, Inc. and participates with the State of Ohio in its minority lending program. These programs are intended to strengthen the region's economic base by providing resources to small, fledgling companies.

Throughout the year, Mahoning National continued to be one of the leading mortgage lenders for low-to-moderate income families and minority families; this was accomplished through the success of our Mortgage Assist Program (MAP). This program offers consumers more options and alternatives than conventional home mortgages, including reduced down payment requirements, no private mortgage insurance, extended loan terms and consideration of non-traditional credit history sources. The Mortgage Assist Program

                                  [MNB logo]
complements Mahoning National's other services for low-to-moderate income families, such as Budget Checking, Five Hundred Dollar minimum consumer loans, Church Affiliated Banking and Community Affiliated Banking.

Mahoning National continued to meet the needs of its community through the introduction of new products and services to its customers in 1996.

State-of-the-art client server technology was expanded at Mahoning National Bank during 1996 in order to enhance the delivery of products and services. By streamlining and standardizing the application of technology, Mahoning National has been afforded the opportunity to better communicate with its customers, providing quick, efficient and more effective service.

In May, bill paying was added as an enhancement to TeleBank, Mahoning National's automated twenty-four-hour-a-day customer service system. Now Mahoning National customers -- at their convenience -- can pay all their bills by telephone, in addition to having access to account information, interest rates, branch locations, branch hours, ATM locations, merchant check verification and the ability to transfer funds between accounts.

To further meet the needs of today's busy customers, Mahoning National's Centralized Customer Service Center expanded its hours of operation, as well as its offering of products and services. Its employees have been empowered to provide exceptional quality customer service; in addition to calls regarding customer statements, checks deposited/checks cashed, branch hours, rates and questions regarding Bank's products and services, customers can now call the Center to open accounts and apply for loans, receiving quick loan approvals.

In August, Mahoning National consolidated its Belmont & Colonial Drive Office into its Liberty Plaza Office. A new drive-in facility, including a drive-up ATM, was established in the Liberty Plaza parking lot to complement Mahoning National's Liberty Plaza Office. This consolidation, resulting in the expansion of banking hours and increased visibility of the Liberty Plaza Office, will enable Mahoning National Bank to more effectively serve its customers.





Kathleen Dillon, Assistant Vice
President, (right) congratulates
John and Mary Petrony after                           [PHOTO]
attaining their goal of becoming
homeowners through Mahoning
National's Mortgage Loan
Program.

[PHOTO] During a visit as part of Mahoning National's "Pacesetter" campaign, United Way
                    Committee member Jody Jackson, Branch
                    Administration, (r) interacts with the boys and girls at the Millcreek Children's Center as Taniqua Cochran, an employee at the Center, paints their faces.


Following its business strategy of providing customers with value-added products and services, Mahoning National introduced its new VISA Check Card in October. The Visa Check Card allows customers to access their checking accounts via the ATM network and will be accepted by over twelve million merchants world-wide wherever the VISA logo is displayed. Now Mahoning National customers can use the funds from their checking accounts without writing checks and avoid the hassles of presenting identification. With its VISA Check Card, Mahoning National continues to be a member of the MAC(R) Network.

To accommodate our business customers, Mahoning National Bank in November introduced Business Manager, a complete system by which the Bank purchases existing receivables and takes over responsibilities for billing customers and processing payments. It enables the business to convert receivables to cash which very often results in continued growth. Business Manager improves cash flow to those companies that often need it, allowing companies to reinvest in their businesses, take advantage of suppliers' discounts, payoff existing debt -- whatever helps create additional profits.

Mahoning National's Financial Services Center, operating within the Bank's Trust and Investment Department, continues to grow. This Center makes alternative investment products, such as annuities, mutual funds and accommodative brokerage services, available to our customers and the general public through an arrangement with a third-party vendor; these services will enhance our competitive position, increase our ability to generate additional non-interest income and offer our customers more investment alternatives to pursue their financial goals.

As the merger and acquisition trend in the financial services industry continues, we expect our market share to increase, since as a locally owned and independent financial institution, we are well positioned to meet the financial needs of the businesses and individuals in the communities we serve. The size of our institution affords us the opportunity to provide our customers with the personalized service they expect and deserve. Mahoning National remains committed to our local community and will continue to provide quality financial services to the people of the Mahoning Valley.

Vincent R. Roth, Senior Vice President of Consumer Loans, retired in July after 39 years of service with our organization. Vince, who joined Mahoning National in 1957, held several positions in our Bank before becoming head of Consumer Loans in 1990; we thank him for his numerous contributions to Mahoning National and we wish Vince a long, happy and healthy retirement.

We would like to express our sincere appreciation for the support and counsel of Dr. Dominic A. Bitonte, who retired from the Board of Mahoning National Bank in July. After 20 years of distinguished service to the Bank's Board, Dominic has been designated Director Emeritus; he continues his term as a Director of Mahoning National Bancorp, Inc.

We welcome Dr. David A. Bitonte to the Board of Mahoning National Bank. David, who joined the Board in August, serves as President of Alliance Anesthesia, Inc. and brings to our organization additional insights and perspectives in business management.

We extend our sympathies to the family of Warren P. Williamson, Jr., Director Emeritus of Mahoning National Bank, who passed away in July. Mr. Williamson served as a Director of Mahoning National Bank from 1946 to 1988; his many years of dedicated service to our Bank is recognized and appreciated by all. A broadcasting pioneer in the Mahoning Valley, Mr. Williamson will be fondly remembered and greatly missed by all who knew him.

We also offer our condolences to the family of Ralph W. Skerratt, Jr., Director Emeritus of Mahoning National Bank who passed away in October. Mr. Skerratt served as a Director of Mahoning National Bank from 1975 to 1989 and his 14 years of loyal service to the Bank is hereby gratefully acknowledged.

It is the objective of The Mahoning National Bank, as a locally owned and independent financial institution, to provide a full range of financial products and services to our clientele. We

                                  [MNB logo]
strive to achieve profit levels which assure the continued growth of our organization for the benefit of our stockholders, customers, employees and the community we serve.

The one standard for which Mahoning National strives is excellence in the quality of our products and services, and in our relationships with people--our customers, our employees, our community and our stockholders.

To meet the standard, we are committed to:

- Offering financial products and services of excellent quality and value;

- Realizing superior levels of financial performance;

- Achieving consistently higher levels of asset growth;

- Generating the profits required to fuel our growth; and

- Developing people who contribute superior performance in all levels.

Meeting that commitment will require us to extend ourselves in our planning, executing our plans and following up on our daily tasks without sacrificing quality service to our customers. Bankwide, we must strive to raise the level of expectation associated with both collective and individual performance.

Be assured, the Board and management of Mahoning National Bancorp, Inc. appreciate the continued support and interest of our stockholders. Your Company has accomplished a great deal during the past year and we continue to build a solid foundation to meet the challenges of an ever changing financial services industry.

Our high expectations for the future are founded on the financial strength of our organization and the abilities of our employees. We are confident of our ability to contribute significantly to the continued success of the community we serve.


For the Board of Directors


/s/ Gregory L. Ridler

Gregory L. Ridler
Chairman of the Board,
President and Chief Executive Officer




[PHOTO]

Residents of Boardman and the surrounding communities enjoy the sights and sounds of "Music in the Park," a Mahoning National Bank-sponsored event at the Boardman Township Park.

Contributing
     to Our
        Community

[PHOTO]

Breen Bannon, Manager of our Brookfield Office, helps passengers out of the Brookfield Senior Citizens Van to do their banking after picking them up at their places of residence.



Local Investment

Since its founding in 1868, Mahoning National Bank has steadfastly served residents of the Mahoning Valley as an independent and locally-owned financial institution and has become vital to the growth and prosperity of the community, assisting in the increase of economic activity throughout the Valley.

Today, Mahoning National continues to play an important role in the growth and success of all facets of our community. Whether it's on Main Street or on the farm, in our schools or in the factory, Mahoning National is helping people realize their dreams in many ways, especially through our local lending efforts, resulting in increased employment opportunities and major economic advancement.

As we progress toward the next millennium, Mahoning National Bank has taken great strides to ensure a better future for the residents of the Mahoning Valley. It has continuously upheld its commitment to reinvesting in the community and assuring its involvement in numerous financial, civic and community organizations and activities.

From continual enhancements in our products, services and customer relations to charitable donations and community care programs, Mahoning National and its employees are helping to establish a better way of life.

Community Interest

Each year, Mahoning National Bank's involvement with local charities and volunteer organizations increases dramatically. This past year, Mahoning National raised over $70,000 during the United Way's "Pacesetter" campaign; employee donations alone approximated $30,000. All monies raised will benefit over 30 local agencies, such as the Sojourner House, the Visiting Nurse Association and the Millcreek Children's Center, to help fund programs that strengthen family units, promote self-sufficiency and aid Mahoning Valley's youth, disabled and elderly.

Mahoning National Bank also donated funds to the Cortland Community to help it purchase materials to build a playground in the Bazetta Township Park. The community saved over $160,000 by enlisting the help of volunteers -- who included MNB employees Mark Homrighouse, Manager of our Cortland Office, and Kimberly G. Hebb, Assistant Compliance Officer -- to construct the playground, which now provides children with a safe, friendly environment and a challenging place to play.

The Cortland community wasn't the only area this year to make positive changes in the Valley through funds donated by Mahoning National Bank; MNB was also a major contributor to the development of a series of new baseball fields in the Boardman Community referred to as the "Fields of Dreams."

From the young to the young at heart, everyone benefits from Mahoning National's commitment to the community. Breen Bannon, Manager of our Brookfield Office, volunteers every Tuesday to lend a helping hand as the driver of the Senior Citizens Van in Brookfield. Picking up passengers at their places of residence, Breen transports participants to their various destinations throughout the Valley, from doctor's offices to grocery stores to, of course, Mahoning National Bank. Senior citizens, Medicare recipients and mildly handicapped or disabled residents in Brookfield are all eligible for this highly successful volunteer transportation service.

This past spring, in a conscious effort to beautify downtown Youngstown, sixteen Mahoning National Bank employees volunteered for "Operation Beautification," an intensive, one-day clean up event. By taking part in this action-oriented task force, sponsored by area businesses and organizations, MNB employees made immediate aesthetic improvements and enhancements to existing and available properties in the downtown area.

                                  [MNB logo]

                                    [PHOTO]

                             LITTLE LEAGUE BASEBALL

Tom Gacse, Mahoning National's Legal Counsel, gives a few batting pointers while coaching one of the many Bank-sponsored little league baseball teams.

                                    [PHOTO]

Wilson High School Principal Vincent Procopio (l) poses with senior Christine Calabretta as she accepts a $500 Mahoning National Bank scholarship, which was presented by Ron Clifton, Manager of our South Side Office.



A Valley Commitment

Mahoning National Bank has a long-standing tradition of supporting programs and activities that focus on the betterment of the quality of life in our community. From sponsoring such events as "Music in the Park" and Little League Baseball and Soccer teams to participating as a major corporate sponsor for WKBN TV-27's Caring For Our Community program, MNB contributes time and money to develop community projects and help Valley residents in need.

Mahoning National has always had a special commitment to the Valley's youth and its educational system. The "ABCs of Giving," a special event held as part of Caring For Our Community, provides residents with a chance to give underprivileged children a better start at the beginning of the school year by donating school supplies to those whose families are unable to afford them. The Bank furthered this commitment to education by continuing our sponsorship of the "Adopt-A-School Program," awarding two area youths a $500 scholarship through the Youngstown State University Foundation to help defer the expenses of higher education. Mahoning National also awarded Savings Bonds each month to "Students of the Month" at both Woodrow Wilson High and Kirkmere Elementary, the two schools sponsored in the program.

Child safety was the focus of the "Kids Identi-kit," a Caring For Our Community event that was held at the Eastwood and Southern Park Malls. "Kids Identi-kit" assisted parents in assembling a free "kit" of important information regarding their children, which included a photo, fingerprints, video tape and a critical card with pertinent medical information. Nine Mahoning National Bank employees volunteered their time to help conduct the videotape sessions and photograph the participating children.

The spotlight on children continued with the "Warm Feelings" campaign, which involved the collection of warm winter clothing for the less fortunate in the Valley. Along with the Salvation Army, Mahoning National Bank helped organize the entire event, serving as both a drop-off site and a solicitor for donations. However, this wasn't the first joint venture between Mahoning National and the Salvation Army; each year, MNB and its employees also participate in the Salvation Army's "Red Kettle" and "Angel Tree" campaigns.

Mahoning National Bank is paving the way into the 21st Century with programs and services dedicated to the community. MNB offers local solutions, such as quick and convenient Small Business Loans and our Mortgage Assist Program (MAP), to help people's dreams become a reality. With its ongoing commitment to Valley residents, Mahoning National Bank is truly the local bank that does it all.

                                  [MNB logo]

                                    [PHOTO]

(Full page) With the help of Mahoning National Bank Marketing Director Karen DeSalvo (r) a local sheriff fingerprints a young boy as part of Caring for Our Community's "Kids Identi-kit."

(Inset) Liberty customers Jennifer (l) and Melissa Sanson donate school supplies during the "ABCs of Giving" campaign.

FINANCIAL
   INFORMATION



                            Net Income (in millions)

1992      5,664

1993      7,103

1994      8,560

1995     10,070

1996     11,611


                     Return on Average Equity (percentage)

1992      11.39

1993      13.22

1994      14.59

1995      15.37

1996      15.83

                     Return on Average Assets (percentage)

1992        .95

1993       1.13

1994       1.26

1995       1.40

1996       1.55

                                    Form 10-K
    A copy of Mahoning National Bancorp, Inc.'s Annual Report filed with the
     Securities and Exchange Commission will be available on March 31,1997 upon written request to: Norman E. Benden, Jr., Treasurer Mahoning National Bancorp, Inc. 23 Federal Plaza Youngstown, Ohio 44501-0479


                              Loans (in millions)

1992      343,185

1993      377,240

1994      425,367

1995      462,435

1996      477,795

                             Deposits (in millions)

1992      517,892

1993      542,690

1994      554,609

1995      574,808

1996      550,998

                              Assets (in millions)

1992      626,544

1993      657,468

1994      707,874

1995      720,135

1996      769,560

                                  [MNB logo]

COMPARATIVE
     FINANCIAL DATA


                                                                          Years ended December 31,
                                                  -------------------------------------------------------------------
(Amounts in thousands, except share data)             1996          1995          1994           1993         1992
---------------------------------------------------------------------------------------------------------------------
EARNINGS
    Interest income                               $   56,081    $   53,145     $   47,135    $   44,792    $   46,901
    Interest expense                                  22,982        22,193         17,410        17,650        21,074
                                                  -------------------------------------------------------------------
    Net interest income                               33,099        30,952         29,725        27,142        25,827
    Provision for loan losses                          2,625         1,900          1,900         2,405         3,700
    Non-interest income                                7,174         6,038          5,495         5,139         5,097
    Non-interest expense                              20,497        20,380         20,642        20,295        19,340
                                                  -------------------------------------------------------------------
    Income before income taxes                        17,151        14,710         12,678         9,581         7,884
    Income taxes                                       5,540         4,640          4,118         2,835         2,220
                                                  -------------------------------------------------------------------
    Income before cumulative effect of a
     change in accounting principle                   11,611        10,070          8,560         6,746         5,664
    Cumulative effect on prior years of change
     in accounting for income taxes                       --            --             --           357            --
                                                  -------------------------------------------------------------------
    Net income                                    $   11,611    $   10,070     $    8,560    $    7,103    $    5,664
                                                  ==========    ==========     ==========    ==========    ==========


YEAR END BALANCES
    Assets                                        $  769,560    $  720,135     $  707,874    $  657,468    $  626,544
    Loans                                            477,795       462,435        425,367       377,240       343,185
    Investment securities                            229,332       210,087        235,174       237,633       206,485
    Deposits                                         550,998       574,808        554,609       542,690       517,892
    Stockholders' equity                              77,095        69,641         60,031        55,764        50,818

AVERAGE BALANCES
    Assets                                        $  749,811    $  717,097     $  676,745    $  625,824    $  598,368
    Loans                                            478,237       445,594        407,028       369,266       326,665
    Investment securities                            225,042       221,580        226,952       206,023       211,595
    Deposits                                         565,219       558,546        547,450       523,799       499,263
    Stockholders' equity                              73,328        65,527         58,657        53,726        49,723

PER SHARE DATA (1)
    Shares outstanding                             6,300,000     3,150,000      3,150,000     1,575,000     1,575,000
    Net income (2)                                $     1.84    $     1.60     $     1.36    $     1.13    $      .90
    Dividends                                           0.565         0.465          0.395         0.342         0.307
    Book value                                         12.24         11.05           9.53          8.85          8.07

RATIOS
    Return on average assets                            1.55%         1.40%          1.26%         1.13%         0.95%
    Return on average equity                           15.83         15.37          14.59         13.22         11.39
    Net interest margin (3)                             4.78          4.68           4.76          4.73          4.74
    Stockholders' equity to assets                     10.02          9.67           8.48          8.48          8.11
    Dividends to net income                            30.66         29.09          29.07         30.38         34.20
    Loans to deposits                                  86.71         80.45          76.70         69.51         66.27
    Allowance for loan losses
     to total loans                                     1.70          1.55           1.57          1.38          1.14
    Non-performing loans
     to total loans                                     0.97          0.49           0.51          0.46          0.64

(1) Adjusted for 2:1 stock split in the form of a 100% stock dividend in 1996 and 1994.

(2) Includes a $.06 per share adjustment in 1993 for the cumulative effect on prior years of a change in accounting for income taxes (SFAS 109).

(3)   Tax equivalent basis

                                  [MNB logo]

CONSOLIDATED
     STATEMENTS OF FINANCIAL CONDITION


                                                                                          December 31,
                                                                                     ---------------------
(Amounts in thousands, except share data)                                              1996         1995
----------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks                                                           $ 29,257     $ 30,731
   Federal funds sold                                                                  19,500        2,800
   Investment securities available for sale - at market value                         143,600      128,397
   Investment securities held to maturity - at cost
     (Market value $85,646 in 1996 and $82,255 in 1995)                                85,732       81,690
   Loans                                                                              477,795      462,435
     Less allowance for possible loan losses                                            8,112        7,156
                                                                                     ----------------------
         Net loans                                                                    469,683      455,279
   Bank premises and equipment                                                          8,981        9,502
   Other assets                                                                        12,807       11,736
                                                                                     ---------------------
         Total assets                                                                $769,560     $720,135
                                                                                     ========     ========

----------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Liabilities
   Deposits
     Non-interest bearing                                                            $ 70,706     $ 73,432
     Interest bearing
       Savings                                                                        282,929      292,494
       Time                                                                           197,363      208,882
                                                                                     ---------------------
         Total deposits                                                               550,998      574,808
   Federal funds purchased and securities
     sold under agreement to repurchase                                               122,467       65,042
   Short term borrowings                                                               10,235        5,424
   Long term borrowings                                                                 4,065        1,302
   Other liabilities                                                                    4,700        3,918
                                                                                     ---------------------
         Total liabilities                                                            692,465      650,494
                                                                                     ---------------------
   Commitments and contingencies


----------------------------------------------------------------------------------------------------------
Stockholders' Equity
   Common stock (No par value, $1 stated value in 1996,
       $10 par value in 1995)
     Authorized - 15,000,000 shares in 1996 and 7,000,000 shares in 1995, issued and outstanding - 6,300,000 shares in 1996 and
     3,150,000 shares in 1995                                                           6,300       31,500
   Additional paid-in capital                                                          44,100       15,750
   Retained earnings                                                                   26,627       21,725
   Unrealized gain on investment securities
     available for sale, net of deferred taxes                                             68          666
                                                                                     ---------------------
         Total stockholders' equity                                                    77,095       69,641
                                                                                     ---------------------
         Total liabilities and stockholders' equity                                  $769,560     $720,135
                                                                                     ========     ========

                The accompanying notes are an integral part of these statements.

                                  [MNB logo]

CONSOLIDATED
     STATEMENTS OF INCOME


                                                                Years ended December 31,
                                                         ----------------------------------
(Amounts in thousands, except per share data)               1996         1995        1994
-------------------------------------------------------------------------------------------
Interest Income
   Interest and fees on loans                            $ 42,397     $ 39,358     $ 33,865
   Interest on investment securities
      Taxable                                              12,490       12,462       12,405
      Nontaxable                                              894          712          597
   Interest on federal funds sold                             300          613          268
                                                         ----------------------------------
                                                           56,081       53,145       47,135
Interest Expense
   Interest on deposits                                    18,080       17,791       15,036
   Interest on federal funds purchased and securities
      sold under agreement to repurchase                    4,379        3,879        2,072
   Interest on short term borrowings                          303          439          235
   Interest on long term borrowings                           220           84           67
                                                         ----------------------------------
                                                           22,982       22,193       17,410
                                                         ----------------------------------
         Net interest income                               33,099       30,952       29,725
Provision for Loan Losses                                   2,625        1,900        1,900
                                                         ----------------------------------
         Net interest income after provision
            for loan losses                                30,474       29,052       27,825
Other Operating Revenue
   Trust department income                                  2,837        2,441        2,184
   Service charges on deposit accounts                      3,623        2,840        2,525
   Other service charges                                      756          711          648
   Other revenue                                              277          201          223
   Loss on sale of investment securities
      available for sale                                     (319)        (155)         (85)
                                                         ----------------------------------
                                                            7,174        6,038        5,495
Other Operating Expenses
   Salaries and employee benefits                          10,789       10,385       10,054
   Net occupancy expense                                    1,485        1,661        1,619
   Equipment rental, depreciation and maintenance           1,727        1,603        1,946
   Federal deposit insurance                                    2          636        1,214
   State franchise tax                                      1,028          899          835
   Other expenses                                           5,466        5,196        4,974
                                                         ----------------------------------
                                                           20,497       20,380       20,642
                                                         ----------------------------------
      Income before income taxes                           17,151       14,710       12,678
Income Tax Expense                                          5,540        4,640        4,118
                                                         ----------------------------------
Net Income                                               $ 11,611     $ 10,070     $  8,560
                                                         ========     ========     ========
Net Income per Common Share                              $   1.84     $   1.60     $   1.36
                                                         ========     ========     ========

The accompanying notes are an integral part of these statements.


                                  [MNB logo]

CONSOLIDATED
     STATEMENTS OF CHANGE IN STOCKHOLDERS' EQUITY


                                                                          Years ended December 31, 1996, 1995  and 1994
                                                                 --------------------------------------------------------------
                                                                         Additional            Unrealized Gain (Loss)  Total
                                                                 Common   Paid-in    Retained  on Available for Sale   Stockholders'
(Amounts in thousands, except share data)                        Stock    Capital    Earnings  Investment Securities   Equity

Balance at January 1, 1994                                       $ 15,750   $  8,500    $ 31,514           --          $ 55,764
   Unrealized gain on adoption of SFAS No. 115 at
      January 1, 1994 on available for sale
      investment securities, net of deferred taxes                     --         --          --     $    232               232
   Net income for 1994                                                 --         --       8,560           --             8,560
   Stock split in the form of a dividend                           15,750         --     (15,750)          --                --
   Transfer from retained earnings to additional paid-in capital       --      7,250      (7,250)          --                --
   Increase in unrealized loss on available for sale
      investment securities, net of deferred taxes                     --         --          --       (2,036)           (2,036)
   Cash dividends paid - $.395 per share                               --         --      (2,489)          --            (2,489)
                                                                 --------------------------------------------------------------
Balance at December 31, 1994                                       31,500     15,750      14,585       (1,804)           60,031
   Net income for 1995                                                 --         --      10,070           --            10,070
   Increase in unrealized gain on available for sale
      investment securities, net of deferred taxes                     --         --          --        2,470             2,470
   Cash dividends paid - $.465 per share                               --         --      (2,930)          --            (2,930)
                                                                 --------------------------------------------------------------
Balance at December 31, 1995                                       31,500     15,750      21,725          666            69,641
   Par value eliminated from common stock,
      stated value of $1 per share established                    (28,350)    28,350          --           --                --
   Stock split in the form of a dividend                            3,150        --       (3,150)          --                --
   Net income for 1996                                                 --         --      11,611           --            11,611
   Decrease in unrealized gain on available for sale
      investment securities, net of deferred taxes                     --         --          --         (598)             (598)
   Cash dividends paid - $.565 per share                               --         --      (3,559)          --            (3,559)
                                                                 --------------------------------------------------------------
Balance at December 31, 1996                                     $  6,300   $ 44,100    $ 26,627     $     68          $ 77,095
                                                                 ========   ========    ========     ========          ========

The accompanying notes are an integral part of these statements.

                                  [MNB logo]

CONSOLIDATED
     STATEMENTS OF CASH FLOWS


                                                                                     Years ended December 31,
                                                                                ----------------------------------

(Amounts in thousands)                                                             1996        1995         1994
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
   Net income                                                                   $ 11,611     $ 10,070     $  8,560
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Depreciation                                                              1,072          980          863
         Provision for loan losses                                                 2,625        1,900        1,900
         Amortization and accretion of discounts and premiums                        (92)         788        1,049
         Amortization of deferred loan costs                                         975        1,488        1,218
         Deferred tax (benefit) expense                                              (71)         175         (253)
         Loss on sale of investment securities available for sale                    319          155           85
         Loss on assets sold                                                          16           72           26
         Increase (decrease) in taxes payable                                        274         (231)          67
         (Increase) decrease in interest receivable                                 (167)         503       (1,110)
         Increase in interest payable                                                 37          233          150
         Increase (decrease) in other liabilities                                    470         (612)         130
         Increase in other assets                                                   (224)      (1,778)        (618)
                                                                                ----------------------------------
         Net cash provided by operating activities                                16,845       13,743       12,067
Cash flows from investing activities
   Proceeds from the sales of investment securities available for sale            24,658       30,129        9,883
   Proceeds from maturities of investment securities held to maturity             32,575       52,942       46,255
   Proceeds from maturities of investment securities available for sale           27,367       29,412       23,142
   Purchase of investment securities held to maturity                            (36,738)     (19,735)     (24,797)
   Purchase of investment securities available for sale                          (68,254)     (64,845)     (55,893)
   Net increase in loans                                                         (18,292)     (40,030)     (49,764)
   Net (increase) decrease in federal funds sold                                 (16,700)        (100)       4,300
   Capital expenditures                                                             (565)      (2,989)      (1,247)
                                                                                ----------------------------------
         Net cash used in investing activities                                   (55,949)     (15,216)     (48,121)
Cash flows from financing activities
   Net (decrease) increase in deposits                                           (23,810)      20,199       11,919
   Net increase (decrease) in federal funds purchased and
      securities sold under agreement to repurchase                               57,425      (16,205)      41,415
   Net increase (decrease) in short term borrowings                                4,811         (672)      (8,904)
   Proceeds from long term borrowings                                              3,500           --        1,400
   Payments on long term borrowings                                                 (737)         (60)         (38)
   Dividends paid                                                                 (3,559)      (2,930)      (2,489)
                                                                                ----------------------------------
         Net cash provided by financing activities                                37,630          332       43,303
                                                                                ----------------------------------
         Net (decrease) increase in cash and cash equivalents                     (1,474)      (1,141)       7,249
Cash and cash equivalents at beginning of year                                    30,731       31,872       24,623
                                                                                ----------------------------------
Cash and cash equivalents at end of year                                        $ 29,257     $ 30,731     $ 31,872
                                                                                ========     ========     ========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest                                                                  $ 22,945     $ 21,960     $ 17,260
                                                                                ========     ========     ========
      Income taxes                                                              $  5,355     $  4,719     $  4,340
                                                                                ========     ========     ========
   Non-cash transactions:
      Transfer from loans to other real estate owned                            $    287     $     97     $     --
                                                                                ========     ========     ========
      Transfer of investment securities from
         held to maturity to available for sale                                 $     --     $ 32,586     $     --
                                                                                ========     ========     ========

The accompanying notes are an integral part of these statements.

                                  [MNB logo]

NOTES
     TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

SUMMARY OF ACCOUNTING POLICIES

The financial information presented is prepared in accordance with generally accepted accounting principles (GAAP) and general policies within the financial services industry. Unless otherwise indicated amounts are in thousands, except per share data.

1.  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Mahoning National Bancorp, Inc. (the Company) and its wholly owned subsidiary The Mahoning National Bank of Youngstown (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

2.  INDUSTRY SEGMENT INFORMATION

    The Corporation is a one bank holding company engaged in the business of commercial and retail banking, and trust and investment services, with operations conducted through its main office and branches located throughout Mahoning and Trumbull Counties of Ohio. Mahoning and Trumbull Counties provide the source for substantially all of the Corporation's deposit, loan and trust activities. The majority of the Corporation's income is derived from commercial and retail business lending activities and investments.

3.  USE OF ESTIMATES

    In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, the realization of deferred tax assets, fair values of certain securities, the determination and carrying value of impaired loans, the carrying value of loans held for sale, the carrying value of other real estate, depreciation of premises and equipment, the post-retirement benefit obligation, the actuarial present value of pension benefit obligations, net periodic pension expense and prepaid pension costs recognized in the Corporation's financial statements. Estimates that are more susceptible to change in the near term include the allowance for loan losses and the fair value of certain securities.

4.  CASH AND CASH EQUIVALENTS

    The Company includes demand deposits at other financial institutions and clearance accounts as cash equivalents.

5.  INVESTMENT AND AVAILABLE FOR SALE SECURITIES

    On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS), "Accounting for Certain Investments in Debt and Equity Securities." The statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. Those investments are classified in up to three categories and accounted for based on the respective classification. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost (note C). Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included currently in income. Equity securities and debt securities classified as neither held to maturity or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity (note B). The Company did not classify any debt or equity securities as trading securities in 1996, 1995 or 1994. Realized gains and losses from sales of debt and equity securities are determined by specific identification of the security sold. Substantially all interest earned from obligations of state and political subdivisions is not subject to federal income tax.

6.  LOANS

    Loans are stated at the principal amount outstanding net of the unamortized balance of deferred direct loan origination fees and costs (note D). These net deferred fees and costs are amortized over the lives of the related loans as an adjustment to interest income using the interest method. Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off to interest income to the extent of all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

    The carrying value of loans classified as impaired is periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in the provision for loan losses.

    On January 1, 1996, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires that a mortgage banking enterprise recognize as a separate asset, rights to service mortgage loans for others, however those servicing rights are acquired. In circumstances where mortgage loans are originated, separate asset rights to service mortgage loans are only recorded when the Company intends to sell such loans. Mortgage servicing assets are amortized against future service fee income based on the anticipated life of the loans sold. The adoption of this new statement did not have a material impact on the Company's consolidated financial position or results of operations.

    Loans held for sale are reported at the lower of cost or market value in the aggregate.

7.  ALLOWANCE FOR POSSIBLE LOAN LOSSES

    The determination of the balance of the allowance for possible loan losses is based on analysis of loans and evaluation of among other items, economic factors, identified problem loans, delinquencies and charge-off experience; and reflects an amount which, in management's judgment, is adequate to provide for potential loan losses. The annual provision for loan losses is charged as an operating expense on the consolidated statement of income (note E).

    In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement, which was amended by SFAS No. 118, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral. The Company adopted the Statement effective January 1, 1995, without material effect on consolidated financial condition or results of operations.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all

                                  [MNB logo]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A CONTINUED

    amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans, consumer installment loans and credit card loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in impaired commercial loans, nonresidential mortgage loans and nonrated industrial development obligations, such loans are generally collateral-dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

    It is the Company's policy to charge off unsecured commercial credits that are more than ninety days delinquent. Similarly, collateral-dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

8.  BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is less (note F).

9.  OTHER REAL ESTATE OWNED

    Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptances of deeds in lieu of foreclosure. These properties are included in other assets initially at the lower of cost or fair value, less estimated selling costs. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is reflected as a charge to income. Expenses to carry other real estate are charged to operations as incurred. Other real estate at December 31, 1996 and 1995 totaled $269 thousand and $36 thousand, respectively.

10. INCOME TAXES

    The Company follows the liability method of accounting for income taxes. The liability method provides that deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

11. BENEFIT PLANS

    The Bank provides certain health care and life insurance benefits for certain retired employees with twenty or more years of service. The Company records an accrual for the estimated costs of providing postretirement benefits over the employee service periods. Upon adoption of SFAS 106, the Company elected to defer recognition of the accumulated postretirement benefit obligation existing at January 1, 1993 (transition obligation) of approximately $2.134 million. The transition obligation is being amortized as part of postretirement costs over a twenty year period. The funding of these benefits is made as incurred (note K).

    The Bank maintains a non-contributory defined benefit pension plan covering substantially all full-time employees. Benefit payments for normal retirement are based on employees' years of service and highest five year average compensation. The Bank's policy is to contribute an amount annually to the plan that is tax deductible under the Internal Revenue Code. Plan assets consist principally of U.S. government securities and listed stocks and bonds. Pension expense is computed in accordance with SFAS Nos. 87 and 88 (note K).

    The Bank has established deferred compensation and phantom stock plans with certain officers and an elective contributory defined contribution 401 (k) plan which is offered to substantially all employees. The cost of the deferred compensation and phantom stock plans are recognized over the participants respective vesting schedules of five to twenty-one years. Bank contributions to the 401 (k) plan, which are discretionary, are expensed when determined. The Company recognized expenses totaling $251 thousand, $420 thousand and $92 thousand in connection with these benefit plans for the years ended December 31, 1996, 1995 and 1994, respectively.

12. EARNINGS PER SHARE

    Earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the year. Weighted average shares outstanding for each of the years ended 1996, 1995 and 1994 were
    6.300 million. Weighted-average shares outstanding for the years ended 1995 and 1994 have been adjusted for a 2 for 1 stock split effected in the form of a stock dividend in 1996 (note M).

13. TRUST DEPARTMENT ASSETS AND INCOME

    Property (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers is not included in the accompanying consolidated statements of financial condition since such items are not assets of the Bank. Trust department income is recognized on the cash basis which materially approximates amounts that would be recognized under the accrual method.

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The consolidated financial statements include estimated fair value information as of December 31, 1996 and 1995, as required by SFAS 107. Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in SFAS 107 and does not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which may vary widely among different financial institutions and which are subject to change (note N).

    The following methods and assumptions were used by the Company in estimating financial instrument fair values:

    Cash and cash equivalents and federal funds sold
    ------------------------------------------------
    The statement of financial condition carrying amounts for cash and federal funds sold equal the estimated fair values of such assets.

    Investment securities
    ---------------------
    Fair values for investment securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    Loans receivable
    ----------------
    For variable rate loans that reprice frequently and which entail no significant change in credit risk, fair values are based on the carrying values. The estimated fair values of fixed rate loans are estimated based on discounted cash flow analyses using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

                                  [MNB logo]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A CONTINUED


    Off-balance sheet instruments
    -----------------------------
    The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit through loans approved, but not yet funded, lines of credit and standby letters of credit. Since some of these commitments may not be utilized, or utilized in amounts less than the total committed, the total commitment amounts do not necessarily represent future cash requirements. Management has determined that due to the uncertainties of cash flows and difficulty in predicting the timing of such cash flows, fair values could not be reasonably estimated for these instruments. However, such amounts would not be significant.

    Accrued interest
    ----------------
    The carrying amounts of accrued interest receivable and accrued interest payable approximate their fair values.

    Deposit liabilities
    -------------------
    The fair values estimated for deposits subject to withdrawal on demand (e.g., interest and non-interest bearing checking accounts, savings accounts, and certain types of money market accounts) are, by definition, equal to the amount payable at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate time deposits approximate their fair values at the reporting date. Fair values of fixed rate time deposits are estimated using discounted cash flow analyses using interest rates currently offered to a schedule of aggregated expected time deposit maturities.

    Short term borrowings
    ---------------------
    The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short term borrowings approximate their fair values.

    Long term borrowings
    --------------------
    The fair value of fixed-rate long term borrowings are estimated using discounted cash flow analyses at interest rates currently offered to the borrowing repayment schedules.

15. RECLASSIFICATIONS

    Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year presentation. The reclassifications had no effect on net income or stockholders' equity.

NOTE B

INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair values of investment securities available for sale at December 31, 1996 and 1995 are as follows:


                                                              1996                                          1995
------------------------------------------------------------------------------------------------------------------------------------
                                                         Gross      Gross     Estimated                Gross      Gross    Estimated
                                            Amortized  Unrealized Unrealized    Fair     Amortized   Unrealized Unrealized   Fair
(Amounts in thousands)                         Cost      Gains      Losses      Value       Cost       Gains     Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                    $ 70,124    $  346    $ (190)    $ 70,280    $ 54,737    $   775    $ (197)    $ 55,315
Securities of other U.S.
  government agencies                         54,808       158      (295)      54,671      54,944        349      (118)      55,175
Obligations of states and
  political subdivisions                       9,787        93        (6)       9,874       7,506        103        (2)       7,607
Mortgage-backed securities and
  collateralized mortgage obligations          5,402        27       (27)       5,402       6,975        115        --        7,090
                                            ---------------------------------------------------------------------------------------
Total debt securities available for sale     140,121       624      (518)     140,227     124,162      1,342      (317)     125,187
Federal Reserve Bank Stock                       945        --        --          945         945         --        --          945
Federal Home Loan Bank Stock                   2,428        --        --        2,428       2,265         --        --        2,265
                                            ---------------------------------------------------------------------------------------
Total investment securities
  available for sale                        $143,494    $  624    $ (518)    $143,600    $127,372    $ 1,342    $ (317)    $128,397
                                            ========    ======    ======     ========    ========    =======    ======     ========

Pledged securities                          $127,621                         $127,619    $ 91,900                          $ 92,380
                                            ========                         ========    ========                          ========

The amortized cost and estimated fair values of debt securities at December 31, 1996, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Estimated
                                             Amortized       Fair
                                               Cost         Value
                                             ---------------------
Due in one year or less                      $ 26,395     $ 26,588
Due after one year through five years         108,200      108,111
Due after five years through ten years            124          126
                                             ---------------------
                                              134,719      134,825
Mortgage-backed securities and
  collateralized mortgage obligations           5,402        5,402
                                             ---------------------
Total debt securities available for sale     $140,121     $140,227
                                             ========     ========

Proceeds from the sales of securities available for sale during 1996, 1995 and 1994 were $24.658 million, $30.129 million and $9.883 million, respectively. Gross gains and losses in 1996 were $0 and $319 thousand, respectively. Gross gains and losses in 1995 were $84 thousand and $239 thousand, respectively. Gross gains and losses in 1994 were $0 and $85 thousand, respectively.


                                  [MNB logo]

Notes to Consolidated Financial Statements


NOTE B CONTINUED

During the fourth quarter of 1995, the Financial Accounting Standards Board permitted financial institutions a one-time opportunity to reassess the appropriateness of the designations of all securities held in their available for sale and held to maturity portfolios. As a result of this opportunity, the Company transferred from held to maturity to available for sale, debt securities (principally U.S. Treasury obligations) with a fair value of $32.286 million and a book value of $32.586 million.

The Company did not hold any off-balance sheet derivative financial instruments such as futures, forwards, swap or option contracts during 1996 or 1995. Included in the available for sale portfolio are mortgage backed securities and collateralized mortgage obligations which are subject to prepayment risk as a result of interest rate fluctuations.

NOTE C

INVESTMENT SECURITIES HELD TO MATURITY

The amortized cost and estimated fair values of investment securities held to maturity at December 31, 1996 and 1995 are as follows:

                                                                    1996                                      1995
------------------------------------------------------------------------------------------------------------------------------------
                                                              Gross      Gross   Estimated             Gross      Gross    Estimated
                                                  Amortized Unrealized Unrealized  Fair    Amortized Unrealized Unrealized   Fair
(Amounts in thousands)                              Cost      Gains     Losses     Value     Cost      Gains      Losses     Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                          $ 49,807  $     48  $   (224)  $ 49,631  $ 39,161  $    223  $    (79)  $ 39,305
Securities of other U.S. government agencies        24,527        67       (53)    24,541    34,571       396       (31)    34,936
Obligations of states and political subdivisions    11,338       104       (28)    11,414     7,898        67       (11)     7,954
Other debt securities                                   60        --        --         60        60        --        --         60
                                                  --------------------------------------------------------------------------------
Total debt securities                             $ 85,732  $    219  $   (305)  $ 85,646  $ 81,690  $    686  $   (121)  $ 82,255
                                                  ========  ========  ========   ========  ========  ========  ========   ========

Pledged securities                                $ 68,646                       $ 69,462  $ 65,990                       $ 66,685
                                                  ========                       ========  ========                       ========

The amortized cost and estimated fair values of debt securities at December 31, 1996, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        Estimated
                                           Amortized      Fair
                                              Cost        Value
                                            --------------------
Due in one year or less                     $24,691      $24,716
Due after one year through five years        61,036       60,925
Due after five years through ten years            5            5
                                            --------------------
                                            $85,732      $85,646
                                            =======      =======


During 1996, 1995 and 1994 there were no sales of investment securities held to maturity.

NOTE D

LOANS

The loan portfolio is comprised of:

                                                       December 31,
                                                 -------------------------
(Amounts in thousands)                              1996             1995
--------------------------------------------------------------------------
Residential mortgage loans                       $ 156,693       $ 144,708
Nonresidential mortgage loans                       95,312          86,757
Commercial and industrial loans                     87,130          80,310
Consumer loans to individuals                      127,947         138,443
Nonrated industrial development obligations          7,253           8,806
Other loans                                          2,481           2,732
                                                 -------------------------
                                                   476,816         461,756
Unearned discount                                     (123)           (149)
Unamortized deferred loan costs, net                 1,102             828
                                                 -------------------------
                                                 $ 477,795       $ 462,435
                                                 =========       =========

Residential mortgage loans held for sale at December 31, 1996 and 1995 totaled $394 thousand and $0, respectively.

Loans made to directors, executive officers, principal stockholders or to entities in which these persons are associated totaled $10.004 million and $14.165 million at December 31, 1996 and 1995, respectively. The terms and conditions of these loans are established within the normal lending policies of the Bank. A summary of transactions during 1996 is as follows:


Loan balances at January 1, 1996                  $     14,165
New loans during the year                               24,100
Repayment of loan principal                            (28,261)
                                                  ------------
Loan balances at December 31, 1996                $     10,004
                                                  ============

                                  [MNB logo]

Notes to Consolidated Financial Statements


NOTE E

ALLOWANCE FOR POSSIBLE LOAN LOSSES

Transactions in the allowance for possible loan losses are summarized as follows:

(Amounts in thousands)                          1996        1995        1994
--------------------------------------------------------------------------------
Balance at beginning of year                   $7,156      $6,694      $5,213
   Provision charged to operating expense       2,625       1,900       1,900
   Losses charged to allowance
      Mortgage loans                               71          72          43
      Installment loans                         1,981       1,439       1,000
      Credit card and related plans               308         183         108
      Commercial loans                           --           382           5
                                               ------------------------------
         Total charge-offs                      2,360       2,076       1,156
   Recoveries of loans charged-off
      Mortgage loans                               23         136          49
      Installment loans                           522         423         442
      Credit card and related plans                48          43          48
      Commercial loans                             98          36         198
                                               ------------------------------
         Total recoveries                         691         638         737
                                               ------------------------------
Balance at end of year                         $8,112      $7,156      $6,694
                                               ======      ======      ======

Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" and No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure" were adopted on January 1, 1995. Information required under SFAS No. 114 and SFAS No. 118 is as follows for the years ended December 31;

(Amounts in thousands)                                                   1996      1995
---------------------------------------------------------------------------------------
Year-end impaired loans with no allowance for loan losses allocated      $319      $258
Year-end impaired loans with allowance for loan losses allocated          890       372
Amount of the allowance allocated                                         350       125
Average of impaired loans during the year                                 663       859
Interest income recognized during impairment                                2         2
Cash-basis interest income recognized                                       2         2

Loans with carrying values of $287 thousand and $97 thousand were transferred to other real estate owned in 1996 and 1995, respectively.

NOTE F

BANK PREMISES AND EQUIPMENT


Bank premises and equipment are summarized as follows:

                                                    December 31,
(Amounts in thousands)                           1996         1995
-------------------------------------------------------------------
Buildings and improvements                     $ 5,920      $ 5,732
Furniture, fixtures and equipment                5,869        5,739
Leasehold improvements                           2,228        2,274
                                               --------------------
                                                14,017       13,745
Accumulated depreciation and amortization        6,871        6,053
                                               --------------------
                                                 7,146        7,692
Construction in progress                            18           --
Land                                             1,817        1,810
                                               --------------------
                                               $ 8,981      $ 9,502
                                               =======      =======

NOTE G

DEPOSITS


The aggregate amount of short-term interest bearing time deposits, each with a minimum denomination of $100 thousand or more, was approximately $19.048 million and $17.045 million in 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities of time deposits were as follows:

                           1997                      $133,053
                           1998                        35,770
                           1999                        16,161
                           2000                         7,475
                           2001 and thereafter          4,904
                                                     --------
                                                     $197,363
                                                     ========

                                  [MNB logo]

Notes to Consolidated Financial Statements

NOTE H

SHORT TERM BORROWINGS

Information pertaining to borrowings arising from federal funds purchased and securities sold under agreement to repurchase and U.S. Treasury demand note is summarized as follows:



(Amounts in thousands)                 1996            1995            1994
------------------------------------------------------------------------------
Average balance of borrowings
  outstanding during the year      $   101,883     $    86,199     $    65,349
Maximum balance of borrowings
  at any month end                 $   132,702     $   108,500     $    90,265
Weighted average interest rate:
  December 31                             4.58%           4.77%           4.79%
  For entire year                         4.60%           5.01%           3.53%

NOTE I

LONG TERM BORROWINGS


Advances from the Federal Home Loan Bank were collateralized as of December 31, 1996 by pledges of certain residential mortgage loans totaling $6.1 million and the Bank's investment in Federal Home Loan Bank stock. As of December 31, 1996, the Bank had two advances from the Federal Home Loan Bank in the amounts of $2.826 million at 4.90% and $1.239 million at 6.45%, with monthly principal and interest payments of $80 thousand and $12 thousand, respectively, maturing in 2000 and 2001, respectively.

NOTE J

INCOME TAXES

Federal income taxes consist of the following components:

(Amounts in thousands)        1996          1995        1994
--------------------------------------------------------------
Current expense             $   5,611     $  4,465    $  4,371
Deferred (benefit) expense        (71)         175        (253)
                            ----------------------------------
                            $   5,540     $  4,640    $  4,118
                            =========     ========    ========

The change in net deferred tax each year represents the effect of changes in the amounts of temporary differences. The Company has not established a valuation allowance as it is management's belief that it has adequate taxable income and carrybacks to realize the net deferred tax asset. The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:

(Amounts in thousands)                                          1996      1995
-------------------------------------------------------------------------------
Allowance for possible loan losses                             $2,839    $2,505
Deferred compensation, pension
   and other postretirement benefits                              352       322
Deferred loan fees and costs                                      135       170
Other                                                             253       189
                                                               ----------------
Total deferred tax assets                                       3,579     3,186
                                                               ----------------
Unrealized gain on investment securities available for sale        37       359
Investment securities accretion                                   215       127
Depreciation on premises and equipment                            326       319
Deferred pension                                                  170      --
FHLB stock dividends                                              150        93
                                                               ----------------
Total deferred tax liabilities                                    898       898
                                                               ----------------
Net deferred tax asset                                         $2,681    $2,288
                                                               ======    ======


A reconciliation setting forth the difference between the effective tax rate of the Company and the U.S. statutory rate is as follows:

                                                      Year ended December 31,
                                                   1996       1995       1994
------------------------------------------------------------------------------
Income tax at statutory rate                       35.0%      35.0%      35.0%
   Reductions in tax resulting from nontaxable
      investment and loan income                   (3.1)      (2.9)      (3.3)
   Other                                            0.4       (0.5)       0.8
                                                   ---------------------------
                                                   32.3%      31.6%      32.5%
                                                   ====       ====       ====

Tax benefits attributable to losses on sales of securities available for sale approximated $112 thousand, $54 thousand and $30 thousand for the years ended December 31, 1996, 1995 and 1994, respectively.


                                  [MNB logo]

Notes to Consolidated Financial Statements

NOTE K

BENEFIT PLANS


The components of pension expense for the years ended December 31, are as follows:

(Amounts in thousands)               1996          1995          1994
-----------------------------------------------------------------------
Service cost                       $   425       $   325       $   403
Interest cost                          611           527           495
Return on assets                    (1,199)         (961)          (49)
Net amortization and deferral          553           332          (432)
                                   -----------------------------------
                                   $   390       $   233       $   417
                                   =======       =======       =======


The following table sets forth the plan's funded status and amount recognized in the accompanying statements of financial condition as of December 31, 1996 and 1995:

(Amounts in thousands)                                          1996         1995
----------------------------------------------------------------------------------
Accumulated benefit obligation (substantially all vested)     $ 6,647      $ 5,811
Salary increases                                                2,626        2,536
                                                              --------------------
Projected benefit obligation                                    9,273        8,347
Plan assets - at fair value                                     8,799        7,008
                                                              --------------------
Plan assets less than projected benefit obligation               (474)      (1,339)
Unrecognized net loss                                           1,116        1,505
Remaining balance of initial unrecognized net asset               (27)         (53)
Unrecognized prior service cost                                  (138)        (171)
                                                              --------------------
Prepaid (accrued) pension cost                                $   477      $   (58)
                                                              =======      =======


The discount rate and average rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligation and the expected return on the plan assets are summarized below:

                                            1996       1995       1994
------------------------------------------------------------------------
Discount rate                               7.25%      7.25%      8.25%
Increase in future compensation levels      5.00%      5.00%      5.00%
Expected return on assets                   9.75%      9.75%      9.75%


The components of postretirement benefit expense for the years ended December 31, are as follows:

(Amounts in thousands)                   1996    1995    1994
-------------------------------------------------------------
Service cost                             $ --    $ 37    $ 34
Interest cost                             141     211     156
Amortization of transition obligation     101     130     107
                                         --------------------
                                         $242    $378    $297
                                         ====    ====    ====


The following table sets forth the plan's funded status and amount recognized in the accompanying statements of financial condition as of December 31, 1996 and 1995:

(Amounts in thousands)                                     1996         1995
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO)
     Retirees                                           $ (1,767)     $(2,081)
Unrecognized transition obligation                           859          913
Unrecognized loss                                            621          881
                                                        ---------------------
Accrued postretirement cost
     included in other liabilities                      $   (287)     $  (287)
                                                        ========      =======


For purposes of measuring the expected postretirement benefit obligation, an 11 percent annual rate of health care cost increase was assumed, with the rate decreasing gradually to 6 percent in 2003 and remaining at that level thereafter. If the health care cost trend rate was increased by 1 percent, the APBO as of December 31, 1996 would have increased by approximately 4 percent. The effect of this change on the aggregate of service and interest cost for 1996 would be an increase of approximately 16 percent. The assumed discount rate used to measure the APBO at December 31, 1996 and 1995 was 7.25 and 8.25 percent, respectively.

In November 1995, the Company increased the amount of employer provided life insurance on all active employees, however coverage is discontinued at retirement or other termination of employment. In addition, the Company discontinued providing medical benefits for any employee retiring after December 31, 1995. These changes will allow the Company to have greater control over health care costs and will reduce postretirement benefit expense in future years.


                                  [MNB logo]

Notes to Consolidated Financial Statements

NOTE L

COMMITMENTS AND CONTINGENCIES

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

At year-end 1996 and 1995, reserves of $11.606 million and $10.537 million were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in the Mahoning Valley. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions.

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit through loans approved, but not yet funded, lines of credit and standby letters of credit. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank evaluates each customer's creditworthiness on a case-by-case basis, and the amount of collateral obtained is based upon the credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, stocks, bonds, certificates of deposit and other deposit accounts, real estate and vehicles. Commercial loans may also require the personal guarantees of various business owners and/or key management.

The commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of these commitments may not be utilized, or utilized in amounts less than the total committed, the total commitment amounts do not necessarily represent future cash requirements. The majority of the unfunded commitments at December 31, 1996 are variable rate commitments, with approximately 24% or $38 million having fixed rates. A summary of estimated commitments to extend credit at December 31, 1996 and 1995, follows:

(Amounts in thousands)             1996         1995
-------------------------------------------------------
                                Commitment   Commitment
                                  Amount       Amount
                                 ----------------------
Standby letters of credit        $ 13,080     $  9,743
Commitments to extend credit      131,586       99,908
Credit card arrangements            8,719        7,534
Unfunded loans in process           6,615        9,825
                                 ---------------------
                                 $160,000     $127,010
                                 ========     ========

NOTE M

STOCKHOLDERS' EQUITY


On April 15, 1996, the Board of Directors authorized a stock split in the amount of 3,150,000 shares. The stock split, effected in the form of a stock dividend, was issued on May 15, 1996. After issuance of the stock dividend, the Company had 6,300,000 shares of its 15,000,000 authorized shares of no par value common stock issued and outstanding. All net income and dividend per share information presented has been adjusted to reflect the stock split on a retroactive basis.

On March 19, 1996 at the Annual Stockholders Meeting of Mahoning National Bancorp, Inc., the stockholders approved increasing the authorized common shares of the Company from 7,000,000 shares to 15,000,000 shares, and to eliminate "par value" from its authorized common shares.

The approval of the Comptroller of the Currency is required for national banks to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 1996, approximately $8.180 million of undistributed earnings of the Bank was available for distribution to the parent company as dividends without prior regulatory approval.

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                             Capital to risk-
                             weighted assets     Tier 1 capital
                             Total     Tier 1   to average assets
                             ------------------------------------
Well capitalized              10%         6%         5%
Adequately capitalized         8%         4%         4%
Undercapitalized               6%         3%         3%


The Company was considered well capitalized as of December 31, 1996 and 1995.


                                  [MNB logo]

Notes to Consolidated Financial Statements

NOTE M

CONTINUED


At year end, actual capital levels and minimum required levels were:

                                                                                                 Minimum Required
                                                                                                    To Be Well
                                                                       Minimum Required          Capitalized Under
                                                                         For Capital            Prompt Corrective
(Amounts in thousands)                            Actual              Adequacy Purposes         Action Regulations
--------------------------------------------------------------------------------------------------------------------
                                             Amount      Ratio         Amount      Ratio         Amount      Ratio
--------------------------------------------------------------------------------------------------------------------
1996
Total capital (to risk weighted assets)
   Consolidated                            $   82,956   17.57%        $   37,774   8.00%        $   47,218   10.00%
   Bank                                    $   67,822   14.37%        $   37,769   8.00%        $   47,211   10.00%
Tier I capital (to risk weighted assets)
   Consolidated                            $   77,027   16.31%        $   18,887   4.00%        $   28,331    6.00%
   Bank                                    $   61,893   13.11%        $   18,884   4.00%        $   28,328    6.00%
Tier I capital (to average assets)
   Consolidated                            $   77,027   10.27%        $   29,992   4.00%        $   37,491    5.00%
   Bank                                    $   61,893    8.26%        $   29,989   4.00%        $   37,486    5.00%
1995
Total capital (to risk weighted assets)
   Consolidated                            $   74,733   16.27%        $   36,735   8.00%        $   45,919   10.00%
   Bank                                    $   74,632   16.26%        $   36,728   8.00%        $   45,911   10.00%
Tier I capital (to risk weighted assets)
   Consolidated                            $   68,975   15.02%        $   18,367   4.00%        $   27,551    6.00%
   Bank                                    $   68,876   15.00%        $   18,364   4.00%        $   27,546    6.00%
Tier I capital (to average assets)
   Consolidated                            $   68,975    9.62%        $   28,684   4.00%        $   35,854    5.00%
   Bank                                    $   68,876    9.60%        $   28,681   4.00%        $   35,851    5.00%


NOTE N

FAIR VALUE OF FINANCIAL INSTRUMENTS


The following table provides summary information on the fair value of financial instruments.

                                                     December 31,
                                           1996                        1995
                               -----------------------------------------------------------
                                Carrying        Estimated      Carrying       Estimated
                                Amount of     Fair Value of    Amount of    Fair Value of
                               Assets and      Assets and     Assets and     Assets and
(Amounts in thousands)        (Liabilities)   (Liabilities)  (Liabilities)  (Liabilities)
------------------------------------------------------------------------------------------
Cash and cash equivalents       $  29,257      $  29,257      $  30,731      $  30,731
Federal funds sold                 19,500         19,500          2,800          2,800
Investment securities             229,332        229,246        210,087        210,652
Loans receivable                  477,795        481,547        462,435        466,097
Accrued interest receivable         5,965          5,965          5,798          5,798
Deposits                         (550,998)      (551,070)      (574,808)      (575,458)
Short term borrowings            (132,702)      (132,702)       (70,466)       (70,466)
Long term borrowings               (4,065)        (4,022)        (1,302)        (1,314)
Accrued interest payable           (1,873)        (1,873)        (1,823)        (1,823)

                                  [MNB logo]

Notes to Consolidated Financial Statements


NOTE O

PARENT COMPANY FINANCIAL INFORMATION

STATEMENTS OF FINANCIAL CONDITION


                         Mahoning National Bancorp, Inc.
                              (Parent Company Only)
                                  December 31,

(Amounts in thousands)                   1996         1995
------------------------------------------------------------
Assets
   Cash                                $    55      $    16
   Short term deposits                  15,000           --
   Investment in subsidiary             61,962       69,542
   Other assets                             78           83
                                       --------------------
       Total assets                    $77,095      $69,641
                                       =======      =======
Stockholders' equity
   Common stock                        $ 6,300      $31,500
   Additional paid in capital           44,100       15,750
   Retained earnings                    26,695       22,391
                                       --------------------
       Total stockholders' equity      $77,095      $69,641
                                       =======      =======

STATEMENTS OF INCOME


                         Mahoning National Bancorp, Inc.
                              (Parent Company Only)
                        For the years ended December 31,

(Amounts in thousands)                                                1996           1995           1994
----------------------------------------------------------------------------------------------------------
Income
  Dividends from bank subsidiary                                    $ 18,644       $  2,980      $  2,524
  Interest income                                                         12           --            --
                                                                    -------------------------------------
                                                                      18,656          2,980         2,524
Expenses
  Other expenses                                                          94             66            51
                                                                    -------------------------------------
Income before tax benefit and equity in
  undistributed net income of subsidiary                              18,562          2,914         2,473
Income tax benefit                                                        31             23            17
                                                                    -------------------------------------
Income before equity in undistributed net income of subsidiary        18,593          2,937         2,490
Equity in undistributed net income of subsidiary                      (6,982)         7,133         6,070
                                                                    -------------------------------------
    Net income                                                      $ 11,611       $ 10,070      $  8,560
                                                                    ========       ========      ========

STATEMENTS OF CASH FLOW


                         Mahoning National Bancorp, Inc.
                              (Parent Company Only)
                        For the years ended December 31,

                  (Amounts in thousands)                         1996           1995           1994
------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                   $ 11,611       $ 10,070       $  8,560
    Adjustments to reconcile net income to
       net cash provided by operating activities
         Equity in undistributed net income of subsidiary         6,982         (7,133)        (6,070)
    Amortization                                                     14             14             14
    Increase in other assets                                         (9)           (23)           (17)
                                                               --------------------------------------
    Net cash provided by operating activities                    18,598          2,928          2,487
Cash flows from investing activities:
  Increase in short term deposits                               (15,000)          --             --
                                                               --------------------------------------
    Net cash used in investing activities                       (15,000)          --             --
Cash flows from financing activities:
  Cash dividends paid                                            (3,559)        (2,930)        (2,489)
                                                               --------------------------------------
  Net cash used in financing activities                          (3,559)        (2,930)        (2,489)
                                                               --------------------------------------
Net increase (decrease) in cash                                      39             (2)            (2)
  Cash at beginning of year                                          16             18             20
                                                               --------------------------------------
  Cash at end of year                                          $     55       $     16       $     18
                                                               ========       ========       ========


                                  [MNB logo]

Notes to Consolidated Financial Statements


NOTE P

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      1996
                                                                Three Months Ended
                                                 ------------------------------------------------
(Amounts in thousands, except per share data)    March 31     June 30    September 30 December 31
-------------------------------------------------------------------------------------------------
Interest income                                  $13,776      $13,936      $14,142      $14,227
Interest expense                                   5,676        5,671        5,834        5,801
                                                 ----------------------------------------------
Net interest income                                8,100        8,265        8,308        8,426
Provision for loan losses                            525          550          600          950
Non-interest income                                1,663        1,790        1,886        1,835
Non-interest expense                               5,103        5,124        5,158        5,112
                                                 ----------------------------------------------
Income before income taxes                         4,135        4,381        4,436        4,199
Income taxes                                       1,343        1,423        1,432        1,342
                                                 ----------------------------------------------
Net income                                       $ 2,792      $ 2,958      $ 3,004      $ 2,857
                                                 =======      =======      =======      =======

Per share data:
  Net income                                     $  0.44      $  0.47      $  0.48      $  0.45
  Dividends                                      $ 0.135      $ 0.135      $ 0.135      $ 0.160

                                                                     1995
                                                               Three Months Ended
                                                ---------------------------------------------
(Amounts in thousands, except per share data)   March 31     June 30 September 30 December 31
---------------------------------------------------------------------------------------------
Interest income                                  $12,765     $13,148    $13,450    $13,782
Interest expense                                   5,180       5,571      5,730      5,712
                                                 -----------------------------------------
Net interest income                                7,585       7,577      7,720      8,070
Provision for loan losses                            450         450        450        550
Non-interest income                                1,458       1,611      1,510      1,459
Non-interest expense                               5,107       5,077      4,915      5,281
                                                 -----------------------------------------
Income before income taxes                         3,486       3,661      3,865      3,698
Income taxes                                       1,159       1,187      1,256      1,038
                                                 -----------------------------------------
Net income                                       $ 2,327     $ 2,474    $ 2,609    $ 2,660
                                                 =======     =======    =======    =======


Per share data:
  Net income                                     $  0.37     $  0.39    $  0.42    $  0.42
  Dividends                                      $ 0.110     $ 0.110    $ 0.110    $ 0.135

                                  [MNB logo]

Report of Independent Auditors


                              [CROWE CHIZEK LOGO]


Board of Directors and Stockholders
Mahoning National Bancorp, Inc.


         We have audited the accompanying consolidated statement of financial condition of Mahoning National Bancorp, Inc. as of December 31, 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The December 31, 1995 and 1994 consolidated financial statements were audited by other auditors whose report dated January 19, 1996 expressed an unqualified opinion.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mahoning National Bancorp, Inc. as of December 31, 1996 and the consolidated results of its operations and its consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.




                                            /s/ Crowe, Chizek and Company LLP
Cleveland, Ohio
January 9, 1997                             Crowe, Chizek and Company LLP


                                  [MNB logo]

Report On Internal Control Structure Over Financial Reporting

                         MAHONING NATIONAL BANCORP, INC.
                                23 FEDERAL PLAZA
                           YOUNGSTOWN, OHIO 44501-0479


     Management is responsible for preparing financial statements and establishing and maintaining an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (call report instructions). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

     There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

     Management assessed the Company's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1996. This assessment was based on criteria for effective internal control over financial reporting described in Statement on Auditing Standards No. 55 "Consideration of the Internal Control Structure in a Financial Statement Audit" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. Based on this assessment, management believes that, as of December 31, 1996, Mahoning National Bancorp, Inc. maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.


/s/ Gregory L. Ridler                      /s/ Norman E. Benden, Jr.

Gregory L. Ridler                          Norman E. Benden, Jr.
Chairman of the Board,                     Treasurer
President and
Chief Executive Officer


                                  [MNB logo]

Independent Auditor's Report

                              [CROWE CHIZEK LOGO]


Board of Directors and Stockholders
Mahoning National Bancorp, Inc.


We have examined management's assertion that Mahoning National Bancorp, Inc. maintained an effective internal control structure over financial reporting as of December 31, 1996, included in the accompanying report on internal control structure over financial reporting.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that Mahoning National Bancorp, Inc. maintained an effective internal control structure over financial reporting as of December 31, 1996, is fairly stated, in all material aspects, based on Statement on Auditing Standards No. 55 "Consideration of the Internal Control Structure in a Financial Statement Audit" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.


                                            /s/ Crowe, Chizek and Company LLP
Cleveland, Ohio
January 9, 1997                             Crowe, Chizek and Company LLP


                                  [MNB logo]

BUSINESS
     OVERVIEW

Mahoning National Bancorp, Inc.

Mahoning National Bancorp, Inc. (the Company or Mahoning National) is a one-bank holding company located in Youngstown, Ohio, and has total assets of $769.560 million. The sole subsidiary of the Company is the Mahoning National Bank of Youngstown.

Mahoning National, locally owned and independent, serves the Mahoning-Shenango Valley market area. This area has a population of approximately 600,000 residents served by Mahoning National's twenty-four (24) banking locations in Mahoning and Trumbull Counties. As of December 31, 1996, Mahoning National employed 435 individuals, or a full-time equivalent of 391 employees.

Mahoning National offers a full range of financial products and services. The core accounts are represented by checking accounts, which include: regular checking, budget checking, Sports Club Checking, NOW accounts, Super NOW accounts and packaged checking accounts, which include Ultimate Club, Ultimate 50 and Ultimate 50 Plus. A comprehensive offering of credit products includes: installment loans, student loans, home mortgages, construction loans, commercial loans, revolving lines of credit, MasterCard and Visa and home equity loans, which can accommodate a full range of individual borrowers' needs.

Other retail products and services offered are: Certificates of Deposit, IRAs, safe deposit boxes, wire transfers, night depository, U.S. savings bonds, travelers' checks, money orders and cashier's checks.

In May, bill paying was added as an enhancement to TeleBank, Mahoning National's automated twenty-four-hour-a-day customer service system. Now Mahoning National customers -- at their convenience -- can pay all their bills by telephone, in addition to having access to account information, interest rates, branch locations, branch hours, ATM locations, merchant check verification and the ability to transfer funds between accounts.

To further meet the needs of today's busy customers, Mahoning National's Centralized Customer Service Center expanded its hours of operation, as well as its offering of products and services. Its employees have been empowered to provide exceptional quality customer service; customers can now call the Center to open accounts and apply for loans, receiving quick loan approvals.

In August, Mahoning National consolidated its Belmont & Colonial Drive-In Office into its Liberty Plaza Office. A new drive-in facility, including a drive-up ATM, was established in the Liberty Plaza parking lot to complement Mahoning National's Liberty Plaza Office. This consolidation, resulting in the expansion of banking hours and increased visibility of the Liberty Plaza Office, will enable Mahoning National Bank to more effectively serve its customers.

Following its business strategy of providing customers with value-added products and services, Mahoning National introduced its new VISA Check Card in October. The Visa Check Card allows customers to access their checking accounts via the ATM network and is accepted by over twelve million merchants world-wide wherever the VISA logo is displayed. Now Mahoning National customers can use the funds from their checking accounts without writing checks and avoid the hassles of presenting identification. With its VISA Check Card, Mahoning National continues to be a member of the MAC(R) Network.

To accommodate our business customers, Mahoning National Bank in November introduced Business Manager, a complete system by which the Bank purchases existing receivables and takes over responsibilities for billing customers and processing payments. This program enables businesses to convert receivables to cash, which very often results in continued growth. Business Manager also improves cash flow to those companies that often need it, allowing them to reinvest in their businesses, take advantage of suppliers' discounts, payoff existing debts -- whatever helps create additional profits.

ExecuBanc is an on-line computer reporting service that will be available for our business customers during 1997. This new product will allow our customers access to their account information via their personal computers. In addition to the information immediately available, businesses will be able to transfer funds, make payments, initiate wire transfers and invest excess funds, as well as perform a number of other transactions that typically required a trip to the Bank. Businesses will enjoy immediate improvements in the efficiency of handling their banking relationships, enabling them to operate more cost effectively.

Mahoning National's Financial Services Center continued to grow in 1996. This Center, located within the Bank's Trust and Investments Department, makes alternative investment products, such as annuities, mutual funds and accommodative brokerage services, available to our customers and the general public through an arrangement with a third party vendor.

The Company also offers a full range of trust services through its Trust and Investments Department. The services are provided through highly educated professionals and include Recordkeeping, Investment Management and Full Administration for Agency, Estate, Trust and Employee Benefit accounts. The Department also offers two highly flexible and unique services known as Preferred Living Trust and MNB Select Asset Allocation. These specialized services are designed to cater specifically to investors growing their portfolios and living trust clients not currently utilizing full administration services.

A highly competitive financial market environment with both intra- and interstate competition can be found throughout the State of Ohio. Mahoning National's major competitors include: local financial institutions, regional financial institutions and large non-banking investment concerns, such as insurance and brokerage firms.

Mahoning National Bancorp, Inc. is subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Since it is a bank holding company, the services provided by the Company are required to be closely related to the business of banking. The only subsidiary of the Company is the Mahoning National Bank of Youngstown, which is a national commercial bank. As a result of being a national bank, Mahoning National Bank is supervised and regulated by the Office of the Comptroller of the Currency and is subject to yearly examination.


                                  [MNB logo]

MANAGEMENT'S
     DISCUSSION & ANALYSIS

Mahoning National Bancorp, Inc.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, Mahoning National's operations and Mahoning National's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are changes in the economy and interest rates in Mahoning National's market area.

STATEMENTS OF CONDITION

Total assets at December 31, 1996 reached $769.560 million, which was an increase of $49.425 million or 6.9% over December 31, 1995 total assets of $720.135 million. In 1996, total loans increased $15.360 million or 3.3%, while the investment portfolio increased by $19.245 million. The growth in earning assets was primarily funded with a $57.425 million increase in federal funds purchased and securities sold under agreements to repurchase, and earnings retention, which were partially offset by a decline in deposits of $23.810 million. The significant growth in securities sold under agreements to repurchase are the result of more corporate customers and political subdivisions depositing into overnight "sweep" checking accounts. Overnight sweep account balances were $102.317 million on December 31, 1996, an increase of $42.059 million from December 31, 1995 balances of $60.258 million. This source of funds has grown significantly over the past three years and is expected to continue to grow, at more modest levels in 1997.

INVESTMENT PORTFOLIO:

The deposits and other borrowings of Mahoning National, in excess of required reserves and operating funds of the Bank, are invested in loans, investment securities and federal funds sold. The objective of the investment portfolio is to combine liquidity, earnings and safety of the investment in a prudent manner so as to protect the depositor, fulfill responsibility to borrowers and offer a favorable return to the stockholders.

At December 31, 1996 the investment portfolio totaled $229.332 million (which included a $106 thousand net unrealized gain on available for sale securities) which was an increase of $19.245 million from December 31, 1995. In 1996, $59.942 million of the portfolio matured compared to $82.354 million in 1995, and $24.658 million was sold in 1996 compared to $30.129 million in 1995. A majority of the matured and sold securities were reinvested back into the portfolio with the excess funds used to fund 1996 loan growth.

At December 31, 1996, the Company has classified investment securities with amortized cost and fair value of $143.494 million and $143.600 million, respectively, or 63% of the portfolio, as available for sale, with the remainder of the portfolio classified as held to maturity. At December 31, 1995, the Company had classified investment securities with amortized cost and fair value of $127.372 million and $128.397 million, respectively, or 61% of the portfolio, as available for sale, with the remainder of


The book values, fair values, average yields and maturity distributions of all investment securities are summarized in the following table, with all investments recorded at their carrying values.

                                        December 31, 1996                December 31, 1995               December 31, 1994
                                     Book     Fair     Average        Book      Fair   Average      Book     Fair      Average
                                     Value    Value     Yield*        Value     Value   Yield*      Value    Value      Yield*
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agencies:
   Within one year                 $  48,594 $ 48,568    6.41%      $ 39,227  $ 39,413   6.64%    $ 69,068  $ 68,823     6.04%
   After one but within five years   150,691  150,555    5.97%       144,995   145,317   5.94%     137,878   133,905     6.08%
                                   --------------------------       -------------------------     ----------------------------
                                     199,285  199,123    6.07%       184,222   184,730   6.09%     206,946   202,728     6.07%

Mortgaged-backed securities and
collateralized mortgage obligations:
   After one but within five years     5,009    5,009    7.14%         6,547     6,547   7.35%       9,371     9,371     7.81%
   After five but within ten years       393      393    9.36%            --        --     --           --        --       --
   After ten years                        --       --      --            543       543   9.32%         671       671     9.12%
                                   --------------------------       -------------------------     ----------------------------
                                       5,402    5,402    7.30%         7,090     7,090   7.50%      10,042    10,042     7.42%

Obligations of states and political
subdivisions:
   Within one year                     2,685    2,686    4.22%         4,365     4,380   4.34%       8,116     8,083     3.82%
   After one but within five years    18,401   18,476    4.45%        10,890    10,932   4.51%       7,165     7,068     4.39%
   After five but within ten years       126      126    4.65%           250       250   4.25%          --        --       --
                                   --------------------------       -------------------------     ----------------------------
                                      21,212   21,288    4.42%        15,505    15,562   4.45%      15,281    15,151     4.14%

Other                                  3,433    3,433                  3,270     3,270               2,905     2,905
                                   ------------------               ------------------            ------------------
   Total investment securities     $ 229,332 $229,246               $210,087  $210,652            $235,174  $230,826
                                   ========= ========               ========  ========            ========  ========

* Yields on tax exempt securities have not been calculated on a tax equivalent basis.

                                  [MNB logo]

Management's Discussion and Analysis


the portfolio classified as held to maturity. During the fourth quarter of 1995 the Financial Accounting Standards Board permitted financial institutions a one-time opportunity to reassess the appropriateness of the designations of all securities held in their available for sale and held to maturity portfolios. As a result of this opportunity the Company transferred from held to maturity to available for sale, debt securities (principally U.S. Treasury obligations) with a fair value of $32.286 million and an amortized cost of $32.586 million. Those securities classified as available for sale will afford the Company's Asset/Liability Committee the necessary flexibility to manage the portfolio to meet liquidity needs that may arise. The Company did not hold any on- or off-balance sheet derivatives during 1996 or 1995, and does not expect to in 1997. The carrying amount of investment securities available for sale at December 31, 1996, reflects a net increase of $106 thousand with a corresponding increase to stockholders' equity, net of deferred taxes, of $68 thousand, compared to a net increase in the carrying amount at December 31, 1995, of $1.025 million with a corresponding $666 thousand increase in stockholders' equity.

The Company's portfolio is comprised mainly of U.S. Treasuries and agencies (87%), obligations of states and political subdivisions (9%) and government-sponsored, mortgage-backed securities and collateralized mortgage obligations (2%). The quality of the portfolio is evidenced by 99% of the investments being AAA rated.

During 1996, the Company continued to add tax-free municipals to the investment portfolio in an effort to reduce its effective tax rate and improve net income. The average balance of tax-free municipals for 1996 was $20.226 million, an increase of $3.705 million over the 1995 average balance of $16.521 million and $4.502 million over the 1994 average balance of $15.724 million. The Company expects to continue to add to this portfolio in 1997.

At December 31, 1996, the Company had $2.428 million of Federal Home Loan Bank stock in its available for sale portfolio.

The tax equivalent yield of the investment portfolio increased by 3 basis points from 6.12% in 1995 to 6.15% in 1996. For additional information refer to Notes B and C - Investment Securities Available for Sale and Investment Securities Held to Maturity, found on pages 20 and 21 of this report.

LOANS:

At December 31, 1996, loans outstanding totaled $477.795 million, which was an increase of $15.360 million or 3.3% over the December 31, 1995, total of $462.435 million. This increase followed a $37.068 million or 8.7% increase in 1995 over 1994. This growth coupled with a decrease in deposits resulted in a loan to deposit ratio of 86.71% at December 31, 1996 compared to 80.45% at December 31, 1995.

The increase in the loan portfolio during 1996 is the result of continued loan demand coupled with an emphasis on business development by Mahoning National in the residential mortgage and commercial loan areas. The areas of largest growth in 1996

FIVE YEAR LOAN HISTORY


                                                                    December 31,
(Amounts in thousands)                 1996           1995          1994            1993           1992
---------------------------------------------------------------------------------------------------------
Residential mortgage loans          $ 156,693      $ 144,708      $ 135,840      $ 110,081      $  90,088
Nonresidential mortgage loans          95,312         86,757         85,713         77,488         64,395
Commercial and industrial loans        87,130         80,310         69,202         72,592         64,308
Consumer loans to individuals         127,947        138,443        119,938        102,389        103,158
Nonrated industrial
 development obligations                7,253          8,806         10,485         11,347         17,002
Other loans                             2,481          2,732          3,960          3,392          3,908
                                    ---------------------------------------------------------------------
                                      476,816        461,756        425,138        377,289        342,859
Unearned discount                        (123)          (149)          (125)          (156)          (190)
Unamortized deferred
 loan costs, net                        1,102            828            354            107            516
                                    ---------------------------------------------------------------------
                                      477,795        462,435        425,367        377,240        343,185
Allowance for possible
 loan losses                           (8,112)        (7,156)        (6,694)        (5,213)        (3,920)
                                    ---------------------------------------------------------------------
      Net loans                     $ 469,683      $ 455,279      $ 418,673      $ 372,027      $ 339,265
                                    =========      =========      =========      =========      =========


MATURITIES AND SENSITIVITIES OF COMMERCIAL LOANS TO CHANGES IN RATES

                                      As of  December 31, 1996
                                         Over One
                             One Year    through       Over
(Amounts in thousands)       or Less    Five Years  Five Years    Total
--------------------------------------------------------------------------------
Commercial and
  industrial loans            $22,331     $58,096     $ 6,703     $87,130
Nonrated industrial
  development obligations       1,938       3,935       1,380       7,253
                              -------------------------------------------
                              $24,269     $62,031     $ 8,083     $94,383
                              =======     =======     =======     =======

   Fixed interest rates                   $17,631     $ 6,027
                                          =======     =======

   Variable interest rates                $44,400     $ 2,056
                                          =======     =======


were residential and nonresidential mortgages and commercial loans. Consumer loans declined in 1996 after increasing in 1995.

Residential mortgages continued to grow, approximately $12.0 million or 8.3% in 1996, following $8.9 million or 6.5% growth in 1995. Declining interest rates throughout 1996 as well as a strong calling effort on realtors contributed to the continued growth of residential mortgages during the year.

Home equity loans, which are a component of residential mortgages increased $2.9 million or 9.1% in 1996 as the Company maintained an aggressive rate for this product throughout the year.

Nonresidential mortgages increased $8.6 million or 9.9% and commercial loans increased $6.8 million or 8.5% during 1996. The momentum established the past several years with a strong sales culture in the corporate and branch business development areas continue to result in new relationships. The continued strength of the local economy and good environment for construction also contributed to the strong growth. Modest commercial loan growth is projected for 1997.

                                  [MNB logo]

Management's Discussion and Analysis


Consumer loans decreased $10.5 million or 7.6% in 1996 after increasing $18.5 million or 15.4% in 1995. Consumer loan balances are primarily dependent on the level of indirect automobile financing purchased by the Bank. Substantial growth of the past years was not sustained in 1996 due to a slower market, greater competition among local lenders and the Company's close monitoring of underwriting criteria due to increased charge-offs and delinquency trends. Competition from leasing by captive automobile finance companies (i.e. GMAC, Ford Motor Credit) will impact future growth and necessitate a commitment to providing the dealer network with a very high level of service. Given the rapid amortization of the automobile loan portfolio, which has a short average maturity, and a projected slow down in our national economy, consumer loan totals are expected to continue to decline in 1997.

DEPOSITS:

Total deposits for 1996 declined $23.810 million or 4.1% to $550.998 million, compared to a $20.199 million or 3.6% increase in 1995. Savings and interest bearing checking accounts decreased $9.565 million or 3.3%, while time deposits decreased $11.519 million or 5.5% and non-interest bearing demand deposits decreased $2.726 million or 3.7% in 1996. While actual deposit balances at December 31, 1996, declined from year end balances of 1995, the Company's average deposit base increased $6.673 million in 1996 to $565.219 million from $558.546 million for 1995. The Company does not maintain any brokered deposits.

The deposit declines experienced in 1996 are representative of industry trends. Consumers continue to move their funds from the banking industry into mutual funds or other investment products which tend to offer higher returns. In addition, competitive pressures from within the banking and savings and loan industries to increase market share are making it much more difficult to retain deposits. These competitive pressures make it imperative that the Company offer the products that our customers want at competitive prices and that we continue to provide the quality service that distinguishes Mahoning National from its peers.

An area of significant growth in 1996 was the Company's repurchase agreements which include corporate investment accounts. Balances at December 31, 1996 totaled $122.467 million, an increase of $57.425 million over year end balances of 1995. Average balances in these accounts grew $18.298 million in 1996 from 1995 compared to a $17.004 million increase in 1995 from 1994. The Company's corporate investment account is an overnight "sweep" repurchase agreement which is used by large corporate customers and local political subdivisions. While these types of accounts are considered more volatile than traditional deposit liabilities, management believes they provide a strong base of funds which allows the Company to support loan growth. This funding source is expected to remain stable in 1997.

STOCKHOLDERS' EQUITY:

Total stockholders' equity grew $7.454 million or 10.7% to a record high of $77.095 million in 1996. This increase reflects net income less dividends paid and also reflects a net $598 thousand decrease in the unrealized gain on available for sale securities, net of deferred taxes, during 1996, that is recorded as a component of equity. At December 31, 1995 a net $666 thousand unrealized gain on available for sale securities, net of deferred taxes in addition to net income less dividends paid served to increase stockholders' equity. The stockholders' equity-to-asset ratio of 10.02% and 9.67% for 1996 and 1995, continues to remain very strong when compared to industry standards.

Under regulations issued by federal banking agencies, banks and bank holding companies are required to maintain certain minimum capital ratios known as the risk-based capital ratio and the leverage ratio. At December 31, 1996, Mahoning National Bancorp's leverage, Tier I and total risk-based capital ratios were 10.27%, 16.31% and 17.57%, respectively, compared to 9.62%, 15.02% and 16.27% at
December 31, 1995, respectively. The Company has exceeded all required regulatory capital ratios for each period presented and is considered "well capitalized" under all federal banking agency regulations. Mahoning National's risk-based capital ratios are well above the regulatory minimums due to the capital strength and low risk nature of the balance sheet and off-balance sheet commitments. The structure of the Company's balance sheet is such that nearly all of the investment portfolio is invested in U.S. Government obligations or other low risk categories, and over 20% of the loan portfolio is invested in one-to-four family residential mortgage loans which have a 50% risk weight assessment. It is the Company's intent to prudently manage the capital base in an effort to increase return on equity performance while maintaining necessary capital requirements to maintain the "well capitalized" classification. For additional information on the Company's risk-based capital ratios and equity transactions refer to Note M - Stockholders' Equity on pages 25 and 26 of this report.

The 18.5% dividend increase in the fourth quarter of 1996 represented the thirty-first consecutive year Mahoning National has increased the annual dividend. Dividends paid in 1996 amounted to $3.559 million or $.565 per share compared to $2.930 million or $.465 per share in 1995 and $2.489 million or $.395 per share in 1994. The book value per share as of December 31, 1996, reached a record high of $12.24 compared to $11.05 and $9.53 at year end 1995 and 1994, respectively.

ASSET QUALITY

Provision For Loan Losses:

The policies of Mahoning National provide for loan loss reserves to adequately protect the Company against potential unidentified and/or identified loan losses consistent with sound and prudent banking practice.

In determining the monthly provision for loan losses and the adequacy of the loan loss reserve, management reviews the current and forecasted economic conditions and portfolio trends. The primary focus is placed on current problem loans, delinquencies and anticipated charge-offs. As of December 31, 1996, all loans classified for regulatory purposes do not represent or result from trends or uncertainties which management reasonably expects will materially impact future

                                  [MNB logo]

Management's Discussion and Analysis


operating results, liquidity, or capital resources. The following exhibits show the allocation of the allowance for loan losses to the various risk categories of the loan portfolio and a five year history of the allowance.


ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                        1996                  1995                 1994                1993
                                Amount   Loans to    Amount    Loans to      Amount    Loans to   Amount   Loans to
(Amounts in thousands)        Allocated Total Loans Allocated Total Loans  Allocated Total Loans Allocated Total Loans
-----------------------------------------------------------------------------------------------------------------------
Commercial and industrial       $1,806      18.8%    $1,527      18.0%       $1,597     17.2%    $1,112      20.1%
Commercial real estate           2,017      20.0      1,779      18.7         1,738     20.2      1,138      20.5
Non rated industrial
  development obligations          156       1.5        119       1.9           161      2.5        129       3.0
Residential real estate            298      32.9        550      31.2           534     31.9        449      29.1
Consumer loans                   2,034      26.8      1,657      30.2         1,375     28.2      1,210      27.3
Off balance sheet commitments      235        --        182        --           196       --        180        --
Impaired loans                     350        --        125        --            --       --         --        --
General risk                     1,216        --      1,217        --         1,093       --        995        --
------------------------------------------------------------------------------------------------------------------
Allowance for loan losses       $8,112     100.0%    $7,156     100.0%       $6,694    100.0%    $5,213     100.0%
                                ======     =====     ======     =====        ======    =====     ======     =====

                                     1992
                                 Amount   Loans to
(Amounts in thousands)        Allocated  Total Loans
------------------------------------------------------
Commercial and industrial        $1,082      19.9%
Commercial real estate            1,317      18.8
Non rated industrial
  development obligations           178       5.0
Residential real estate             350      26.2
Consumer loans                      993      30.1
Off balance sheet commitments        --        --
Impaired loans                       --        --
General risk                         --        --
-------------------------------------------------
Allowance for loan losses        $3,920     100.0%
                                 ======     =====

ALLOWANCE FOR POSSIBLE LOAN LOSSES

(Amounts in thousands)                1996      1995      1994      1993      1992
------------------------------------------------------------------------------------
Balance at beginning of year         $7,156    $6,694    $5,213    $3,920    $4,011
  Provision charged to
   operating expense                  2,625     1,900     1,900     2,405     3,700
  Losses charged to allowance
   Mortgage loans                        71        72        43       365        14
   Installment loans                  1,981     1,439     1,000     1,185     1,207
   Credit card and related plans        308       183       108        91        54
   Commercial loans                      --       382         5       121     2,988
                                     ----------------------------------------------
      Total charge-offs               2,360     2,076     1,156     1,762     4,263
  Recoveries of loans charged off
   Mortgage loans                        23       136        49         3         2
   Installment loans                    522       423       442       450       423
   Credit card and related plans         48        43        48        21        19
   Commercial loans                      98        36       198       176        28
                                     ----------------------------------------------
       Total recoveries                 691       638       737       650       472
                                     ----------------------------------------------
Balance at end of year               $8,112    $7,156    $6,694    $5,213    $3,920
                                     ======    ======    ======    ======    ======


The provision for loan losses charged to expense for the year ended
December 31, 1996 was $2.625 million, representing a 38% increase over the $1.900 million provision charged to expense for both 1995 and 1994. In the three-year period ended December 31, 1996, the provision charged to expense was due in part to growth of the overall loan portfolio and in respect to certain credits and general economic uncertainties. In 1996, additional amounts were charged to the provision as a result of an increase in consumer loan charge-offs and non-performing loans. Net charge-offs as a percent of average loans were 0.35%, 0.32% and 0.10% in 1996, 1995 and 1994, respectively.

The increase in 1996 was primarily due to the $563 thousand increase in net consumer loan and credit card charge-offs. Net charge-offs of consumer loans and credit card and related plans totaled $1.719 million in 1996, compared to $1.156 million in 1995 and $618 thousand in 1994.

The national trend of a high level of consumer debt, delinquencies and bankruptcies is reflected in the Company's charge-off and non-performing loan totals. A complete analysis of the loan underwriting and loan collection departments was performed throughout 1996. As a result of this analysis and the strengthening of controls a reduction in delinquencies and charge-offs is expected in 1997.

This area will continue to be monitored closely during the coming year as the Company evaluates the adequacy of the allowance for loan losses with future provisions to the allowance being dependent upon the growth and quality of the loan portfolio.

The charge-offs detailed in the five year Allowance for Possible Loan Losses schedule represent loans fully or partially charged-off where the ultimate amount to be collected was deemed to be uncertain at the time of charge-off. It is anticipated that some of the amounts charged-off will be collected in the future and will be added to the allowance for loan losses. The timing and amounts of these collections are uncertain at this time.

Non-Performing Assets:

It is the Company's objective to maintain above average asset quality of its loan portfolio through conservative lending policies and prudent underwriting. Detailed reviews of the loan portfolio are undertaken regularly to identify potential problem loans or trends early and to provide for adequate estimates of potential losses. Mahoning National normally considers loans to be non-performing when payments are 90 days or more past due or when the loan review analysis indicates that repossession of the collateral may be necessary to satisfy the loan. In addition, loans are considered to be impaired when, in management's opinion, it is probable that the borrower will be unable to meet the contractual terms of the loan. Non-performing loans totaled $4.629 million at December 31, 1996 a $2.371 million increase over the December 31, 1995 total of $2.258 million.

Nonaccrual loans of $3.698 million at December 31, 1996 were $2.376 million greater than December 31, 1995 nonaccrual balances of $1.322 million. Commercial loan nonaccruals increased $579 thousand as a result of one commercial credit that was placed on nonaccrual in the fourth quarter of 1996. This credit is currently being worked out and a specific reserve has been established as required by SFAS No. 114 to cover expected losses. Residential mortgage loan nonaccruals increased by $1.021 million in 1996. This increase is mainly attributed to three mortgages which combined, approximated $900 thousand. Based

                                  [MNB logo]

                                       36

Management's Discussion and Analysis




on the collateral value of these loans minimal loss is expected in 1997. Consumer loan nonaccruals increased $776 thousand from December 31, 1995 to December 31, 1996. The increase in indirect loan volume in 1995 and the first six months of 1996 and the significant increase in bankruptcy filings throughout 1996 were the reasons for the increase in nonaccrual consumer loans. These nonaccrual loans are in various stages of collection and losses on these loans are expected to approximate those experienced in 1996.

The following schedule is a five year summary of non-accrual, past due, restructured loans and other real estate owned of the Company.

NONACCRUAL, PAST DUE AND
RESTRUCTURED LOANS



(Amounts in thousands)            1996       1995        1994        1993        1992
----------------------------------------------------------------------------------------

Nonaccrual loans                $3,698      $1,322      $1,944      $1,529      $2,013
Accruing loans 90 days or
  more past due                    931         936         211         195         183
                                ------      ------      ------      ------      ------
    Nonperforming loans          4,629       2,258       2,155       1,724       2,196
Restructured loans in
  compliance with modified
  terms                            411         690       1,076       1,042       2,886
Other real estate owned            269          36          --          --          97
                                ------      ------      ------      ------      ------
      Total problem assets      $5,309      $2,984      $3,231      $2,766      $5,179
                                ======      ======      ======      ======      ======
Nonperforming loans to
  total loans                     0.97%       0.49%       0.51%       0.46%       0.64%
Nonperforming loans to
  allowance for loan losses      57.06%      31.55%      32.20%      33.07%      56.02%
Allowance for loan losses
  to total loans                  1.70%       1.55%       1.57%       1.38%       1.14%
Total problem assets to
  total assets                    0.69%       0.41%       0.46%       0.42%       0.83%


While the Company's nonperforming loans to allowance for loan losses and nonperforming loans to total loan ratios increased significantly in 1996 they are currently just above peer levels. The allowance for loan losses to total loan ratio increased from 1.55% at December 31, 1995 to 1.70% at December 31, 1996, which is approximately 20 basis points above peer.

In May, 1993, the FASB issued Statement of Financial Accounting Standards No. 114 (SFAS 114) "Accounting by Creditors for Impairment of a Loan", which was subsequently amended in October, 1994 with the issuance of Statement of Financial Accounting Standards No. 118 (SFAS 118) "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". The Company adopted these standards on January 1, 1995. The initial adoption of these standards did not have a material effect on the Company's consolidated financial position or results of operations as loans meeting the criteria to be considered impaired have typically been evaluated as part of the overall allowance for possible loan losses. The Company considers investment in one-to-four family residential loans, consumer installment loans and credit card loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. As a result, of the $3.698 million of nonaccrual loans at December 31, 1996, only $1.209 million have been classified as impaired loans. For additional information on SFAS No. 114 and SFAS No. 118 refer to Note E - Allowance for Possible Loan Losses on page 22 of this report.

EARNINGS REVIEW

For the sixth consecutive year Mahoning National Bancorp, Inc. achieved record earnings. Net income for 1996 was $11.611 million or $1.84 per share, an increase of $1.541 million or 15% over 1995 earnings of $10.070 million or $1.60 per share.

Net interest income and non-interest income, exclusive of security transactions increased 7% and 21%, respectively in 1996 compared to 1995 while the provision for loan losses and non-interest expense increased 38% and 1%, respectively over that same time period.

The primary component of Mahoning National's earnings growth in 1996 was net interest income, and the significant growth in the loan portfolio has been the primary reason for that earnings increase. The prime interest rate which increased from 8.50% to 9.00% in the first 6 months of 1995 before receding back to 8.50% by the year end, declined another 25 basis points in February of 1996 to 8.25% where it remained throughout the year. While interest rates over the past two years have declined modestly Mahoning National has been able to improve its net interest margin from 4.68% in 1995 to 4.78% in 1996. The reasons for an improved net interest margin in 1996 were: the continued growth of the loan portfolio and improved yields on the investment portfolio.

Mahoning National's return on assets (ROA) for 1996 increased to 1.55% from 1.40% in 1995. The return on average stockholders' equity (ROE) for 1996 was 15.83%, an increase from 15.37% in 1995. Mahoning National was able to significantly improve its return on equity, and at the same time increase its very strong stockholders' equity to asset ratio to 10.02% in 1996 from 9.67% in 1995.

As of December 31, 1996, the Company was not aware of any recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company's liquidity, capital resources or operations.

NET INTEREST INCOME:

For the purpose of the Management's Discussion and Analysis, income from tax-exempt loans and investments has been adjusted to a fully taxable equivalent basis (FTE) using an incremental tax rate of 35%.

Net interest income is the primary component of Mahoning National's earnings, and is the difference between interest and fees earned on loans, investments and other interest-earning assets and the interest expense on deposits and other interest-bearing liabilities which fund those assets.

Mahoning National's return on interest earning assets increased from 7.96% in 1995 to 8.02% in 1996 while funding costs remained approximately the same at 3.80% in 1996 compared to 3.81% in 1995. The increased return on earning assets coupled with a $31.348 million increase in average earning asset balances account for the increased net interest income in 1996.

                                  [MNB logo]

Management's Discussion and Analysis

Net interest income was $33.099 million for 1996, an increase of 7% over 1995 net interest income of $30.952 million. In 1996, the most significant factor in the increase in net interest income was loan volume which accounted for additional tax adjusted interest income of $2.943 million compared with $3.360 million in 1995, as average balances grew by $32.643 million during 1996. The Company's investment portfolio average balance, which increased by $3.462 million in 1996, contributed to a $244 thousand increase in tax adjusted interest income compared to a decrease of $325 thousand in 1995. The increase in the Company's tax adjusted net interest income as a result of changes in volume amounted to $1.759 million compared to $1.481 million in 1995. The increase in tax adjusted net interest income due to rate was $442 thousand in 1996 compared to a $235 thousand decrease in net interest income in 1995. This was mainly the result of a decrease in funding costs during 1996 of $378 thousand.

Average interest-earning assets for 1996 were $708.869 million or 4.6% greater than the $677.521 million of earning assets in 1995. The average outstanding loan balance for 1996 was $478.237 million, an increase of 7.3% over the 1995 average balance of $445.594 million.

The tax equivalent yield on the loan portfolio for 1996 remained approximately the same at 8.93% compared to 8.92% in 1995, even though the prime lending rate dropped by 25 basis points


AVERAGE BALANCES AND
INTEREST YIELDS AND COSTS

The following table represents an analysis of Mahoning National Bancorp, Inc.'s tax-equivalent net interest income for the prior three year period. The average balance, related interest income or expense and resulting tax equivalent yield or cost are presented for each major category of earning asset or interest bearing liability. Investment securities are recorded at carrying value.


                                                                          Year Ended December 31,
                                                        1996                         1995                         1994
                                              Average          Average     Average           Average    Average            Average
(Amounts in thousands)                        Balance Interest Rate (%)    Balance Interest  Rate(%)    Balance  Interest  Rate(%)
-----------------------------------------------------------------------------------------------------------------------------------
Assets
  Loans:
   Industrial revenue and tax-exempt
     financing                               $ 10,545   $ 938   8.90%     $ 11,083  $1,067    9.63%   $  13,769   $ 1,188   8.63%
   All other loans                            467,692  41,788   8.93       434,511  38,664    8.90      393,259    33,093   8.42
                                             --------------------------------------------------------------------------------------
      Total                                   478,237  42,726   8.93       445,594  39,731    8.92      407,028    34,281   8.42
  Investment securities:
   Taxable                                    204,816  12,490   6.09       205,059  12,462    6.08      211,228    12,405   5.87
   Tax-exempt                                  20,226   1,375   6.82        16,521   1,095    6.63       15,724       918   5.84
                                             --------------------------------------------------------------------------------------
      Total                                   225,042  13,865   6.15       221,580  13,557    6.12      226,952    13,323   5.87
  Federal funds sold                            5,590     300   5.37        10,347     613    5.92        6,155       268   4.35
                                             --------------------------------------------------------------------------------------
      Total earning assets                    708,869  56,891   8.02       677,521  53,901    7.96      640,135    47,872   7.48
  Allowance for loan losses                    (7,519)                      (7,093)                      (6,037)
  Cash and due from banks                      26,567                       26,744                       24,959
  Premises and equipment                        9,321                        8,720                        7,378
  Other assets                                 12,573                       11,205                       10,310
                                             --------------------------------------------------------------------------------------
      Total assets                          $ 749,811                    $ 717,097                     $676,745
                                            =========                    =========                     ========

Liabilities and stockholders' equity
  Interest bearing deposits:
     Savings deposits                       $ 192,562   4,782   2.48%    $ 200,469   4,997    2.49%    $217,824     5,430   2.49%
     Interest checking and money market        99,227   2,095   2.11        93,952   2,000    2.13       94,072     1,982   2.11
     Time deposits                            207,573  11,203   5.40       200,512  10,794    5.38      173,913     7,624   4.38
                                             --------------------------------------------------------------------------------------
      Total interest bearing deposits         499,362  18,080   3.62       494,933  17,791    3.59      485,809    15,036   3.10
   Federal funds purchased                      2,158     119   5.51         3,183     193    6.05          568        26   4.58
   Repurchase agreements                       93,810   4,260   4.54        75,512   3,686    4.88       58,508     2,046   3.50
   Short term borrowings                        5,916     303   5.12         7,504     439    5.85        6,273       235   3.75
   Long term borrowings                         4,079     220   5.39         1,335      84    6.30        1,044        67   6.42
                                             --------------------------------------------------------------------------------------
      Total interest bearing liabilities      605,325  22,982   3.80       582,467  22,193    3.81      552,202    17,410   3.15

   Demand deposits                             65,857                       63,613                       61,641
   Other liabilities                            5,301                        5,490                        4,245
   Stockholders' equity                        73,328                       65,527                       58,657
                                             --------------------------------------------------------------------------------------
      Total liabilities and stockholders'
        equity                              $ 749,811                    $ 717,097                   $  676,745
                                            =========                    =========                   ==========

Net interest income                                   $33,909                      $31,708                       $ 30,462
                                                      =======                      =======                       ========

Interest spread                                                 4.22%                         4.15%                         4.33%
Interest margin                                                 4.78%                         4.68%                         4.76%

                                  [MNB logo]

Management's Discussion and Analysis

in February of 1996, as a result of the portfolio mix and loan fee increases. The loan to deposit ratio at December 31, 1996 and 1995 was 86.71% and 80.45%, respectively.

Average interest bearing liabilities for 1996 were $605.325 million or 3.9% greater than the $582.467 million of average interest bearing liabilities in 1995. The cost of interest bearing liabilities decreased slightly to 3.80% in 1996 from 3.81% in 1995. While average interest bearing deposits increased $4.429 million and the cost of those deposits increased three basis points, actual year end balances for 1996 were down $21.084 million. This loss of deposits was more than off-set by an increase in the volume of securities sold under agreements to repurchase as more corporate and political subdivisions place their funds into overnight "sweep" repurchase agreements. The average balance of these interest bearing liabilities increased $18.298 million in 1996 while the cost of these funds decreased by 34 basis points from 1995. Actual year end balances for 1996 were up $57.425 million over 1995 year end balances.

The loss of deposits in 1996 can be attributed to a more competitive market for bank deposits with customers seeking the highest return available for their investment. The Company expects to continue to offer competitive deposit rates in the future and will expand its marketing and sales efforts in order to attract new depositors and maintain existing relationships. Corporate investment accounts (overnight "sweep" repurchase agreements) are expected to remain a stable source of funds for the Company in 1997 as existing relationships expand and new customers are solicited.

OTHER OPERATING REVENUE:

Other operating revenue of $7.493 million, exclusive of security transactions, increased $1.300 million or 21.0% over 1995. The largest component of other operating revenue in 1996 was service charges on deposit accounts which increased $783 thousand or 27.6% over 1995. Other operating revenue, exclusive of security transactions, as a percent of average assets was 1.0% in 1996 compared to 0.86% in 1995. Mahoning National annually reviews all of its fee-based products and services for marketability and profitability. Adjustments to fees for the Company's products and services, and the strengthening of controls for the collection of such fees, are the reasons for the significant increase. In 1996 service charges on deposit accounts as a percentage of average deposits increased to .64% from .51% in 1995.

Mahoning National Bank's Trust and Investment Department generated $2.837 million in other operating revenue in 1996, an increase of $396 thousand or 16.2% over 1995. This increase can be attributed to two factors: an influx of new trust accounts and market value based fees which increased due to the significant increase in account market values due to rises in the


CHANGE IN NET INTEREST INCOME DUE TO VOLUME AND RATE

The following table represents an analysis of the changes in tax-equivalent net interest income for the prior two year period. These changes to net interest income were the result of changes in the volume and mix of earning assets and interest bearing liabilities, and the changes in market interest rates. The amount of change that was not directly attributable to volume or rate has been allocated to each variance proportionately.


-----------------------------------------------------------------------------------------------------------------------------
                                                                From 1995 to 1996                  From 1994 to 1995
                                                             Change due to        Total          Change due to       Total
(Amounts in thousands)                                      Volume      Rate      Change       Volume      Rate      Change
---------------------------------------------------------------------------------------------------------------------------
Interest Income
  Loans:
   Industrial revenue and tax-exempt financing         $     (50)  $    (79)  $   (129)    $   (250)  $     129   $   (121)
   All other loans                                         2,993        131      3,124        3,610       1,961      5,571
                                                       --------------------------------------------------------------------
      Total                                                2,943         52      2,995        3,360       2,090      5,450
  Investment securities:
   Taxable                                                    (5)        33         28         (374)        431         57
   Tax-exempt                                                249         31        280           49         128        177
                                                       --------------------------------------------------------------------
      Total                                                  244         64        308         (325)        559        234
  Federal funds sold                                        (261)       (52)      (313)         225         120        345
                                                       --------------------------------------------------------------------
      Total interest income                                2,926         64      2,990        3,260       2,769      6,029

Interest expense
  Interest bearing deposits:
   Savings and interest bearing checking                     (60)       (60)      (120)        (415)          -       (415)
   Time deposits                                             369         40        409        1,271       1,899      3,170
                                                       --------------------------------------------------------------------
      Total interest bearing deposits                        309        (20)       289          856       1,899      2,755

  Federal funds purchased                                    (57)       (17)       (74)         157          10        167
  Repurchase agreements                                      850       (276)       574          695         945      1,640
  Short term borrowings                                      (85)       (51)      (136)          53         151        204
  Long term borrowings                                       150        (14)       136           18          (1)        17
                                                       --------------------------------------------------------------------
      Total interest expense                               1,167       (378)       789        1,779       3,004      4,783
                                                       --------------------------------------------------------------------
Change in net interest income                          $   1,759  $     442  $   2,201    $   1,481    $   (235)  $  1,246
                                                       =========  =========  =========    =========    ========   ========

-----------------------------------------------------------------------------------------------------------------------------

                                  [MNB logo]

Management's Discussion and Analysis


stock market over the past year. Trust department assets totaled $575.712 million with a market value of $775.688 million at December 31, 1996 compared to $529.555 million with a market value of $695.437 million at December 31, 1995.

In 1996 the Company incurred a $319 thousand loss when $24.658 million of U.S. Government securities were sold from the available for sale portfolio. This compared to a loss of $155 thousand in 1995 when $30.129 million of U.S. Government securities were sold. The losses in both 1996 and 1995 resulted primarily from an investment portfolio repositioning strategy executed in the fourth quarter of each year which was designed to enhance future net interest income performance. Specifically in 1996, $25 million of available for sale securities with a weighted average yield of approximately 4.85% and a weighted average maturity of 18 months were sold at a $319 thousand loss. The proceeds of this sale were used to purchase $25 million of securities with a weighted average yield of approximately 6.02%, a yield improvement of 117 basis points, and a weighted average maturity of 41 months.

OTHER OPERATING EXPENSE:

Other operating expense of $20.497 million increased $117 thousand or 0.6% during 1996. This followed a $262 thousand or $1.3% decrease in 1995. As a percentage of average assets, other operating expense was 2.73% in 1996 compared to 2.84% in 1995.

Beginning January 1, 1993, a risk weighted insurance premium schedule was implemented by the Federal Deposit Insurance Corporation (FDIC), which bases assessment rates on capital levels and bank regulator's ratings of the institution as required by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA). In September 1995, the FDIC determined that the Bank Insurance Fund (BIF) was fully recapitalized as of the end of May 1995. As a result, the FDIC reduced deposit insurance premiums for most banks, including Mahoning National, from $.23 per $100 of deposits to $.04 per $100 of deposits for the period June 1, 1995 through December 31, 1995, and further reduced rates to a minimum annual contribution of $2 thousand beginning January 1, 1996. As a result, Mahoning National received a $343 thousand deposit insurance premium rebate in September 1995 for the period June 1, 1995 through September 30, 1995, which reduced 1995 third quarter operating expense. The additional rate reduction in 1996 resulted in a savings of $635 thousand over 1995 premium assessments.

On September 30, 1996 the "Deposit Insurance Fund Act of 1996" was enacted. This Act requires FDIC insured banks to pay a 1.29 basis point assessment ($.0129 per $100 of deposits) for Bank Insurance Fund deposits, in 1997, 1998 and 1999. As a result of this assessment, management expects FDIC premium expense for 1997 to increase by approximately $75 thousand over 1996 expense.

In 1996, total salaries and employee benefit expense increased $404 thousand or 3.9% from 1995. Salary expense alone for 1996 increased $699 thousand or 8.4% compared to an increase of $309 thousand or 3.9% in 1995. This increase can be attributed to annual merit salary adjustments which took effect January 1, 1996 and increases in various employee incentive programs. In addition, as a result of departmental restructuring and selective staff reductions a one-time charge of approximately $342 thousand was charged to salary expense in 1996. While this charge increased 1996 salary expense above expected levels it will provide for long term salary cost savings. Health care expenses for 1996 were $585 thousand compared to $616 thousand for the same period in 1995, a decrease of $31 thousand or 5%, mainly due to lower hospitalization claims in 1996.

In November 1995 the Company increased the amount of employer provided life insurance on all active employees, however coverage is discontinued at the retirement or other termination of employment. In addition the Company discontinued providing medical benefits for any employee retiring after December 31, 1995. These changes will allow the Company to have greater control over health care costs, and are expected to continue to reduce health care expense and post retirement benefit expense in future years. As a result of this change in benefits, post retirement benefit expense decreased $136 thousand in 1996 compared to 1995 expense.

Net occupancy expense, which represents various facility management expenses decreased $176 thousand in 1996 to $1.485 million from $1.661 million in 1995. Additional expenses were incurred in 1995 as the Company closed two branch locations and opened two new facilities. A $67 thousand write-off of lease obligations related to the closing of those two branches increased 1995 occupancy expense. Additional decreases in 1996 were the result of reduced building maintenance and utility expenses.

Equipment rental, depreciation and maintenance of $1.727 million increased $124 thousand or 7.7% from 1995. This increase was the result of increased depreciation expense on equipment, furniture and fixtures purchased in the second half of 1995 and throughout 1996.

Other expenses increased $270 thousand in 1996, to $5.466 million from $5.196 million in 1995, a 5.2% increase. This increase is the result of amortization and support on software purchased late in the second quarter of 1995, increased business activity and general inflationary increases. Additional increases in other expenses resulted from professional fee expenses related to a profitability study performed in the first half of 1996. These expenses were off-set by year end due to increased fee income and reduced business expenses realized as a result of that study.

In 1995 the Company constructed two new branch facilities in Boardman and Canfield, Ohio. The Boardman branch, which opened in October 1995, replaced two existing branch locations and provides improved customer service through the use of drive-in facilities at a more convenient location. The Canfield branch, which opened in December 1995, has allowed Mahoning National to expand its market base and provide improved service to customers living in that community. The cost of these two locations resulted in a capital expenditure of approximately $1.900 million. The costs associated with operating these two locations have not had a material impact on the Company's earnings.

                                  [MNB logo]

Management's Discussion and Analysis

INCOME TAXES:

Income tax expense for 1996 was $5.540 million compared with $4.640 million in 1995. Mahoning National's effective tax rates were 32.3% and 31.6% for 1996 and 1995, respectively in comparison to the statutory federal income tax rate of 35%. Tax exempt investment and loan income are the primary reason the Company's effective tax rate is less than the statutory tax rate.

The components of Mahoning National's deferred income tax asset and reconciliation of the effective tax rate can be found on page 23 of this report (Note J - Income Taxes).

Earnings Review for the Years Ended December 31, 1995 and 1994

Net Income:

Net income for 1995 was $10.070 million or $1.60 per share, an increase of $1.510 million or 18% over 1994 earnings of $8.560 million or $1.36 per share. Mahoning National's return on assets (ROA) for 1995 increased to 1.40% from 1.26% in 1994. The return on average stockholders' equity (ROE) for 1995 was 15.37%, an increase from 14.59% in 1994. Mahoning National was able to significantly improve its return on equity, and at the same time increase its very strong stockholders' equity to asset ratio to 9.67% in 1995 from 8.48% in 1994. The primary component of Mahoning National's earnings growth in 1995 was net interest income, and the significant growth in the loan portfolio was the primary reason for that earnings increase.

Net Interest Income:

Net interest income was $30.952 million for 1995, an increase of 4.1% over 1994 net interest income of $29.725 million. In 1995, the most significant factor in the increase in net interest income was loan volume which accounted for additional tax adjusted interest income of $3.360 million, as average loan balances grew by $38.566 million during 1995. The tax equivalent yield of the loan portfolio in 1995 was 8.92% which was 50 basis points greater than the 1994 average yield of 8.42%. The increase in the Company's tax adjusted net interest income as a result of changes in volume amounted to $1.481 million in 1995 as a result of the increase in the average outstanding balances of the loan portfolio. The loss of tax adjusted net interest income due to rate was $235 thousand in 1995 due to increased funding costs of interest bearing liabilities.

In 1995 average time deposits increased $26.599 million and the average rate paid on those deposits increased 100 basis points over 1994 balances and rates. The significant increase in time deposits was attributable to increases in market share and funds transferred from savings and interest bearing checking accounts, as customers were seeking to improve their yields. This was a reversal of the trend that had occurred over the past few years when interest rates were declining and customers were seeking liquidity and did not want to lock their money into longer term certificates at lower yields. The average balance of savings accounts decreased $17.355 million in 1995 from 1994, while the cost of these funds remained the same. The cost of interest bearing liabilities increased to 3.81% in 1995 from 3.15% in 1994.

Mahoning National's return on interest-earning assets and cost of interest-bearing liabilities increased significantly in 1995 after decreasing in 1994. This increase was the result of the dramatic rise in interest rates experienced throughout 1994 and the first six months of 1995. The prime interest rate which increased 250 basis points in 1994, increased an additional 50 basis points in the first two quarters of 1995 before receding back to 1994 year end levels by December 1995. While interest rates over that period of time changed dramatically, Mahoning National was able to maintain a relatively stable net interest margin of 4.68% in 1995 compared to 4.76% in 1994 due to the growth in the loan portfolio. The loan to deposit ratio for 1995 was 80.45% compared to 76.70% in 1994.

Other Operating Revenue:

Other operating revenue of $6.193 million, exclusive of security transactions, increased $613 thousand or 11.0% over 1994. The largest component of other operating revenue in 1995 was service charges on deposit accounts which increased $315 thousand or 12.5% over 1994. Other operating revenue, exclusive of security transactions, as a percent of average assets was 0.86% in 1995 compared to 0.82% in 1994. A 3% growth in the number of checking accounts in 1995, accompanied by adjustments to fees for the Company's products and services, and the strengthening of controls for the collection of such fees, were the reasons for the significant increase.

Mahoning National Bank's Trust and Investment Department generated $2.441 million in other operating revenue in 1995, an increase of $257 thousand or 11.8% over 1994. This increase can be attributed to two factors: an influx of new trust accounts and market value based fees which increased due to the significant increase in account market values due to rises in the stock market over 1994.

In 1995 the Company incurred a $155 thousand loss when $30.129 million of U.S. Government securities were sold from the available for sale portfolio. This compared to a loss of $85 thousand in 1994 when $9.883 million of U.S. Government securities were sold. The 1995 loss resulted primarily from an investment portfolio repositioning strategy executed late in the fourth quarter which was designed to enhance future net interest income performance. Specifically, $15 million of available for sale securities with a weighted average yield of approximately 4.30% and a weighted average maturity of 9 months were sold at a $125 thousand loss. The proceeds of this sale were used to purchase $10 million of securities with a weighted average yield of approximately 5.41%, a yield improvement of 111 basis points, and a weighted average maturity of 27 months. The remaining $5 million was used to fund loan growth in the fourth quarter of 1995.

Other Operating Expense:

Other operating expense of $20.380 million decreased $262 thousand or 1.3% during 1995. As a percentage of average assets, other operating expense was 2.84% in 1995 compared to 3.05% in 1994. A significant component of the reduction in other operating expense in 1995 was the reduction in the Company's deposit insurance premium.

                                  [MNB logo]

Management's Discussion and Analysis

In September 1995 the Federal Deposit Insurance Corporation (FDIC) determined that the Bank Insurance fund (BIF) was fully recapitalized as of the end of May 1995. As a result, the FDIC reduced deposit insurance premiums for most banks, including Mahoning National, which realized a $343 thousand reduction for the period June 1, 1995 through September 30, 1995 therefore reducing third quarter operating expense. The total premium paid to the FDIC for deposit insurance amounted to $636 thousand in 1995 compared to $1.214 million in 1994.

In 1995, total salaries and employee benefit expense increased $331 thousand or 3.3% from 1994. Salary expense alone for 1995 increased $309 thousand or 3.9% compared to an increase of $461 thousand or 6.1% in 1994 and can be attributed primarily to staffing adjustments and merit increases. The number of full time equivalent employees decreased from 409.5 in 1994 to 406 in 1995.

Net occupancy expense, which represents various facility management expenses, increased $42 thousand in 1995 to $1.661 million from $1.619 million in 1994. This increase was the result of branch renovations, building maintenance, increased utility costs and a $67 thousand non-recurring write-off of a lease obligation related to the closing of a branch facility. Equipment rental, depreciation and maintenance of $1.603 million decreased $343 thousand or 17.6% from 1994. In the fourth quarter of 1994 the Company disposed of certain data processing equipment and software leases due to obsolescence or capacity needs, resulting in a non-recurring loss of approximately $255 thousand.

Other expenses for 1995 were $5.196 million, an increase of $222 thousand over 1994. In 1995 additional expenses were realized as the result of the purchase of system software, increased donations to local organizations, increased costs associated with the promotion and processing of the Company's Visa/MasterCard program as well as increased business activity and the rising costs associated with doing business.

Income Taxes:

Income tax expense for 1995 was $4.640 million compared with $4.118 million in 1994. Mahoning National's effective tax rates were 31.6% and 32.5% for 1995 and 1994, respectively in comparison to the statutory federal income tax rate of 35%. In 1994, the Company's statutory tax rate increased to 35% and in the fourth quarter additional provisions were made for that increase. Significant increases in income subject to taxation in 1995 and 1994 account for the increase in the Company's effective and statutory tax rate.

LIQUIDITY:

It is a primary objective of Mahoning National Bancorp, Inc. to maintain a level of liquidity deemed adequate to meet the expected and potential funding needs of loan and deposit customers. It is the Company's policy to manage its affairs so that liquidity needs are fully satisfied through normal bank operations. Short term investments (Federal funds sold) and short term borrowings (Federal funds purchased and repurchase agreements, U.S. Treasury demand notes and Federal Home Loan Bank advances) are used as primary cash management and liquidity tools. Short term Federal fund lines totaling $60 million have been established at Mahoning National's correspondent banks. When loan demand increases at a faster rate than deposit growth it may be necessary to manage the available for sale portion of the investment portfolio to meet that demand, or to sell conforming residential mortgages on the secondary market. At December 31, 1996 and 1995, $394 thousand and $0 of residential mortgage loans were designated as available for sale respectively. At December 31, 1996, $143.600 million of the investment portfolio was classified as available for sale. This classification will afford the Company's Asset/Liability Committee the flexibility to manage the portfolio to meet any liquidity needs that may arise.

An additional source of liquidity is derived from the Federal Home Loan Bank of Cincinnati (FHLB). The FHLB provides short term funding alternatives with a line of credit of $18.5 million and funding for one-to-four family residential mortgage loans and allows the Company to better manage its interest rate risk. Mahoning National had $4.065 million outstanding in FHLB borrowings at December 31, 1996 compared to $1.302 million at December 31, 1995.

Mahoning National has been serving the Mahoning Valley for 128 years and has developed a solid core deposit base. Of the $550.998 million in deposits on December 31, 1996 only $25.344 million represent time deposits in excess of $100 thousand. Even though these deposits which exceed $100 thousand are not considered core deposits due to their volatile nature, Mahoning National's core deposit to total asset ratio is still strong at 68.31%. With Mahoning's strong core deposit base, growth in corporate investment accounts and access to funding, the liquidity position of the Company is such that there is still unused capacity to fund loans. At December 31, 1996, and throughout the past twelve months key liquidity ratios were within established Company and regulatory guidelines.

The maturity distribution of Mahoning National's total time deposits in amounts of $100 thousand or greater as of December 31,1996, is summarized below:



(Amounts in thousands)
--------------------------------------------------------------------------------

Within three months                            $   12,753
After three months
   but within six months                            6,318
After six months
  but within twelve months                          3,538
After twelve months                                 2,735
                                               ----------

                                               $   25,344
                                               ==========

                                  [MNB logo]

Management's Discussion and Analysis


INFLATION AND INTEREST RATE SENSITIVITY:

The primary objective of Mahoning National's asset/liability management process is to plan and control profits through management of the pricing and mix of assets and liabilities, while achieving acceptable levels of interest rate risk and liquidity risk and providing for adequate capitalization. Due to the fact that the assets and liabilities of a financial institution are monetary in nature, changes in interest rates and monetary or fiscal policy affect its financial condition and have potentially the greatest impact on the net income of the Company.

Some of the steps being taken by the Company to manage interest rate risk include: continuing to focus on originating and purchasing adjustable rate assets, selling fixed rate one-to-four-family loans with servicing retained, emphasizing transaction account deposit products which are less susceptible to repricing in a rising interest rate environment and maintaining competitive pricing on longer term certificates of deposit.

As part of its effort to monitor and manage interest rate risk the Company uses simulation analysis and net present value analysis. The simulation analysis monitors interest rate risk through the impact changes in interest rates can have on net income. At December 31, 1996 the Company analyzed the effect of a presumed 100 and 200 basis point shift in interest rates through its simulation analysis. The results indicated no significant impact on net interest income for 1997, and were within the five percent (5%) of net interest income guidelines established by the Company.

The net present value (NPV) analysis determines the discounted present value of the difference between cash flows from assets and cash flows from liabilities. The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from theoretical instantaneous and sustained parallel shifts of 100 and 200 basis points in market interest rates and their impact on equity. Presented below is an analysis of the Company's interest rate risk measured by the NPV methodology at December 31, 1996.

The following table shows the dollar impact of various rate changes on the net present value of the Company's assets and liabilities.



  Changes In
 Interest Rate   Change In       % Change    NPV of Equity/
 (basis points) NPV of Equity      In NPV    NPV of Assets
--------------------------------------------------------------------------------

     -200        $   7,321         9.50%        10.83%
     -100            4,137         5.37         10.48
        0            1,001         1.30         10.13
     +100           (2,087)       (2.71)         9.78
     +200           (5,129)       (6.65)         9.44



As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, as a result of competition, the interest rates on certain assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of repayment on assets and early withdrawal levels from certificates of deposit would likely deviate from those scheduled.

IMPACT OF NEW ACCOUNTING STANDARDS:

Several new accounting standards have been issued by the FASB that were effective for the Company's consolidated financial statements for the year ending December 31, 1996. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," requires a review of long-term assets for impairment of recorded value and resulting write-downs if the value is impaired. SFAS No. 122, "Accounting for Mortgage Servicing Rights," requires recognition of an asset when servicing rights are retained on in-house originated loans that are sold. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, entities to use a "fair value based method" to account for stock-based compensation plans. If the fair value accounting is not adopted, entities must disclose the pro forma effect on net income and on earnings per share had the accounting been adopted. These statements did not have a material effect on the Company's consolidated financial position or results of operation. In addition, SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities," provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122, and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increased obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996, and early or retroactive application is not permitted. This statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.

                                  [MNB logo]

Mahoning National Bancorp, Inc.

DIRECTORS                                           OFFICERS

Dominic A. Bitonte                                  Gregory L. Ridler
   Retired Doctor of Dental Surgery                    Chairman of the Board,
   Private Investments                                 President and
                                                       Chief Executive Officer

Frank A. Kramer                                     Parker T. McHenry
   President                                           Vice President
   Brenner Industrial Sales & Supply Co.

Charles J. McCrudden, Jr.                           Richard E. Davies
   President                                           Secretary
   McCrudden Heating Supply

Gregory L. Ridler                                   Norman E. Benden, Jr.
   President and Chief Executive Officer               Treasurer
   Mahoning National Bank

Daniel B. Roth
   President
   Roth, Blair, Roberts, Strasfeld & Lodge, L.P.A.
   Vice Chairman, Torent, Inc.
   Vice Chairman, McDonald Steel Corp.

Warren P. Williamson III
   Chairman, Sygnet Wireless, Inc.
   Chairman, WKBN Broadcasting Corp.




Mahoning National Bank

DIRECTORS

David A. Bitonte                          Frank A. Kramer
   Anesthesiologist/Physician                President
   President                                 Brenner Industrial
   Alliance Anesthesia, Inc.                 Sales & Supply Co.

William J. Bresnahan                      Charles J. McCrudden, Jr.
   President                                 President
   Hynes Industries, Inc.                    McCrudden Heating Supply

Lee Burdman                               Gregory L. Ridler
   Partner                                   President and
   Redstone Investments                      Chief Executive Officer
                                             Mahoning National Bank
Howard W. Cailor, Jr.
   President                              Daniel B. Roth
   Cailor Fleming & Associates, Inc.         President
                                             Roth, Blair, Roberts,
Louis M. Davies                              Strasfeld & Lodge, L.P.A.
   Retired Attorney                          Vice Chairman, Torent, Inc.
                                             Vice Chairman, McDonald Steel Corp.
Eleanor Beecher Flad
   Private Investments                    Warren P. Williamson III
                                             Chairman, Sygnet Wireless, Inc.
Howard C. Hargate                            Chairman, WKBN Broadcasting Corp.
   Chairman of the Board
   Scholl-Choffin Sprinkler Corp.         Philip N. Winkelstern
                                             Retired Senior Vice President and
                                             Chief Financial Officer
                                             Commercial Intertech Corp.


ADVISORY                                  DIRECTORS
BOARD                                     EMERITI

Charles H. Byers                          J. Roy Barefoot
Sallie Tod Dutton                         John D. Beeghly
Robert J. Edwards, D.V. M.                Dominic A. Bitonte
Ralph Fagert                              Kenneth J. Black
Robert M. Hammond                         William W. Bresnahan
Paul A. Johnson                           Alfred M. Clark, Jr.
Donald F. Leonhart                        William F. Courtney
James E. Mitchell                         John Nelson
C.F. Morain                               John M. Newman
Robert M. Morain                          Fred Tod, Jr.
Charles V. Rudge                          Ambrose J. Wardle, Jr.
Helene Gran Salreno
Dale R. Sheely
Gregory B. Smith


                                  [MNB logo]

Mahoning National Bank   -   Official Organization

Gregory L. Ridler           Parker T. McHenry           Richard E. Davies
President &                 Executive Vice President    Senior Vice President &
Chief Executive Officer                                 Cashier





LOANS                                     BANK OPERATIONS
Frank Hierro                              David E. Westerburg
   Senior Vice President                     Senior Vice President

COMMERCIAL LOANS                          CENTRALIZED BANKING
Dale W. Reese                             Frank A. Constantino
   Vice President                            Centralized Banking Officer
Timothy A. Beaumont
   Vice President                         DEPOSIT SERVICES
Richard L. Gorby                          Melinda M. Davies
   Vice President &                          Vice President
   Loan Review Officer                    David R. Merva
Kenneth G. Goldsboro                         Operations Officer
   Vice President
Timothy F. Shaffer                        INFORMATION SERVICES
   Vice President                         Marianne Yeager
J. Gregory Yaskulka                          Vice President
   Assistant Vice President
Patrick J. McElhaney                      LOAN SERVICES
   Commercial Loan Officer                Beth E. Soroka
                                             Operations Officer
CONSUMER LOANS
Kathleen R. Patrone                       FINANCE &
   Vice President                         ACCOUNTING
Gilbert R. Smith                          Norman E. Benden, Jr.
   Assistant Vice President                  Senior Vice President &
Edward D. Lancy                              Chief Financial Officer
   Assistant Vice President               Harold E. Erickson, Jr.
Kathleen M. Dillon                           Vice President
   Assistant Vice President               Kathleen A. Rish
David W. Howard                              Accounting Officer
   Consumer Collection Officer            Cathy A. Barrios
Carol M. Lewis                               Accounting Officer
   Consumer Loan Officer
Betty J. Willis                           COMPLIANCE
   Mortgage Loan Officer                  Dexter A. Hollen
                                             Vice President &
CORPORATE BANKING                            Compliance Officer
James D. Fisher                           Kimberly G. Hebb
   Vice President                            Assistant Compliance Officer

TRUST & INVESTMENTS                       AUDITING
Patrick A. Sebastiano                     Martha Drabiski
   Senior Vice President &                   Vice President & Auditor
   Senior Trust Officer
Stephen D. Panak                          MARKETING AND
   Vice President & Trust Officer         PUBLIC RELATIONS
John M. Zador                             Karen R. DeSalvo
   Vice President & Trust Officer            Assistant Vice President
Clinton S. Pelfrey
   Vice President &                       HUMAN RESOURCES
   Trust Investment Officer               Nadine E. Cummins
Terrence F. Cloonan                          Vice President
   Trust Officer                          Beverly J. Mackey
Carol A. Chamberlain                         Payroll Officer
   Trust Officer                          Donna J. Mowrey
Paulette C. Pasquale                         Human Resources Officer
   Trust Officer                          Stanley C. Simons
Daniel L. McCullough                         Employee Benefits Officer
   Trust Operations Officer
Janice M. Korechko                        SECURITY
   Assistant Trust Officer                John Rosan
Paula L. Wayne                               Security Officer
   Assistant Trust Officer
Bruce D. Hendryx                          LEGAL
   Assistant Trust Officer                Thomas M. Gacse
                                             Legal Counsel




BRANCH ADMINISTRATION

John R. Lewis           Robert D. Meek             David L. Pringle
 Senior Vice President   Assistant Vice President   Assistant Vice President &
                                                    Branch Sales Manager

BRANCH MANAGERS

MAIN OFFICE                                   LIBERTY OFFICE AND
Emma L. Titler                                LIBERTY DRIVE-IN
                                              Gillian A. Smith
AUSTINTOWN OFFICE                                Assistant Vice President &
Gerald J. Tekac                                  District Manager
   Branch Banking Officer
                                              NEW MIDDLETOWN OFFICE
BOARDMAN OFFICE                               Beth Fallen
Caroline L. Wilbert                              Assistant Vice President &
   Assistant Vice President                      District Manager

BROOKFIELD OFFICE                             NORTH LIMA OFFICE
Breen O. Bannon                               Richard N. Chase
   Branch Banking Officer                        Assistant Vice President

CAMPBELL OFFICE                               SOUTH & MIDLOTHIAN
Thomas R. Papa                                OFFICE
   Assistant Vice President                   James Colaluca
                                                 Branch Banking Officer
CANFIELD OFFICE
Judith A. Larson                              SOUTH & 224 OFFICE
   Branch Banking Officer                     James D. Horvath
                                                 Assistant Vice President
CORNERSBURG OFFICE
Randall Rivello                               SOUTH SIDE OFFICE
   Assistant Vice President                   Ronald C. Clifton
                                                 Assistant Vice President &
CORTLAND OFFICE                                  District Manager
Mark E. Homrighouse
   Assistant Vice President                   STRUTHERS-POLAND
                                              OFFICE AND STRUTHERS-
HOWLAND OFFICE                                POLAND DRIVE-IN
Roberta L. Harding                            David R. Bompage
   Assistant Vice President                      Assistant Vice President

HUBBARD OFFICE                                WEDGEWOOD OFFICE
Daniel E. Hackett                             Rhonda A. Kempe
   Branch Banking Officer                        Branch Banking Officer

JACKSON-MILTON OFFICE                         WEST SIDE OFFICE
Carole A. Senediak                            AND MAHONING &
                                              SCHENLEY OFFICE
KINSMAN OFFICE                                Thomas E. Reardon
Shari L. Polchosky                               Branch Banking Officer

                             CONTRIBUTING TO OUR
                                  COMMUNITY




                       MAHONING NATIONAL BANCORP, INC.
                               YOUNGSTOWN, OHIO