Form 10-K405, Exhibit 13
period 1997-12-31
MAHONING NATIONAL BANCORP INC
filed 1998-03-25
CIK 882859

          [PICTURE]
           PEOPLE



                            [PICTURE]
                             VISION


                                                    [PICTURE]
                                                    COMMITMENT




                                  Exhibit 13
                      1997 ANNUAL REPORT TO SHAREHOLDERS




                                   [MNB LOGO]
                        MAHONING NATIONAL BANCORP, INC.

                                                                          PEOPLE

                                                                          VISION

                                                                         COMMIT-
                                                                            MENT

(Amounts in thousands, except share data)             For the year
                                         ---------------------------------
For the Year                                1997        1996        Change
--------------------------------------------------------------------------
Net income                               $ 12,941    $ 11,611        11.4%
   Per share                                 2.05        1.84        11.4
Cash dividends                              4,347       3,559        22.1
   Per share                                0.690       0.565        22.1

At Year End
--------------------------------------------------------------------------
Assets                                   $796,866    $769,560         3.5%
Loans                                     492,487     477,795         3.1
Investment securities                     250,756     229,332         9.3
Deposits                                  545,111     550,998        (1.1)
Stockholders' equity                       86,579      77,095        12.3
Book value                                  13.74       12.24        12.3

Financial Ratios
--------------------------------------------------------------------------
Return on assets                             1.67%       1.55%
Return on equity                            15.82       15.83
Net interest margin                          4.79        4.78
Capital:
   Primary leverage                         11.05       10.27
   Tier I                                   17.70       16.31
   Risk based                               18.95       17.57


                                                            FINANCIAL HIGHLIGHTS

Common Share Information

The Company's common shares were traded Over-the-Counter, generally in the Youngstown area, in 1997 and 1996. Effective January 5, 1998, the Company's common shares were listed on The NASDAQ National Market System under the symbol "MGNB". Currently the following five brokerage firms serve as market makers for the Company's common stock: McDonald & Company Securities, Inc., The Ohio Company, Sandler O'Neill & Partners, L.P., F.J. Morrissey & Co., Inc. and Everen Securities, Inc. The following table lists the high and low bid prices during the periods presented; these do not necessarily reflect prices in actual transactions. The table also lists the dividends declared by the Company during 1997 and 1996.

The prices and dividends listed below have been restated to reflect the two-for-one stock split in the form of a 100% stock dividend paid in 1996.

                               1997                                 1996
---------------------------------------------------------------------------------------
Quarters Ended   Mar 31  Jun 30  Sep 30  Dec 31        Mar 31   Jun 30  Sep 30   Dec 31
---------------------------------------------------------------------------------------
   High          $22.75  $22.50  $26.25  $33.00        $21.13   $25.50   $26.25  $25.50
   Low            21.50   21.50   22.50   26.00         19.00    20.75    24.50   22.50
   Dividends       0.16    0.16    0.16    0.21          0.135    0.135    0.135   0.16



             CONTENTS

Financial Highlights...............1
Chairman's Letter................2-7
People. Vision. Commitment......8-11
Financial Information and
  Comparative Financial Data...12-13
Consolidated Statements
  of Financial Condition..........14
Consolidated Statements
  of Income.......................15
Consolidated Statements of
  Changes in Stockholders' Equity.16
Consolidated Statements
  of Cash Flows...................17
Notes to Consolidated
  Financial Statements.........18-28
Auditor's and Management's
  Reports......................29-31
Business Overview.................32
Management's Discussion
  and Analysis.................33-43
Mahoning National Bancorp, Inc.
  Directors and Officers..........44
Mahoning National Bank
  Directors and Advisory Board....44
Official Organization.............45

[PICTURE "THE PRESIDENT"]

Gregory L. Ridler
Chairman of the Board,
President and Chief Executive Officer

A Letter from the Chairman...

The cover of our 1997 Annual Report introduces this year's theme - People. Vision. Commitment. The focus is on "Our People," Mahoning National Bank's valued employees, their visions for the Bank's success and their commitment to Mahoning National and the communities it serves.


                                                                   THE PRESIDENT


For nearly 130 years, Mahoning National Bank has been an active partner in the economic growth and development of the Mahoning Valley. Our success in establishing a long-term relationship with Valley residents and businesses has stemmed from our unique ability to know our customers and our market.

Our success has been influenced by three key factors: the dedicated commitment of an extremely talented work force, their understanding and insight into the financial needs of our clientele and the fact that our Board of Directors and employees never lose sight of Mahoning National's commitment to the Mahoning Valley. We are proud to be actively involved in all the communities we serve and we understand that our success as an institution is only as great as the viability and vitality of our region and its populace.

Mahoning National achieved record earnings in 1997 for the seventh consecutive year. Net income for 1997 amounted to $12.941 million or $2.05 per share. This represents an increase of 11% over net income earned during 1996 ($11.611 million or $1.84 per share).

Total assets increased to $796.866 million on December 31, 1997. This increase in assets is primarily reflected in growth in the loan and investment securities portfolios.

Total deposits of $545.111 million resulted in a decrease of $5.887 million for the year, reflecting a decline in interest bearing deposits. This decrease mirrors an industry trend as consumers continue to move funds from financial institutions into annuities and mutual funds.

Liquidity of Mahoning National remained at consistent levels throughout the year; the Bank's liquidity ratios which analyze temporary assets and volatile liabilities have compared favorably with peer banks in 1997.

Loan quality has become a focal point within the banking industry over the last several years. A common measurement of a bank's loan quality is its percentage of nonperforming loans to total loans.

Non-accrual loans, consisting of loans on which interest is no longer accrued but recorded only when received, and loans over 90 days past due, amounted to $2.881 million on December 31, 1997; this category of loans amounted

[PICTURE]

                              "Mahoning National's
                     participation in the YMCA's Youngstown
                         Area Community Cup helps foster
                    employee pride, teamwork and creates an
                           awareness of the benefits
                             of physical fitness."
                                Gregory L. Ridler
                              Community Cup 5K run



to 0.58% of total loans at year end and compares favorably with our peer group ratio of 0.73%.

Nineteen ninety-seven results show $3.563 million of net loans charged off after recoveries; these loans represent loans fully or partially charged off where the ultimate amount to be collected was deemed to be uncertain at the time of charge off. It is anticipated that some of these amounts charged off will be collected in the future and will be added to the Bank's allowance for possible loan losses.

As a result of the amount of loans charged off and additional allocations to the Bank's loan allowance during 1997, Mahoning National's allowance for possible loan losses stands at 1.53% of loans outstanding at year end.

Mahoning National's capital ratios remain well above regulatory guidelines; our Capital to Asset ratio at year end was 10.86%. In fact, under the risk-based capital guidelines, Mahoning has one of the strongest ratios in the industry at 18.95%.

The strength of Mahoning National's balance sheet was increased as common stockholder's equity rose during the year to $86.579 million from $77.095 million in 1996, resulting in a per share book value of $13.74 compared to $12.24 a year ago.

As evidence of management's continued confidence in Mahoning National's earnings performance, the Board of Directors in November concurred with management's recommendation to increase the December dividend to $.21 per common share, an indicated annual rate of $.84. This represents an increase of 22% over the prior year and represents the thirty-second consecutive annual dividend increase.

Historically a strong, safe institution, it is extremely gratifying to note that in 1997 Mahoning National was recognized by the independent research firm VERIBANC, Inc., as a "Blue Ribbon" bank for the thirtieth consecutive quarter. Only 2 percent of the Nation's 9,500 banks have earned this rating over that time frame, and Mahoning National was the only Bank of its size in the State of Ohio to receive this designation for thirty consecutive quarters. To obtain the Blue Ribbon rating, banks must meet stringent standards of asset quality, capital strength, earnings and liquidity.

In addition to the continued improvement in our level of profitability, many other significant events within our organization took place during 1997.

A major commitment of resources has been allocated to our Commercial and Consumer Loan Departments to ensure the necessary expertise and systems to allow us to aggressively compete in and meet the credit needs of retail customers and the business community.

Nineteen ninety-seven witnessed an overall growth in our loan portfolio. An active calling program, not only for existing Bank customers but potential customers as well, resulted in a $2.588 million increase in our volume of high quality commercial loans and mortgages during the year.

Our Consumer Loan Department experienced a significant increase in loan volume during 1997. Increases in automobile financing, residential mortgages, home equity loans and credit cards resulted in $11.548 million growth in the consumer loan portfolio.

[PICTURE]

                 "It's very rewarding to brighten someone's day
               with a nutritious meal, which he or she could not
                   otherwise prepare. `Meals on Wheels' helps
              ensure that these recipients get a balanced diet."
   Terrence F. Cloonan, Assistant Vice President & Trust Officer (r), pictured with Patrick J. McElhaney, Assistant Vice President, Commercial Loans

Mahoning National Bank once again achieved an "Outstanding" Community Reinvestment Act (CRA) rating for meeting community credit needs. This rating, received by The Office of the Comptroller of the Currency during its most recent performance evaluation in February 1997, acknowledges that Mahoning National is meeting the credit needs of the community by assuming a leadership role in local economic development. In addition to its conventional lending program, Mahoning National also participates in the Warren-Trumbull County Consortium Reinvestment Partnership, is a charter member of the Youngstown-Mahoning County Mini-Loan Fund, Inc. and participates with the State of Ohio in its minority lending program. These programs are intended to strengthen the region's economic base by providing resources to small, fledgling companies.

Throughout the year, Mahoning National continued to be one of the leading mortgage lenders for low-to-moderate income families and minority families; this was accomplished through the success of our Mortgage Assist Program (MAP). This program offers consumers more options and alternatives than conventional home mortgages, including reduced down payment requirements, no private mortgage insurance, extended loan terms and consideration of non-traditional credit history sources. The Mortgage Assist Program complements Mahoning National's other services for low-to-moderate income families, such as Budget Checking, Five Hundred Dollar minimum consumer loans, Church Affiliated Banking and Community Affiliated Banking.

Mahoning National continued to meet the needs of its community through the introduction of new products and services to its customers in 1997.

During the year, Mahoning National continued to enhance and deploy technology to improve the delivery of its products and services. "Premier II" software was installed, enabling Mahoning National to operate more efficiently and better serve its customers.

To further meet the needs of its diversified customer base, the hours of operation offered at Mahoning National were expanded; in fact, Mahoning National provides a wide variety of delivery channels from which customers can choose to accommodate their particular lifestyles. Traditional branch banking with personalized, one-on-one service, and expanded hours, is available at all Mahoning National Branch Offices, while telephone banking is also available by calling Mahoning National's Centralized Customer Service Center, which is staffed with specialists rendering superior customer service. Continuing to grow in transaction volume, TeleBank, Mahoning National's automated 24-hour-a-day telephone response system, allows all customers to bank at their convenience.

Following its business strategy of providing customers with value-added products and services, Mahoning National introduced two new

[PICTURE]

                      "The March of Dimes WalkAmerica is an
                  excellent way to raise money to help educate
                    and finance prenatal care for women who
                              cannot afford it."
                    Joanne Jordan, Teller, Cornersburg Office


packaged checking accounts in September, which offer customers an array of benefits. Easy Checking(sm) and Elite Checking(sm) provide free personalized checks, unlimited checking, Shoppers Advantage(R), travel discounts, accidental death insurance, no fee Hometown VISA(R) or MasterCard(R), discounted consumer loan fees and more. Easy Checking(sm) and Elite Checking(sm) accounts are designed to meet the needs of today's value-conscious consumer.

Mahoning National continued its commitment to the Mahoning Valley by reinvesting in its franchise. In the fourth quarter of 1997, Mahoning National Bank renovated its South & Midlothian Office. Expanded drive-in facilities, including a drive-up ATM, allows for the expansion of banking hours and enables Mahoning National to more effectively serve its customers.

As part of the renovations made at its South & Midlothian Office, Mahoning National Bank has become the first financial institution in the Valley to implement a fully functional Customer Service Counter, a new concept in banking aimed at providing better, more efficient customer service. Instead of having to wait in line for a teller, customers are now able to perform all non-cash transactions, such as deposits and payments, at the counter, as well as obtain information regarding new accounts, check orders, loans, account changes, safe deposit boxes and other financial products and services.

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

On December 31, 1997 Mahoning National Bancorp, Inc. received notification that its application to list and trade the Company's shares on the NASDAQ National Market System was approved and that the Company would be listed and begin trading on NASDAQ on January 5, 1998.

Mahoning National Bancorp, Inc., which has a total of 6,300,000 outstanding common shares, trades under the symbol "MGNB." Market makers in the Company's common stock include: Everen Securities, Inc., F.J. Morrissey & Co., Inc., McDonald & Company Securities, Inc., The Ohio Company and Sandler O'Neill & Partners, L.P.

J. David Sabine, Esquire, Senior Vice President and Senior Trust Officer, joined Mahoning National Bank in April. Dave, a graduate of the University of Michigan Law School, brings to our organization over twenty-seven years of trust and estate planning experience; his

[PICTURE]

                    "It's very rewarding to see the children
                    develop and grow spiritually through our
                      Sunday school class at Martin Luther
                               Lutheran Church. "
                 Gail Hall, Teller, Struthers-Poland Office (l)


legal and managerial expertise will enhance the quality and delivery of our trust and investment products and services to our customers.

We would like to express our sincere appreciation for the support and counsel of Eleanor Beecher Flad, who retired from the Board of Mahoning National Bank in January. After 15 years of distinguished service to the Bank's Board, Eleanor has been designated Director Emeritus.

Further, we welcome Parker T. McHenry, Executive Vice President, Mahoning National Bank, to the Bank's Board of Directors. Parker, whose primary responsibilities include management of the credit administration and retail banking functions, joined the Board in February; he has been associated with Mahoning National for the past 8 years.

We extend our sympathies to the family of Clifford F. Morain, an Advisory Board member, who passed away in June. Mr. Morain's association with Mahoning National Bank began in 1964 and his 33 years of dedicated service to our Bank is recognized and appreciated by all.

It is the objective of The Mahoning National Bank, as a locally owned and independent financial institution, to provide a full range of financial products and services to our clientele. We strive to achieve profit levels which assure the continued growth of our organization for the benefit of our stockholders, customers, employees and the community we serve.

The one standard for which Mahoning National strives is excellence in the quality of our products and services, and in our relationships with people -- our customers, our employees, our community and our stockholders.

To meet the standard, we are committed to:

o  Offering financial products and services of excellent quality and value;

o  Realizing superior levels of financial performance;

o  Achieving consistently higher levels of asset growth;

o  Generating the profits required to fuel our growth; and

o  Developing people who contribute superior performance in all levels.

[PICTURE]


                    "The holidays were made a little brighter
                     for many area children through Mahoning
                    National's participation in the Salvation
                         Army's 'Angel Tree' Campaign."
                       Sandra Douglas, Executive Secretary


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



For the Board of Directors


/s/ Gregory L. Ridler

Gregory L. Ridler
Chairman of the Board,
President and Chief Executive Officer

[PICTURE]

                         "Mahoning National commits loan
                   dollars and volunteer hours to support the
               Mahoning-Youngstown Mini Loan Fund, which helps to
                 provide for small businesses that don't qualify
                            for conventional loans."
                                  Frank Hierro


[PICTURE]

                  "Spending time with a child in Big Brothers
                     & Big Sisters can help make a positive
                         difference in a child's life."
                                  Kathy Patrone


                                                                           LOANS


Frank Hierro, Senior Vice President, Commercial Loans

A 13-year veteran of Mahoning National Bank, Frank Hierro has demonstrated his commitment to local business efforts by focusing on improving customer service. Hierro and his Commercial Loan team take the time to meet with each customer one-on-one, personally catering to specific needs and providing quick turn-around time on credit issues.

"Superior customer service is definitely the key to our success," Hierro explained. "Differentiating financial services is often difficult, but we pride ourselves in meeting and exceeding our customers' needs and their expectations. We have been able to accomplish this goal through proper planning and leadership, consistently maintaining high credit standards and delivering products and services in an efficient manner."

Under Hierro's guidance, the Bank's Commercial Loan team has recently introduced a new accounts receivable product, expanded the credit department and made an overall commitment to on-line deposit services.


Kathleen Patrone, Vice President, Consumer Loans

"Local means having a person to talk to face-to-face instead of an unknown person on an 800 number," proclaimed Kathy Patrone regarding the advantage of banking with Mahoning National, a local bank. "Whether it's questions about a new or past loan, our customers can talk to someone they know and trust while receiving quick, personalized service."

Patrone and her Consumer Loan team are gearing up to successfully enter the next millennium of consumer lending by expanding products, offering secondary market mortgage rates and improving efficiency and turn-around times. They are also updating their customer service program, which, in addition to consumers, is also provided to Dealers, Realtors and Title Agents.

[PICTURE]

        "Through my volunteer efforts with the Canfield Swim Team, I have helped these young adults learn the importance of achieving team success while also striving to meet their individual goals."
                                Carol Chamberlain

[PICTURE]

                           "I am thankful I have the
                    opportunity to help New Hope Academy and
                   children like Bryant Youngblood. Mahoning
                    National has been very supportive of my
                 involvement, and we all benefit when positive
                       things happen in the community."
                                 J. David Sabine



                                                                       TRUST &
                                                                     INVESTMENTS


Carol Chamberlain, Vice President and Manager of
                   the Personal Trust Division

Carol Chamberlain, Certified Trust and Financial Advisor, and Manager of the Personal Trust Division of Mahoning National's Trust and Investments Department has over 24 years of experience in personal trust administration and taxation. She and her staff provide a complete line of services that are designed to meet the needs of our clients, both financial and personal. "We are pleased to have an extremely qualified staff of individuals who are committed to providing our clients with objective, professional advice," stated Chamberlain.

Services provided include estate planning, financial planning, investment management, the administration of personal trusts and special accounts for self-trusteed trusts. "The financial services arena is rapidly changing and the Trust Department is continuing to introduce innovative products to meet the increasingly sophisticated needs of our clients," emphasized Chamberlain.

J. David Sabine, Senior Vice President and Senior Trust Officer

With over 27 years experience in the trust, estate planning and investment management profession, J. David Sabine has been a valuable addition to Mahoning National's experienced management team. "Our entire staff shares a vision of high professionalism and a true dedication to the traditional values of a fiduciary relationship," Sabine proclaimed.

As evidence of this professionalism, Mahoning National Bank's Trust and Investments Department works hard to deliver investment returns above the market averages for its clientele while taking below average risks in the market.

Because Mahoning National is truly a local bank, we are able to provide each of our clients with an investment officer and an administrative officer committed to the client's account. "Despite this age of merger and cost cutting, we are able to resist making customer service choices that result in reducing service quality. Mahoning National continues to be committed to maintaining and improving its high level of service," emphasized Sabine.

Branches, Centralized Banking and Technology


[PICTURE]

                     "It is rewarding to interact with the
                      generous people of our area. Year in
                      and year out, the Salvation Army is
                    praised for the fine services it provides
                     to our community. It's truly a joy to
                        help such a fine organization."
                              David Westerburg (l)


                                                                        RETAIL
                                                                        DELIVERY
                                                                        NETWORK


David Westerburg, Senior Vice President

"Dedication to exceptional customer service has been paramount to Mahoning National's success as a local bank," emphasized David Westerburg, Senior Vice President. "Through this commitment, Mahoning National has developed and held long-lasting relationships with our customers -- our family, friends and neighbors. Our employees truly care about the well-being of our customers."

According to Westerburg, who has twenty-four years of banking experience, this philosophy has led to Mahoning National's commitment to having the best retail customer delivery system in the Mahoning Valley, providing service that meets and strives to exceed customer expectations. To help accomplish this, the Bank has expanded its branch hours, installed TeleBank -- an automated twenty-four hour a day customer service system -- and formed the Centralized Banking Department in order to give its customers more convenient banking options.

An automation and technology plan has been developed and implemented to allow Mahoning National to better serve its customers and maximize profits through advanced technologies. The Bank has enhanced productivity through acquisition of the latest delivery systems, including its automated telephone bill payment and loan phone systems. Customers, at their convenience, can now pay their bills and apply for loans via the telephone, receiving quick loan approvals.

 Westerburg believes that "local" means personal attention and knowing that financial decisions are made by people who are stakeholders in our Valley. "We have dedicated employees ready to meet the many challenges facing the banking industry today," explained Westerburg.

[PICTURE]

                    "Touring the Bank helped the children of
                   John White Elementary School have a better
                    understanding of money, banking and the
                               value of saving."
                    Emma Titler, Branch Manager, Main Office

[PICTURE]

                   "Mahoning National's `Student of the Month
                    Program' enables Kirkmere Elementary to
                   enhance their students' education with the
                         purchase of needed supplies."

          Randy Rivello, Assistant Vice President and Branch Manager,
                             Cornersburg Office (l)

[PICTURE]

                "Helping to clean up downtown Youngstown through
           Operation Beautification gave me a sense of pride in giving back to the community where I work."
           Marianne Yeager, Vice President, Information Services (l),
            pictured with Kimberly Heidel, Loan Services Supervisor.

FINANCIAL INFORMATION

         NET INCOME
        (IN MILLIONS OF DOLLARS)

1993     1994     1995     1996     1997
7,103    8,560    10,070   11,611   12,941


      EFFICIENCY RATIO
        (PERCENTAGE)

1993     1994     1995     1996     1997
61.41    57.27    53.77    49.62    47.71


   RETURN ON AVERAGE ASSETS
        (PERCENTAGE)

1993     1994     1995     1996     1997
1.13     1.26     1.40     1.55     1.67


   RETURN ON AVERAGE EQUITY
        (PERCENTAGE)

1993     1994     1995     1996     1997
13.22    14.59    15.37    15.83    15.82


MARKET VALUE PER SHARE BOOK VALUE PER SHARE
                (DOLLARS)

                 1993     1994     1995     1996     1997

 MARKET VALUE   10.00    14.25     19.00    23.88    33.88

 BOOK VALUE      8.85     9.53     11.05    12.24    13.74


                                    Form 10-K
    A copy of Mahoning National Bancorp, Inc.'s Annual Report filed with the Securities and Exchange Commission will be available on March 31, 1998 upon written request to: Norman E. Benden, Jr., Treasurer
               Mahoning National Bancorp, Inc., 23 Federal Plaza,
                          Youngstown, Ohio 44501-0479.

                 ASSETS
        (IN MILLIONS OF DOLLARS)

1993     1994     1995     1996     1997
657      708      720      770      797


                 LOANS
        (IN MILLIONS OF DOLLARS)

1993     1994     1995     1996     1997
377      425      462      478      492


COMPARATIVE FINANCIAL DATA


                                                                          Years ended December 31,
                                                     --------------------------------------------------------
(Amounts in thousands, except share data)               1997        1996        1995        1994        1993
-------------------------------------------------------------------------------------------------------------
EARNINGS
    Interest income                                  $ 58,130    $ 56,081    $ 53,145    $ 47,135    $ 44,792
    Interest expense                                   23,761      22,982      22,193      17,410      17,650
                                                     --------------------------------------------------------
    Net interest income                                34,369      33,099      30,952      29,725      27,142
    Provision for loan losses                           2,975       2,625       1,900       1,900       2,405
    Non-interest income                                 8,333       7,174       6,038       5,495       5,139
    Non-interest expense                               20,626      20,497      20,380      20,642      20,295
                                                     --------------------------------------------------------
    Income before income taxes                         19,101      17,151      14,710      12,678       9,581
    Income taxes                                        6,160       5,540       4,640       4,118       2,835
                                                     --------------------------------------------------------
    Income before cumulative effect of a
     change in accounting principle                    12,941      11,611      10,070       8,560       6,746
    Cumulative effect on prior years of change
     in accounting for income taxes                        --          --          --          --         357
                                                     --------------------------------------------------------
    Net income                                       $ 12,941    $ 11,611    $ 10,070    $  8,560    $  7,103
                                                     ========    ========    ========    ========    ========

YEAR END BALANCES
    Assets                                           $796,866    $769,560    $720,135    $707,874    $657,468
    Loans                                             492,487     477,795     462,435     425,367     377,240
    Investment securities                             250,756     229,332     210,087     235,174     237,633
    Deposits                                          545,111     550,998     574,808     554,609     542,690
    Securities sold under agreements to repurchase    146,245     122,467      65,042      81,247      39,832
    Stockholders' equity                               86,579      77,095      69,641      60,031      55,764

AVERAGE BALANCES
    Assets                                           $774,847    $749,811    $717,097    $676,745    $625,824
    Loans                                             490,167     478,237     445,594     407,028     369,266
    Investment securities                             235,814     225,042     221,580     226,952     206,023
    Deposits                                          543,335     565,219     558,546     547,450     523,799
    Securities sold under agreements to repurchase    128,843      93,810      75,512      58,508      36,092
    Stockholders' equity                               81,802      73,328      65,527      58,657      53,726

PER SHARE DATA (1)
    Net income (2)                                   $   2.05    $   1.84    $   1.60    $   1.36    $   1.13
    Dividends                                           0.690       0.565       0.465       0.395       0.342
    Book value                                          13.74       12.24       11.05        9.53        8.85

RATIOS
    Return on average assets                             1.67%       1.55%       1.40%       1.26%       1.13%
    Return on average equity                            15.82       15.83       15.37       14.59       13.22
    Net interest margin (3)                              4.79        4.78        4.68        4.76        4.73
    Efficiency ratio (4)                                47.71       49.62       53.77       57.27       61.41
    Stockholders' equity to assets                      10.86       10.02        9.67        8.48        8.48
    Dividends to net income                             33.59       30.66       29.09       29.07       30.38
    Loans to deposits                                   90.35       86.71       80.45       76.70       69.51
    Allowance for loan losses to total loans             1.53        1.70        1.55        1.57        1.38
    Nonperforming loans to total loans                   0.58        0.97        0.49        0.51        0.46

(1) Adjusted for 2:1 stock split in the form of a 100% stock dividend in 1996 and 1994.

(2) Includes a $.06 per share adjustment in 1993 for the cumulative effect on prior years of a change in accounting for income taxes (SFAS 109).

(3)  Tax equivalent basis.

(4) Other operating expenses as a percentage of net interest income on a fully-taxable equivalent basis and non-interest income (excluding security gains and gains on sales of loans).

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                        December 31,
                                                                                   ----------------------
(Amounts in thousands, except share data)                                            1997          1996
---------------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                                           $ 29,143      $ 29,257
 Federal funds sold                                                                   8,800        19,500
 Investment securities available for sale - at fair value                           189,578       143,600
 Investment securities held to maturity - at cost
    (Fair value $61,248 in 1997 and $85,646 in 1996)                                 61,178        85,732
 Loans                                                                              492,487       477,795
    Less allowance for possible loan losses                                           7,524         8,112
                                                                                   ----------------------
        Net loans                                                                   484,963       469,683
 Bank premises and equipment                                                          8,653         8,981
 Other assets                                                                        14,551        12,807
                                                                                   ----------------------
        Total assets                                                               $796,866      $769,560
                                                                                   ========      ========

---------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
 Deposits
    Non-interest bearing                                                           $ 74,500      $ 70,706
    Interest bearing
      Savings                                                                       275,139       282,929
      Time                                                                          195,472       197,363
                                                                                   ----------------------
        Total deposits                                                              545,111       550,998
 Federal funds purchased and securities
    sold under agreement to repurchase                                              146,245       122,467
 Short term borrowings                                                               10,954        10,235
 Long term borrowings                                                                 3,151         4,065
 Other liabilities                                                                    4,826         4,700
                                                                                   ----------------------
        Total liabilities                                                           710,287       692,465
                                                                                   ----------------------

 Commitments and contingencies

---------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
 Common stock (No par value, $1 stated value)
    Authorized - 15,000,000 shares, issued and outstanding - 6,300,000 shares         6,300         6,300
 Additional paid-in capital                                                          44,100        44,100
 Retained earnings                                                                   35,221        26,627
 Unrealized gain on investment securities
    available for sale, net of deferred taxes                                           958            68
                                                                                   ----------------------
        Total stockholders' equity                                                   86,579        77,095
                                                                                   ----------------------
        Total liabilities and stockholders' equity                                 $796,866      $769,560
                                                                                   ========      ========


        The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME


                                                                 Years ended December 31,
                                                           ------------------------------------
(Amounts in thousands, except per share data)                1997          1996           1995
-----------------------------------------------------------------------------------------------
INTEREST INCOME
   Interest and fees on loans                              $43,823      $ 42,397       $ 39,358
   Interest on investment securities
      Taxable                                               12,820        12,490         12,462
      Nontaxable                                             1,065           894            712
   Interest on federal funds sold                              422           300            613
                                                           ------------------------------------
                                                            58,130        56,081         53,145
INTEREST EXPENSE
   Interest on deposits                                     16,887        18,080         17,791
   Interest on federal funds purchased and securities
      sold under agreement to repurchase                     6,283         4,379          3,879
   Interest on short term borrowings                           394           303            439
   Interest on long term borrowings                            197           220             84
                                                           ------------------------------------
                                                            23,761        22,982         22,193
                                                           ------------------------------------
        Net interest income                                 34,369        33,099         30,952
PROVISION FOR LOAN LOSSES                                    2,975         2,625          1,900
                                                           ------------------------------------
        Net interest income after provision
           for loan losses                                  31,394        30,474         29,052
OTHER OPERATING REVENUE
   Trust department income                                   2,864         2,837          2,441
   Service charges on deposit accounts                       4,161         3,623          2,840
   Other service charges                                       827           756            711
   Other revenue                                               299           277            201
   Gain (loss) on sale of investment securities
      available for sale                                       182          (319)          (155)
                                                           ------------------------------------
                                                             8,333         7,174          6,038
OTHER OPERATING EXPENSES
   Salaries and employee benefits                           11,119        10,789         10,385
   Net occupancy expense                                     1,462         1,485          1,661
   Equipment rental, depreciation and maintenance            1,432         1,727          1,603
   Federal deposit insurance                                    70             2            636
   State franchise tax                                         928         1,028            899
   Other expenses                                            5,615         5,466          5,196
                                                           ------------------------------------
                                                            20,626        20,497         20,380
                                                           ------------------------------------
      Income before income taxes                            19,101        17,151         14,710
INCOME TAX EXPENSE                                           6,160         5,540          4,640
                                                           ------------------------------------
NET INCOME                                                 $12,941      $ 11,611       $ 10,070
                                                           =======      ========       ========
NET INCOME PER COMMON SHARE                                $  2.05      $   1.84       $   1.60
                                                           =======      ========       ========



        The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                   Years ended December 31, 1997, 1996  and 1995
                                                        ------------------------------------------------------------------------
                                                                   Additional              Unrealized Gain (Loss)      Total
                                                         Common      Paid-in   Retained    on Available for Sale   Stockholders'
(Amounts in thousands, except share data)                 Stock      Capital    Earnings    Investment Securities       Equity
--------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995                              $ 31,500    $15,750     $14,585          $(1,804)           $60,031
   Net income for 1995                                        --         --      10,070               --             10,070
   Increase in unrealized gain on available for sale
      investment securities, net of deferred taxes            --         --          --            2,470              2,470
   Cash dividends paid - $.465 per share                      --         --      (2,930)              --             (2,930)
                                                        ----------------------------------------------------------------------
Balance at December 31, 1995                              31,500     15,750      21,725              666             69,641
   Par value eliminated from common stock,
      stated value of $1 per share established           (28,350)    28,350          --               --                 --
   Stock split in the form of a dividend                   3,150         --      (3,150)              --                 --
   Net income for 1996                                        --         --      11,611               --             11,611
   Decrease in unrealized gain on available for sale
      investment securities, net of deferred taxes            --         --          --             (598)              (598)
   Cash dividends paid - $.565 per share                      --         --      (3,559)              --             (3,559)
                                                        ----------------------------------------------------------------------
Balance at December 31, 1996                               6,300     44,100      26,627               68             77,095
   Net income for 1997                                        --         --      12,941               --             12,941
   Increase in unrealized gain on available for sale
      investment securities, net of deferred taxes            --         --          --              890                890
   Cash dividends paid - $.69 per share                       --         --      (4,347)              --             (4,347)
                                                        ----------------------------------------------------------------------
Balance at December 31, 1997                            $  6,300    $44,100     $35,221          $   958            $86,579
                                                        =========   =======     =======          =======            =======




        The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Years ended December 31,
                                                                             ------------------------------------
(Amounts in thousands)                                                         1997          1996           1995
-----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
   Net income                                                                $ 12,941      $ 11,611      $ 10,070
   Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation                                                           1,098         1,072           980
         Provision for loan losses                                              2,975         2,625         1,900
         Amortization and accretion of discounts and premiums                     (76)          (92)          788
         Amortization of deferred loan costs                                    1,176           975         1,488
         Deferred tax expense (benefit)                                           321           (71)          175
         (Gain) loss on sale of investment securities available for sale         (182)          319           155
         Loss on assets sold                                                      117            16            72
         (Decrease) increase in taxes payable                                    (104)          274          (231)
         (Increase) decrease in interest receivable                              (281)         (167)          503
         Increase in interest payable                                             119            37           233
         Increase (decrease) in other liabilities                                 111           470          (612)
         Increase in other assets                                              (1,054)         (224)       (1,778)
                                                                             ------------------------------------
         Net cash provided by operating activities                             17,161        16,845        13,743
Cash flows from investing activities
   Proceeds from the sales of investment securities available for sale         22,242        24,658        30,129
   Proceeds from maturities of investment securities held to maturity          24,640        32,575        52,942
   Proceeds from maturities of investment securities available for sale        11,840        27,367        29,412
   Purchase of investment securities held to maturity                              --       (36,738)      (19,735)
   Purchase of investment securities available for sale                       (78,519)      (68,254)      (64,845)
   Net increase in loans                                                      (20,640)      (18,292)      (40,030)
   Net decrease (increase) in federal funds sold                               10,700       (16,700)         (100)
   Capital expenditures                                                          (887)         (565)       (2,989)
                                                                             ------------------------------------
         Net cash used in investing activities                                (30,624)      (55,949)      (15,216)
Cash flows from financing activities
   Net (decrease) increase in deposits                                         (5,887)      (23,810)       20,199
   Net increase (decrease) in federal funds purchased and
      securities sold under agreement to repurchase                            23,778        57,425       (16,205)
   Net increase (decrease) in short term borrowings                               719         4,811          (672)
   Proceeds from long term borrowings                                              --         3,500            --
   Payments on long term borrowings                                              (914)         (737)          (60)
   Dividends paid                                                              (4,347)       (3,559)       (2,930)
                                                                             ------------------------------------
         Net cash provided by financing activities                             13,349        37,630           332
                                                                             ------------------------------------
         Net decrease in cash and cash equivalents                               (114)       (1,474)       (1,141)
Cash and cash equivalents at beginning of year                                 29,257        30,731        31,872
                                                                             ------------------------------------
Cash and cash equivalents at end of year                                     $ 29,143      $ 29,257      $ 30,731
                                                                             ========      ========      ========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest                                                               $ 23,642      $ 22,945      $ 21,960
                                                                             ========      ========      ========
      Income taxes                                                           $  5,945      $  5,355      $  4,719
                                                                             ========      ========      ========
   Non-cash transactions:
      Transfer from loans to other real estate owned                         $  1,209      $    287      $     97
                                                                             ========      ========      ========
      Transfer of investment securities from
         held to maturity to available for sale                              $     --      $     --      $ 32,586
                                                                             ========      ========      ========



        The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note A - Summary of Accounting Policies
The financial information presented is prepared in accordance with generally accepted accounting principles (GAAP) and general policies within the financial services industry. Unless otherwise indicated amounts are in thousands, except per share data.

1.   PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Mahoning National Bancorp, Inc. (the Company) and its wholly-owned subsidiary The Mahoning National Bank of Youngstown (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

2.   INDUSTRY SEGMENT INFORMATION

     The Company is a one-bank holding company engaged in the business of commercial and retail banking, and trust and investment services, with operations conducted through its main office and branches located throughout Mahoning and Trumbull Counties of Ohio. Mahoning and Trumbull Counties provide the source for substantially all of the Company's deposit, loan and trust activities. The majority of the Company's income is derived from commercial and retail business lending activities and investments.

3.   USE OF ESTIMATES

     In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, the realization of deferred tax assets, fair values of certain securities, the determination and carrying value of impaired loans, the carrying value of loans held for sale, the carrying value of other real estate, depreciation of premises and equipment, the post-retirement benefit obligation, the actuarial present value of pension benefit obligations, net periodic pension expense and prepaid pension costs recognized in the Company's financial statements. Estimates that are more susceptible to change in the near term include the allowance for loan losses and the fair value of certain securities.

4.   CASH AND CASH EQUIVALENTS

     The Company includes demand deposits at other financial institutions as cash equivalents.

5.   INVESTMENT AND AVAILABLE FOR SALE SECURITIES

     Investments are classified in up to three categories and accounted for based on the respective classification. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost (note C). Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included currently in income. Equity securities and debt securities classified as neither held to maturity nor trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity (note B). The Company did not classify any debt or equity securities as trading securities in 1997, 1996 or 1995. Realized gains and losses from sales of debt and equity securities are determined by specific identification of the security sold. Substantially all interest earned from obligations of state and political subdivisions is not subject to federal income tax.

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

     On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," which requires that a mortgage banking enterprise recognize as a separate asset, rights to service mortgage loans for others, however those servicing rights are acquired. In circumstances where mortgage loans are originated, separate asset rights to service mortgage loans are only recorded when the Company intends to sell such loans. Mortgage servicing assets are amortized against future service fee income based on the anticipated life of the loans sold. The adoption of this new statement did not have a material impact on the Company's consolidated financial position or results of operations.

     Loans held for sale are reported at the lower of cost or market value in the aggregate.

7.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The determination of the balance of the allowance for possible loan losses is based on analysis of loans and evaluation of, among other items, economic factors, identified problem loans, delinquencies and

                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     charge-off experience. The balance reflects an amount which, in management's judgment, is adequate to provide for potential loan losses. The annual provision for loan losses is charged as an operating expense on the consolidated statement of income.

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

     A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans, consumer installment loans and credit card loans to be homogeneous and, therefore, excluded from separate identification for evaluation of impairment. With respect to the Company's investment in impaired commercial loans, nonresidential mortgage loans and nonrated industrial development obligations, such loans are generally collateral-dependent, and as a result, are carried as a practical expedient at the lower of cost or fair value.

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

9.   OTHER REAL ESTATE OWNED

     Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptances of deeds in lieu of foreclosure. These properties are included in other assets initially at the lower of cost or fair value, less estimated selling costs. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is reflected as a charge to income. Expenses to carry other real estate are charged to operations as incurred. Other real estate owned at December 31, 1997 and 1996 totaled $1.112 million and $269 thousand, respectively.

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

     The Bank has established deferred compensation and phantom stock plans with certain officers and an elective contributory defined contribution 401(k) plan which is offered to substantially all employees. The cost of the deferred compensation and phantom stock plans are recognized over the participants respective vesting schedules of five to twenty-one years. Bank contributions to the 401(k) plan, which are discretionary, are expensed when determined. The Company recognized expenses totaling $537 thousand, $251 thousand and $420 thousand in connection with these benefit plans for the years ended December 31, 1997, 1996 and 1995, respectively.

12.  EARNINGS PER SHARE

     Earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the year. Weighted average shares outstanding for each of the years ended 1997, 1996 and 1995 were
     6.300 million. Weighted-average shares outstanding for 1995 have been adjusted for a 2 for 1 stock split effected in the form of a stock dividend in 1996 (note M).

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

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The consolidated financial statements include estimated fair value information as of December 31, 1997 and 1996, as required by SFAS 107. Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in SFAS 107 and

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     does not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which may vary widely among different financial institutions and which are subject to change (note N).

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

     Loans receivable
     ----------------
     For variable rate loans which reprice frequently and which entail no significant change in credit risk, fair values are based on the carrying values. The estimated fair values of fixed rate loans are estimated based on discounted cash flow analyses using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.


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

15.  RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year's consolidated financial statements to conform to the current year presentation. The reclassifications had no effect on net income or stockholders' equity.

Note B - Investment Securities Available for Sale

The amortized cost and estimated fair values of investment securities available for sale at December 31, 1997 and 1996 are as follows:

                                                           1997                                             1996
----------------------------------------------------------------------------------------------------------------------------------
                                                    Gross        Gross     Estimated                 Gross       Gross    Estimated
                                       Amortized  Unrealized   Unrealized     Fair     Amortized   Unrealized  Unrealized   Fair
                                          Cost      Gains        Losses       Value       Cost        Gains     Losses      Value
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities               $ 95,257     $  865       $(34)       $ 96,088    $ 70,124     $346      $(190)    $ 70,280
Securities of other U.S. government
  agencies                               69,781        476        (63)         70,194      54,808      158       (295)      54,671
Obligations of states and political
  subdivisions                           14,427        159         --          14,586       9,787       93         (6)       9,874
Mortgage-backed securities and
  collateralized mortgage obligations     5,087         71         --           5,158       5,402       27        (27)       5,402
                                       -------------------------------------------------------------------------------------------
Total debt securities available
  for sale                              184,552      1,571        (97)        186,026     140,121      624       (518)     140,227

Federal Reserve Bank Stock                  945         --         --             945         945       --         --          945
Federal Home Loan Bank Stock              2,607         --         --           2,607       2,428       --         --        2,428
                                       -------------------------------------------------------------------------------------------
 Total investment securities
    available for sale                 $188,104     $1,571       $(97)       $189,578    $143,494     $624      $(518)    $143,600
                                       ========     ======       ====        ========    ========     ====      =====     ========
 Pledged securities                    $169,889                              $171,061    $127,621                         $127,619
                                       ========                              ========    ========                         ========

                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair values of debt securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Estimated
                                             Amortized     Fair
                                                Cost       Value
                                             ---------------------
Due in one year or less                      $  7,252     $  7,265
Due after one year through five years         171,713      173,103
Due after five years through ten years            500          500
                                             ---------------------
                                              179,465      180,868
Mortgage-backed securities and
collateralized mortgage obligations             5,087        5,158
                                             ---------------------
Total debt securities available for sale     $184,552     $186,026
                                             ========     ========

Proceeds from the sales of securities available for sale during 1997, 1996 and 1995 were $22.242 million, $24.658 million and $30.129 million, respectively. Gross gains and losses in 1997 were $184 thousand and $2 thousand, respectively. Gross gains and losses in 1996 were $0 and $319 thousand, respectively. Gross gains and losses in 1995 were $84 thousand and $239 thousand, respectively.

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

The Company did not hold any off-balance sheet derivative financial instruments such as futures, forwards, swap or option contracts during 1997 or 1996. Included in the available for sale portfolio are mortgage-backed securities and collateralized mortgage obligations which are subject to prepayment risk as a result of interest rate fluctuations.

Note C - Investment Securities Held to Maturity

The amortized cost and estimated fair values of investment securities held to maturity at December 31, 1997 and 1996 are as follows:

                                                           1997                                             1996
----------------------------------------------------------------------------------------------------------------------------------
                                                    Gross      Gross    Estimated                 Gross       Gross    Estimated
                                       Amortized  Unrealized Unrealized    Fair     Amortized   Unrealized Unrealized    Fair
                                          Cost      Gains      Losses     Value       Cost        Gains       Losses     Value
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                $39,924     $ 34       $(60)     $39,898     $49,807       $ 48     $(224)     $49,631
Securities of other U.S. government
  agencies                               11,000        3        (26)      10,977      24,527         67       (53)      24,541
Obligations of states and
  political subdivisions                 10,194      120         (1)      10,313      11,338        104       (28)      11,414
Other debt securities                        60       --         --           60          60         --        --           60
                                        -----------------------------------------------------------------------------------------
Total debt securities                   $61,178     $157       $(87)     $61,248     $85,732       $219     $(305)     $85,646
                                        =======     ====       ====      =======     =======       ====     =====      =======
Pledged securities                      $56,891                          $56,892     $68,646                           $69,462
                                        =======                          =======     =======                           =======

The amortized cost and estimated fair values of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Estimated
                                         Amortized     Fair
                                            Cost       Value
                                         ---------------------
Due in one year or less                   $37,281     $37,285
Due after one year through five years      23,897      23,963
                                         --------------------
                                          $61,178     $61,248
                                         ========     =======

During 1997, 1996 and 1995 there were no sales of investment securities held to maturity.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note D - Loans

The loan portfolio is comprised of:

                                               December 31,
                                         ------------------------
                                            1997           1996
-----------------------------------------------------------------
Residential mortgage loans               $ 161,236      $ 156,693
Nonresidential mortgage loans              106,738         95,312
Commercial and industrial loans             79,518         87,130
Consumer loans to individuals              134,952        127,947
Nonrated industrial development
  obligations                                4,379          7,253
Other loans                                  4,129          2,481
                                         ------------------------
                                           490,952        476,816
Unearned discount                              (90)          (123)
Unamortized deferred loan costs, net         1,625          1,102
                                         ------------------------
                                         $ 492,487      $ 477,795
                                         =========      =========

Residential mortgage loans held for sale at December 31, 1997 and 1996 totaled $298 thousand and $394 thousand, respectively.

Loans made to directors, executive officers, principal stockholders or to entities with which these persons are associated totaled $10.792 million and $10.004 million at December 31, 1997 and 1996, respectively. The terms and conditions of these loans are established within the normal lending policies of the Bank. A summary of transactions during 1997 is as follows:

Loan balances at January 1, 1997       $ 10,004
New loans during the year                44,540
Repayments of loan principal            (43,742)
Other                                       (10)
                                       --------
Loan balances at December 31, 1997     $ 10,792
                                       ========


Note E - Allowance for Possible Loan Losses

Transactions in the allowance for possible loan losses are summarized as follows:

                                         1997       1996       1995
--------------------------------------------------------------------
Balance at beginning of year            $8,112     $7,156     $6,694
   Provision charged to
      operating expense                  2,975      2,625      1,900
   Losses charged to allowance
      Mortgage loans                       360         71         72
      Installment loans                  2,051      1,981      1,439
      Credit card and related plans        375        308        183
      Commercial loans                   1,407         --        382
                                        ----------------------------
         Total charge-offs               4,193      2,360      2,076
   Recoveries of loans charged-off
      Mortgage loans                         8         23        136
      Installment loans                    558        522        423
      Credit card and related plans         40         48         43
      Commercial loans                      24         98         36
                                        ----------------------------
         Total recoveries                  630        691        638
                                        ----------------------------
Balance at end of year                  $7,524     $8,112     $7,156
                                        ======     ======     ======

Note E - continued

Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" and No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure" were adopted on January 1, 1995. Information required under SFAS No. 114 and SFAS No. 118 is as follows for the years ended December 31:

                                          1997     1996     1995
----------------------------------------------------------------
Year-end impaired loans with no
  allowance for loan losses allocated     $419     $319     $258
Year-end impaired loans with
  allowance for loan losses allocated      784      890      372
Amount of the allowance allocated          325      350      125
Average of impaired loans
  during the year                          922      663      859
Interest income recognized during
  impairment                                 9        2        2
Cash-basis interest income recognized        9        2        2

Loans with carrying values of $1.209 million and $287 thousand were transferred to other real estate owned in 1997 and 1996, respectively.

Note F - Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

                                                   December 31,
                                                1997        1996
-----------------------------------------------------------------
Buildings and improvements                    $ 5,976     $ 5,920
Furniture, fixtures and equipment               6,361       5,869
Leasehold improvements                          2,234       2,228
                                              -------------------
                                               14,571      14,017
Accumulated depreciation and amortization       7,819       6,871
                                              -------------------
                                                6,752       7,146
Construction in progress                          150          18
Land                                            1,751       1,817
                                              -------------------
                                              $ 8,653     $ 8,981
                                              =======     =======

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note G - Deposits

The aggregate amount of short-term interest bearing time deposits, each with a minimum denomination of $100 thousand or more, was approximately $17.004 million and $19.048 million in 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities of time deposits were as follows:


1998                    $135,979
1999                      39,589
2000                      10,663
2001                       4,746
2002 and thereafter        4,495
                        --------
                        $195,472
                        ========

Note H - Short Term Borrowings

Information pertaining to borrowings arising from federal funds purchased and securities sold under agreement to repurchase and U.S. Treasury demand note is summarized as follows:

                                      1997          1996           1995
------------------------------------------------------------------------
Average balance of borrowings
  outstanding during the year       $140,339      $101,883      $ 86,199
Maximum balance of borrowings
  at any month end                  $157,199      $132,702      $108,500
Weighted average interest rate:
  December 31                           4.69%         4.58%         4.77%
  For entire year                       4.76%         4.60%         5.01%

Note I - Long Term Borrowings

Advances from the Federal Home Loan Bank were collateralized as of December 31, 1997 by pledges of certain residential mortgage loans totaling $4.7 million and the Bank's investment in Federal Home Loan Bank stock. As of December 31, 1997, the Bank had two advances from the Federal Home Loan Bank in the amounts of $1.981 million at 4.90% and $1.170 million at 6.45%, with monthly principal and interest payments of $80 thousand and $12 thousand, respectively, maturing in 2000 and 2001, respectively.

Note J - Income Taxes

Federal income taxes consist of the following components:

                                  1997        1996        1995
---------------------------------------------------------------
Current expense                  $5,839     $ 5,611      $4,465
Deferred expenses (benefits)        321         (71)        175
                                 ------------------------------
                                 $6,160     $ 5,540      $4,640
                                 ======     =======      ======

The change in net deferred tax each year represents the effect of changes in the amounts of temporary differences. The Company has not established a valuation allowance as it is management's belief that it has adequate taxable income and carrybacks to realize the net deferred tax asset. The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:

                                              1997        1996
--------------------------------------------------------------
Allowance for possible loan losses           $2,633     $2,839
Deferred compensation, pension
   and other postretirement benefits            568        352
Deferred loan fees and costs                     80        135
Other                                           132        253
                                             -----------------
Total deferred tax assets                     3,413      3,579
                                             -----------------
Unrealized gain on investment securities
   available for sale                           516         37
Investment securities accretion                 152        215
Depreciation on premises and equipment          256        326
Deferred pension                                393        170
FHLB stock dividends                            212        150
Other                                             3         --
                                             -----------------
Total deferred tax liabilities                1,532        898
                                             -----------------
Net deferred tax asset                       $1,881     $2,681
                                             ======     ======

A reconciliation setting forth the difference between the effective tax rate of the Company and the U.S. statutory rate is as follows:

                                         Year ended December 31,
                                      1997       1996       1995
-----------------------------------------------------------------
Income tax at statutory rate          35.0%      35.0%      35.0%
   Reductions in tax resulting
     from nontaxable investment
     and loan income                  (2.6)      (3.1)      (2.9)
   Other                              (0.2)       0.4       (0.5)
                                      --------------------------
                                      32.2%      32.3%      31.6%
                                      ====       ====       ====

Income tax expense (benefit) attributable to sales of securities available for sale approximated $64 thousand, ($112) thousand and ($54) thousand for the years ended December 31, 1997, 1996 and 1995, respectively.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note K - Benefit Plans

The components of pension expense for the years ended December 31, are as follows:

                                    1997        1996        1995
-----------------------------------------------------------------
Service cost                      $   469      $   425      $ 335
Interest cost                         688          611        527
Return on assets                   (1,401)      (1,199)      (961)
Net amortization and deferral         576          553        332
                                  -------------------------------
                                  $   332      $   390      $ 233
                                  =======      =======      =====

The following table sets forth the plan's funded status and amount recognized in the accompanying statements of financial condition as of December 31, 1997 and 1996:

                                                     1997         1996
-----------------------------------------------------------------------
Accumulated benefit obligation
   (substantially all vested)                     $  7,819      $ 6,647
Salary increases                                     2,712        2,626
                                                  --------      -------
Projected benefit obligation                        10,531        9,273
Plan assets - at fair value                         10,902        8,799
                                                  --------      -------
Plan assets less projected benefit obligation          371         (474)
Unrecognized net loss                                  850        1,116
Remaining balance of initial
   unrecognized net asset                               (2)         (27)
Unrecognized prior service cost                       (105)        (138)
                                                  --------      -------
Prepaid pension cost                              $  1,114      $   477
                                                  ========      =======

The discount rate and average rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligation and the expected return on the plan assets are summarized below:

                                              1997      1996      1995
----------------------------------------------------------------------
Discount rate                                 7.25%     7.25%     7.25%
Increase in future compensation levels        5.00%     5.00%     5.00%
Expected return on assets                     9.75%     9.75%     9.75%

The components of postretirement benefit expense for the years ended December 31, are as follows:


                             1997     1996     1995
---------------------------------------------------
Service cost                 $ --     $ --     $ 37
Interest cost                 120      141      211
Amortization of
   transition obligation       82      101      130
                             ----------------------
                             $202     $242     $378
                             ====     ====     ====

The following table sets forth the funded status of the plan and amount recognized in the accompanying statements of financial condition as of December 31, 1997 and 1996:

                                         1997        1996
-----------------------------------------------------------
Accumulated postretirement benefit
  obligation (APBO)
   Retirees                            $(1,461)     $(1,767)
Unrecognized transition obligation         805          859
Unrecognized loss                          366          621
                                       --------------------
Accrued postretirement cost
   included in other liabilities       $  (290)     $  (287)
                                       =======      =======

For purposes of measuring the expected postretirement benefit obligation, an
8.78 percent annual rate of health care cost increase was assumed, with the rate decreasing gradually to 5.5 percent in 2003 and remaining at that level thereafter. If the health care cost trend rate was increased by 1 percent, the APBO as of December 31, 1997 would have increased by approximately 5 percent. The effect of this change on the aggregate of service and interest cost for 1997 would be an increase of approximately 4 percent. The assumed discount rate used to measure the APBO at December 31, 1997 and 1996 was 7.25 percent.

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

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note L - Commitments and Contingencies

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company's financial condition or results of operations.

At year-end 1997 and 1996, reserves of $11.152 million and $11.606 million were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

The commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of these commitments may not be utilized, or utilized in amounts less than the total committed, the total commitment amounts do not necessarily represent future cash requirements. The majority of the unfunded commitments at December 31, 1997 are variable rate commitments, with approximately 20% or $31 million having fixed rates. A summary of estimated commitments to extend credit at December 31, 1997 and 1996, follows:

                                  1997          1996
------------------------------------------------------
                               Commitment   Commitment
                                 Amount       Amount
                               -----------------------
Standby letters of credit        $ 11,685     $ 13,080
Commitments to extend credit      121,478      131,586
Credit card arrangements           12,343        8,719
Unfunded loans in process           7,609        6,615
                                 ---------------------
                                 $153,115     $160,000
                                 ========     ========

Note M - Stockholders' Equity

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

On March 19, 1996, at the Annual Stockholders' Meeting of Mahoning National Bancorp, Inc., the stockholders approved increasing the authorized common shares of the Company from 7,000,000 shares to 15,000,000 shares, and to eliminate "par value" from its authorized common shares.

The approval of the Comptroller of the Currency is required for national banks to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 1997, approximately $4.083 million of undistributed earnings of the Bank was available for distribution to the parent company as dividends without prior regulatory approval.

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


                        Capital to risk-
                         weighted assets         Tier 1 capital
                          Total  Tier 1        to average assets
----------------------------------------------------------------
Well capitalized           10%     6%                 5%
Adequately capitalized      8%     4%                 4%
Undercapitalized            6%     3%                 3%

The Company was considered well capitalized as of December 31, 1997 and 1996. Management is not aware of any events or circumstances that have occurred since year-end that would change the Company's capital category.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At year end, actual capital levels and minimum required levels are:

                                                                                                  Minimum Required
                                                                                                     To Be Well
                                                                        Minimum Required          Capitalized Under
                                                                           For Capital            Prompt Corrective
                                                  Actual                Adequacy Purposes        Action Regulations
--------------------------------------------------------------------------------------------------------------------
                                             Amount      Ratio          Amount      Ratio         Amount     Ratio
--------------------------------------------------------------------------------------------------------------------
1997
Total capital (to risk weighted assets)
   Consolidated                              $91,687    18.95%          $38,709     8.00%         $48,387     10.00%
   Bank                                      $71,339    14.75%          $38,704     8.00%         $48,380     10.00%
Tier I capital (to risk weighted assets)
   Consolidated                              $85,621    17.70%          $19,355     4.00%         $29,032      6.00%
   Bank                                      $65,273    13.49%          $19,352     4.00%         $29,028      6.00%
Tier I capital (to average assets)
   Consolidated                              $85,621    11.05%          $30,994     4.00%         $38,742      5.00%
   Bank                                      $65,273     8.42%          $30,992     4.00%         $38,739      5.00%

1996
Total capital (to risk weighted assets)
   Consolidated                              $82,956    17.57%          $37,774     8.00%         $47,218     10.00%
   Bank                                      $67,822    14.37%          $37,769     8.00%         $47,211     10.00%
Tier I capital (to risk weighted assets)
   Consolidated                              $77,027    16.31%          $18,887     4.00%         $28,331      6.00%
   Bank                                      $61,893    13.11%          $18,884     4.00%         $28,328      6.00%
Tier I capital (to average assets)
   Consolidated                              $77,027    10.27%          $29,992     4.00%         $37,491      5.00%
   Bank                                      $61,893     8.26%          $29,989     4.00%         $37,486      5.00%



Note N - Fair Value of Financial Instruments

The following table provides summary information on the fair value of financial instruments.

                                                    December 31,
                                         1997                            1996
                              -----------------------------------------------------------
                                Carrying        Estimated      Carrying       Estimated
                                Amount of     Fair Value of    Amount of    Fair Value of
                               Assets and      Assets and     Assets and     Assets and
                              (Liabilities)   (Liabilities)  (Liabilities)  (Liabilities)
-----------------------------------------------------------------------------------------
Cash and cash equivalents       $  29,143      $  29,143      $  29,257     $  29,257
Federal funds sold                  8,800          8,800         19,500        19,500
Investment securities             250,756        250,826        229,332       229,246
Loans receivable                  484,963        488,437        469,683       473,435
Accrued interest receivable         6,246          6,246          5,965         5,965
Deposits                         (545,111)      (545,355)      (550,998)     (551,070)
Short term borrowings            (157,199)      (157,199)      (132,702)     (132,702)
Long term borrowings               (3,151)        (3,122)        (4,065)       (4,022)
Accrued interest payable           (2,014)        (2,014)        (1,873)       (1,873)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note O - Parent Company Financial Information

Statements of Financial Condition


           Mahoning National Bancorp, Inc.
                  (Parent Company Only)
           For the years ended December 31,
                                       1997           1996
----------------------------------------------------------
Assets
  Cash                               $   250       $    55
  Short term deposits                     --        15,000
  Advances to subsidiary              15,000            --
  Investment in subsidiary            66,231        61,962
  Other assets                         5,098            78
                                     ---------------------
    Total assets                     $86,579       $77,095
                                     =======       =======
Stockholders' equity
  Common stock                         6,300         6,300
  Additional paid-in capital          44,100        44,100
  Retained earnings                   36,179        26,695
                                     ---------------------
    Total stockholders' equity       $86,579       $77,095
                                     =======       =======


Statements of Income

                             Mahoning National Bancorp, Inc.
                                  (Parent Company Only)
                             For the years ended December 31,
                                                         1997            1996            1995
----------------------------------------------------------------------------------------------
Income
  Dividends from bank subsidiary                       $  9,377        $ 18,644        $ 2,980
  Interest income                                           424              12             --
                                                       ---------------------------------------
                                                          9,801          18,656          2,980
Expenses
  Other expenses                                            122              94             66
                                                       ---------------------------------------
Income before tax benefit and equity in
  undistributed net income of subsidiary                  9,679          18,562          2,914
Income tax (expense) benefit                               (117)             31             23
                                                       ---------------------------------------
Income before equity in undistributed
  net income of subsidiary                                9,562          18,593          2,937
Equity in undistributed net income of subsidiary          3,379          (6,982)         7,133
                                                       ---------------------------------------
  Net income                                           $ 12,941        $ 11,611        $10,070
                                                       ========        ========        =======

Statements of Cash Flows

                                 Mahoning National Bancorp, Inc.
                                      (Parent Company Only)
                                 For the years ended December 31,
                                                             1997            1996            1995
---------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                               $ 12,941        $ 11,611        $ 10,070
  Adjustments to reconcile net income to
   net cash provided by operating activities
    Equity in undistributed net income of subsidiary         (3,379)          6,982          (7,133)
    Amortization                                                  5              14              14
    Increase in other assets                                 (5,025)             (9)            (23)
                                                           ----------------------------------------
    Net cash provided by operating activities                 4,542          18,598           2,928
Cash flows from investing activities:
  Increase in short term advances                           (15,000)             --              --
  Decrease (increase) in short term deposits                 15,000         (15,000)             --
                                                           ----------------------------------------
    Net cash used in investing activities                        --         (15,000)             --
Cash flows from financing activities:
  Cash dividends paid                                        (4,347)         (3,559)         (2,930)
                                                           ----------------------------------------
    Net cash used in financing activities                    (4,347)         (3,559)         (2,930)
                                                           ----------------------------------------
  Net increase (decrease) in cash                               195              39              (2)
  Cash at beginning of year                                      55              16              18
                                                           ----------------------------------------
  Cash at end of year                                      $    250        $     55        $     16
                                                           ========        ========        ========

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note P - Quarterly Financial Data (Unaudited)


                                                       1997
                                                Three Months Ended
                                 ---------------------------------------------------
                                 March 31      June 30   September 30    December 31
------------------------------------------------------------------------------------
Interest income                  $14,188       $14,554       $14,595       $14,793
Interest expense                   5,861         5,983         5,942         5,975
                                 -------------------------------------------------
Net interest income                8,327         8,571         8,653         8,818
Provision for loan losses            800           725           725           725
Non-interest income                2,143         2,085         2,101         2,004
Non-interest expense               5,025         5,111         5,055         5,435
                                 -------------------------------------------------
Income before income taxes         4,645         4,820         4,974         4,662
Income taxes                       1,512         1,568         1,619         1,461
                                 -------------------------------------------------
Net income                       $ 3,133       $ 3,252       $ 3,355       $ 3,201
                                 =======       =======       =======       =======
Per share data:
  Net income                     $  0.50       $  0.51       $  0.53       $  0.51
  Dividends                      $  0.16       $  0.16       $  0.16       $  0.21


                                                       1996
                                                 Three Months Ended
                                ----------------------------------------------------
                                March 31       June 30    September 30   December 31
------------------------------------------------------------------------------------
Interest income                  $13,776       $13,936       $14,142       $14,227
Interest expense                   5,676         5,671         5,834         5,801
                                 -------------------------------------------------
Net interest income                8,100         8,265         8,308         8,426
Provision for loan losses            525           550           600           950
Non-interest income                1,663         1,790         1,886         1,835
Non-interest expense               5,103         5,124         5,158         5,112
                                 -------------------------------------------------
Income before income taxes         4,135         4,381         4,436         4,199
Income taxes                       1,343         1,423         1,432         1,342
                                 -------------------------------------------------
Net income                       $ 2,792       $ 2,958       $ 3,004       $ 2,857
                                 =======       =======       =======       =======

Per share data:
  Net income                     $  0.44       $  0.47       $  0.48       $  0.45
  Dividends                      $ 0.135       $ 0.135       $ 0.135       $ 0.160

                                                REPORT OF INDEPENDENT AUDITORS



                                     [LOGO]
                                 CROWE, CHIZEK



Board of Directors and Stockholders
Mahoning National Bancorp, Inc.

     We have audited the accompanying consolidated statements of financial condition of Mahoning National Bancorp, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The December 31, 1995 consolidated financial statements were audited by other auditors whose report dated January 19, 1996 expressed an unqualified opinion.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mahoning National Bancorp, Inc. as of December 31, 1997 and 1996 and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                 /s/ CROWE, CHIZEK AND COMPANY LLP
                                 ---------------------------------
                                     Crowe, Chizek and Company LLP


Cleveland, Ohio
January 6, 1998

              REPORT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

                       MAHONING NATIONAL BANCORP, INC.
                               23 FEDERAL PLAZA
                         YOUNGSTOWN, OHIO 44501-0479


     Management is responsible for preparing financial statements and establishing and maintaining effective internal controls over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (call report instructions). The internal control system contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

     There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

     Management assessed the Company's internal controls over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1997. This assessment was based on criteria for effective internal control over financial reporting described in Statement on Auditing Standards No. 78 "Internal Control in a Financial Statement Audit" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. Based on this assessment, management believes that, as of December 31, 1997, Mahoning National Bancorp, Inc. maintained effective internal controls over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.



/s/ GREGORY L. RIDLER                    /s/ NORMAN E. BENDEN, JR.
----------------------------             -----------------------------
Gregory L. Ridler                        Norman E. Benden, Jr.
Chairman of the Board,                   Treasurer
President and
Chief Executive Officer

                                                  INDEPENDENT AUDITOR'S REPORT

                                     [LOGO]
                                  CROWE CHIZEK


Board of Directors and Stockholders
Mahoning National Bancorp, Inc.

     We have examined management's assertion that Mahoning National Bancorp, Inc. maintained effective internal controls over financial reporting as of December 31, 1997, included in the accompanying report on internal control over financial reporting.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal controls over financial reporting, testing, and evaluating the design and operating effectiveness of internal controls, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

     Because of inherent limitations in any internal controls, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal controls over financial reporting to future periods are subject to the risk that the internal controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management's assertion that Mahoning National Bancorp, Inc. maintained effective internal controls over financial reporting as of December 31, 1997, is fairly stated, in all material aspects, based on Statement on Auditing Standards No. 78 "Internal Control in a Financial Statement Audit" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.


                                           /s/ CROWE, CHIZEK AND COMPANY LLP
                                           ---------------------------------
                                           Crowe, Chizek and Company LLP

Cleveland, Ohio
January 6, 1998

BUSINESS OVERVIEW

Mahoning National Bancorp, Inc.

Mahoning National Bancorp, Inc. (Mahoning National) is a one-bank holding company located in Youngstown, Ohio, and has total assets of $796.866 million. The sole subsidiary of the Company is The Mahoning National Bank of Youngstown.

Mahoning National, locally owned and independent, serves the Mahoning-Shenango Valley market area. This area has a population of approximately 600,000 residents served by Mahoning National's twenty-three (23) banking locations in Mahoning and Trumbull Counties. As of December 31, 1997, Mahoning National employed 427 individuals, or a full-time equivalent of 388 employees.

Mahoning National offers a full range of financial products and services. The core accounts are represented by an array of personal and non-personal checking products that include interest and non-interest bearing checking accounts. A comprehensive offering of credit products includes: installment loans, student loans, home mortgages, construction loans, commercial loans, revolving lines of credit, MasterCard(R), VISA(R) and home equity loans, which can accommodate a full range of individual borrowers' needs.

Other retail products and services offered are: Certificates of Deposit, IRAs, safe deposit boxes, wire transfers, night depository, U.S. savings bonds, travelers' checks, money orders and cashiers checks.

To further meet the needs of its diversified customer base, the hours of operation offered at Mahoning National were expanded in 1997; in fact, Mahoning National provides a wide variety of delivery channels from which customers can choose to accommodate their particular lifestyles. Traditional branch banking with personalized, one-on-one service is available at all Mahoning National Branch Offices, while telephone banking is also available by calling Mahoning National's Centralized Customer Service Center, which is staffed with specialists rendering superior customer service. Continuing to grow in popularity, TeleBank, Mahoning National's automated 24-hour-a-day telephone response system, is also available, allowing all customers to bank at their convenience.

Following its business strategy of providing customers with value-added products and services, Mahoning National introduced two new packaged checking accounts in September 1997, which offer customers an array of benefits. Easy Checking(sm) and Elite Checking(sm) provide free personalized checks, unlimited checking, Shoppers Advantage(R), travel discounts, accidental death insurance, no fee Hometown VISA(R) or MasterCard(R), discounted consumer loan fees and more. Easy Checking(sm) and Elite Checking(sm) accounts are designed to meet the needs of today's value-conscious consumer.


In December 1997, Mahoning National became the first financial institution in the Mahoning Valley to implement a fully functional Customer Service Counter, a new concept in banking aimed at providing better, more efficient customer service, at its South & Midlothian Office. Instead of having to wait in line for a teller, customers are now able to perform all non-cash transactions, such as deposits and payments, at the counter, as well as obtain information regarding new accounts, check orders, loans, account changes, safe deposit boxes and other financial products and services.

Mahoning National also expanded its South & Midlothian Office's drive-in facility to include a drive-up ATM and longer banking hours, enhancing customer service.

Mahoning National's Financial Services Center continued to grow in 1997. This Center, located within the Bank's Trust and Investments Department, makes alternative investment products, such as annuities, mutual funds and accommodative brokerage services, available to our customers and the general public through an arrangement with a third-party vendor.

Mahoning National also offers a full range of trust services through its Trust and Investments Department. The services are provided by highly educated professionals and include Recordkeeping, Investment Management and Full Administration for Agency, Estate, Trust and Employee Benefit accounts. The Department also offers two, highly flexible and unique services known as Preferred Living Trust and MNB Select Asset Allocation. These specialized services are designed to cater specifically to investors growing their portfolios and living trust clients not currently utilizing full administration services.

A highly competitive financial market environment with both intra- and interstate competition can be found throughout the State of Ohio. Mahoning National's major competitors include local financial institutions, regional financial institutions and large non-banking investment concerns, such as insurance and brokerage firms.

Mahoning National Bancorp, Inc., is subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Since it is a bank holding company, the services provided by Mahoning National are required to be closely related to the business of banking. The only subsidiary of Mahoning National is The Mahoning National Bank of Youngstown, which is a national commercial bank. As a result of being a national bank, Mahoning National Bank is supervised and regulated by the Office of the Comptroller of the Currency and is subject to yearly examination.

MANAGEMENT's DISCUSSION & ANALYSIS

Mahoning National Bancorp, Inc.

The following Management's Discussion and Analysis of the financial condition and results of operations of Mahoning National Bancorp, Inc., (Company) should be read in conjunction with the Consolidated Financial Statements, related Notes and the Comparative Financial Data contained in this annual report.

Note regarding forward-looking statements

In addition to historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are changes in the economy and interest rates in the Company's market area.

Statements of Condition

Total assets at December 31, 1997 reached $796.866 million, which was an increase of $27.306 million or 3.5% over December 31, 1996 total assets of $769.560 million. In 1997, total loans increased $14.692 million or 3.1%, while the investment portfolio increased $21.424 million or 9.3%. The growth in earning assets was primarily funded with a $23.778 million increase in federal funds purchased and securities sold under agreements to repurchase, and earnings retention, which were partially offset by a decline in deposits of $5.887 million. The significant growth in securities sold under agreements to repurchase is the result of more corporate customers and political subdivisions depositing into overnight "sweep" checking accounts. Overnight sweep account balances were $131.145 million on December 31, 1997, an increase of $28.828 million from December 31, 1996 balances of $102.317 million. This source of funds has grown significantly over the past three years and is expected to continue to grow, at more modest levels in 1998.

Investment Portfolio

The deposits and other borrowings of the Company, in excess of required reserves and operating funds of the Mahoning National Bank of Youngstown (Bank), are invested in loans, investment securities and federal funds sold. The objective of the investment portfolio is to combine liquidity, earnings and safety of the investment in a prudent manner so as to protect the depositor, fulfill responsibility to borrowers and offer a favorable return to the stockholders.

At December 31, 1997 the investment portfolio totaled $250.756 million (which included a $1.474 million net unrealized gain on available for sale securities) which was an increase of $21.424 million from December 31, 1996. In 1997, $36.480 million of the portfolio matured compared to $59.942 million in 1996, and $22.242 million was sold in 1997 compared to $24.658

The book values, fair values, average yields and maturity distributions of all investment securities are summarized in the following table, with all investments recorded at their carrying values.

                                        December 31, 1997               December 31, 1996                 December 31, 1995
                                    Book      Fair    Average        Book     Fair    Average         Book      Fair    Average
(Amounts in thousands)              Value     Value    Yield*        Value    Value    Yield*         Value     Value   Yield*
-------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury and agencies:
  Within one year                 $ 40,934   $ 40,930   5.79%        $ 48,594  $ 48,568  6.41%       $ 39,227   $ 39,413   6.64%
  After one but within five years  176,272    176,227   6.08%         150,691   150,555  5.97%        144,995    145,317   5.94%
                                  --------------------------         ------------------------        --------------------------
                                   217,206    217,157   6.02%         199,285   199,123  6.07%        184,222    184,730   6.09%

Mortgaged-backed securities and
collateralized mortgage obligations:
  Within one year                      874        874   9.16%              --        --    --              --         --    --
  After one but within five years    4,284      4,284   6.78%           5,009     5,009  7.14%          6,547      6,547   7.35%
  After five but within ten years       --         --     --              393       393  9.36%             --         --    --
  After ten years                       --         --     --               --        --    --             543        543   9.32%
                                  --------------------------         ------------------------        --------------------------
                                     5,158      5,158   7.18%           5,402     5,402  7.30%          7,090      7,090   7.50%

Obligations of states and
political subdivisions:
  Within one year                    3,612      3,620   4.59%           2,685     2,686  4.22%          4,365      4,380   4.34%
  After one but within five years   20,668     20,779   4.41%          18,401    18,476  4.45%         10,890     10,932   4.51%
  After five but within ten years      500        500   4.30%             126       126  4.65%            250        250   4.25%
                                  --------------------------         ------------------------        --------------------------
                                    24,780     24,899   4.43%          21,212    21,288  4.42%         15,505     15,562   4.45%

Other                                3,612      3,612                   3,433     3,433                 3,270      3,270
                                  -------------------                ------------------              -------------------
  Total investment securities     $250,756   $250,826                $229,332  $229,246              $210,087   $210,652
                                  ========   ========                ========  ========              ========   ========

  * Yields on tax exempt securities have not been calculated on a tax equivalent basis.


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

million in 1996. These matured and sold securities were reinvested into the portfolio in both 1997 and 1996.

At December 31, 1997, the Company has classified investment securities with amortized cost and fair value of $188.104 million and $189.578 million, respectively, or 75% of the portfolio, as available for sale, with the remainder of the portfolio classified as held to maturity. At December 31, 1996, the Company had classified investment securities with amortized cost and fair value of $143.494 million and $143.600 million, respectively, or 63% of the portfolio, as available for sale, with the remainder of the portfolio classified as held to maturity. No securities were transferred between categories in 1997 or 1996. Those securities classified as available for sale will afford the Company's Asset/Liability Committee the necessary flexibility to manage the portfolio to meet liquidity needs that may arise. The Company did not hold any on- or off-balance sheet derivatives during 1997 or 1996, and does not expect to in 1998. The carrying amount of investment securities available for sale at December 31, 1997, reflects a net increase, related to unrealized gains, of $1.474 million with a corresponding increase to stockholders' equity, net of deferred taxes, of $958 thousand, compared to a net increase in the carrying amount at December 31, 1996, of $106 thousand with a corresponding $68 thousand increase in stockholders' equity.

The Company's portfolio is comprised mainly of U.S. Treasuries and agencies (88%), obligations of states and political subdivisions (10%) and government-sponsored, mortgage-backed securities and collateralized mortgage obligations (2%). The quality of the portfolio is evidenced by 99% of the investments being AAA rated. At December 31, 1997, the weighted average maturity of the portfolio was 2 years 3 months compared to 2 years 4 months at December 31, 1996. It is the Company's intent to keep the average duration of the portfolio at this level in order to assure adequate liquidity and to capitalize on potential changes in interest rate environments.

During 1997, the Company continued to add tax-free municipals to the investment portfolio in an effort to reduce its effective tax rate and improve net income. The average balance of tax-free municipals for 1997 was $24.076 million, an increase of $3.850 million over the 1996 average balance of $20.226 million and $7.555 million over the 1995 average balance of $16.521 million. The Company expects to continue to add to this portfolio in 1998.

The tax equivalent yield of the investment portfolio decreased by 2 basis points from 6.15% in 1996 to 6.13% in 1997. For additional investment portfolio information refer to, Notes B and C - Investment Securities Available for Sale and Investment Securities Held to Maturity, found on pages 20 and 21 of this report.

Loans

At December 31, 1997, loans outstanding totaled $492.487 million, which was an increase of $14.692 million or 3.1% over the December 31, 1996 total of $477.795 million. This increase followed a $15.360 million or 3.3% increase in 1996 over 1995. The loan portfolio growth coupled with a decrease in deposits resulted in a loan to deposit ratio of 90.35% at December 31, 1997 compared to 86.71% at December 31, 1996. This increase in the loan portfolio in 1997 was the result of continued loan demand and good results from business development efforts. The areas of largest growth in 1997 were nonresidential mortgages, consumer loans and residential mortgages. Commercial loans declined in 1997 after increasing in 1996.

Nonresidential mortgages increased approximately $11.4 million or 12% in 1997, following $8.6 million or 10% growth in 1996. The momentum established the past several years with a strong sales culture in the corporate and branch business development areas continue to result in new relationships. The continued strength of the local economy, a good environment for construction and a favorable interest rate environment has contributed to the growth. The modest nonresidential mortgage loan growth projected for 1998 could be enhanced if interest rates were to remain at or fall from current levels which may stimulate refinancing activity.



Five Year Loan History

                                                           December 31,
(Amounts in thousands)               1997         1996         1995         1994         1993
------------------------------------------------------------------------------------------------

Residential mortgage loans         $161,236     $156,693     $144,708      $135,840     $110,081
Nonresidential mortgage loans       106,738       95,312       86,757        85,713       77,488
Commercial and industrial loans      79,518       87,130       80,310        69,202       72,592
Consumer loans to individuals       134,952      127,947      138,443       119,938      102,389
Nonrated industrial
  development obligations             4,379        7,253        8,806        10,485       11,347
Other loans                           4,129        2,481        2,732         3,960        3,392
                                   -------------------------------------------------------------
                                    490,952      476,816      461,756       425,138      377,289
Unearned discount                       (90)        (123)        (149)         (125)        (156)
Unamortized deferred
  loan costs, net                     1,625        1,102          828           354          107
                                   -------------------------------------------------------------
                                    492,487      477,795      462,435       425,367      377,240
Allowance for possible
  loan losses                        (7,524)      (8,112)      (7,156)       (6,694)      (5,213)
                                   -------------------------------------------------------------
        Net loans                  $484,963     $469,683     $455,279      $418,673     $372,027
                                   ========     ========     ========      ========     ========


Maturities and Sensitivities of Commercial Loans to Changes in Rates

                                       As of  December 31, 1997
                                         Over One
                              One Year    through       Over
(Amounts in thousands)         or Less   Five Years   Five Years   Total
--------------------------------------------------------------------------
Commercial and
  industrial loans             $24,418    $51,413    $ 3,687     $79,518
Nonrated industrial
  development obligations          956      2,344      1,079       4,379
                               -----------------------------------------
                               $25,374    $53,757    $ 4,766     $83,897
                               =======    =======    =======     =======

Fixed interest rates                      $17,951    $ 3,460
                                          =======    =======

Variable interest rates                   $35,806    $ 1,306
                                          =======    =======


Consumer loans increased $7.0 million or 5% in 1997 following a $10.5 million or 8% decrease in 1996. Consumer loan balances are primarily dependent on the level of indirect automobile financing purchased by the Bank. While the automobile financing market remains highly competitive, the Company was able to increase market share through the development of new dealer relationships and incentive plans for the dealer network. In addition, the Company has benefited from regional bank competitors consolidating operations out of the market area, which has not allowed them to service the dealer network as efficiently as Mahoning National. The Company currently purchases indirect auto loans from 100 dealers throughout the Company's market area. Competition from local and regional banks in our market area and from leasing by captive automobile finance companies (e.g. GMAC, Ford Motor Credit) will impact future growth and necessitate a commitment to providing the dealer network with a very high level of service. Given the rapid amortization of the automobile loan portfolio, which has a short average maturity, competition in the market area and a projected

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS


slow down in our national economy, consumer loan totals are expected to increase modestly in 1998.

Residential mortgages continued to grow, approximately $4.5 million or 3% in 1997, following $12.0 million or 8% growth in 1996. The demand for purchase money mortgage loans lessened in 1997, as did refinancings. In 1997, the Company entered the secondary market and sold approximately $1 million in residential mortgages with the servicing retained. The Company expects to be more active in the secondary market in 1998 with more emphasis placed on generating salable loans and retaining the servicing. As with nonresidential mortgage lending, a declining rate environment could stimulate refinancing activity and improve upon the modest growth projections for residential mortgages in 1998.

Home equity loans, which are a component of residential mortgages, grew $3.8 million or 11% in 1997, following a $2.9 million or 9% increase in 1996. These increases over the last two years were the result of aggressive marketing and competitive rates for equity products. The Company expects to continue to aggressively market and price its equity products in 1998 with growth projections approximating those experienced in 1997.

Commercial loans, which increased $6.8 million or 8% in 1996, declined $7.6 million or 9% in 1997. The decline experienced in 1997 can be attributed to reduced equipment and working capital loan demands by commercial customers and two large lines of credit which had been funded at December 31, 1996 but paid down during 1997, reducing year end balances. As the competition for commercial loans increases in 1998, with banks looking to continue past growth trends in their loan portfolios, the Company does not intend to compromise its credit standards for the sake of loan growth.

Deposits

Total deposits for 1997 declined $5.887 million, or 1.1%, to $545.111 million, compared to a $23.810 million or 4.1% decrease in 1996. Savings and interest bearing checking accounts decreased $7.790 million or 2.8%, time deposits decreased $1.891 million or 1.0% while non-interest bearing demand deposits increased $3.794 million or 5.4% in 1997. The Company does not maintain any brokered deposits. While actual deposit balances at December 31, 1997 declined $5.887 million from year end balances of 1996, the Company's average deposit base decreased by $23.753 million from $499.362 million for 1996 to $475.609 million for 1997. The deposit declines experienced in 1997 and 1996 are representative of industry trends. Consumers continue to move their funds from the banking industry into mutual funds or other investment products which tend to offer higher returns. In addition, competitive pressures from within the banking and savings and loan industries to increase market share are making it much more difficult to retain deposits. To address these competitive pressures, in 1997, the Company continued to evaluate its branch network and alternative delivery channels in order to improve the delivery of its products and services. The hours of operation offered to the Company's customer base were expanded at all branch offices and the Centralized Customer Service Center. In addition, the Company's automated 24-hour-a-day telephone response system and automated bill payment system saw continued growth in transaction volumes. Two new value-added checking accounts were introduced in the fourth quarter of 1997 to meet the needs of today's value-conscious customer. It is imperative that the Company offer the products that our customers want at competitive prices and that we continue to provide the quality service that distinguishes Mahoning National from its peers.

The Company's repurchase agreements, which include Corporate Investment accounts, was an area of significant growth again in 1997. Balances at December 31, 1997, totaled $146.245 million, an increase of $23.778 million over year end balances of 1996. This increase followed a $57.425 million increase in 1996. Average balances in these accounts grew $35.033 million in 1997 from 1996 compared to a $18.298 million increase in 1996 from 1995. The Company's Corporate Investment account is an overnight "sweep" repurchase agreement which is used by large corporate customers and local political subdivisions. While these types of accounts are considered more volatile than traditional deposit liabilities, management believes they provide a strong base of funds which allows the Company to support loan growth and expand its investment security portfolio. Corporate Investment accounts (overnight "sweep" repurchase agreements) are expected to remain a stable source of funds for the Company in 1998 as existing relationships expand and new customers are solicited.

Stockholders' Equity

Total stockholders' equity grew $9.484 million or 12.30% to a record high of $86.579 million in 1997. This increase reflects net income less dividends paid and also reflects a net $890 thousand increase in the unrealized gain on available for sale securities, net of deferred taxes, during 1997, that is recorded as a component of equity. The stockholders' equity-to-asset ratio of 10.86% and 10.02% for 1997 and 1996 continues to remain very strong when compared to industry standards.

Under regulations issued by federal banking agencies, banks and bank holding companies are required to maintain certain minimum capital ratios known as the risk-based capital ratio and the leverage ratio. At December 31, 1997, the Company's leverage, Tier 1 and total risk-based capital ratios were 11.05%, 17.70% and 18.95%, respectively, compared to 10.27%, 16.31% and 17.57% at
December 31, 1996, respectively. The Company has exceeded all required regulatory capital ratios for each period presented and is considered "well capitalized" under all federal banking agency regulations. The Company's risk-based capital ratios are well above the regulatory minimums due to the capital strength and the low risk nature of the balance sheet and of off-balance sheet commitments. The structure of the Company's balance sheet is such that nearly all of the investment portfolio is invested in U.S. government obligations or other low risk categories, and over 20% of the loan portfolio is invested in one-to-four family residential mortgage loans which have a 50% risk weight assessment. It is the Company's intent to prudently manage the capital base in an effort to increase return on equity performance while maintaining necessary capital requirements to maintain the "well capitalized" classification. For additional information on the Company's risk-based capital ratios and equity transactions refer to Note M-Stockholders' Equity on page 25 and 26 of this report.

The 31% dividend increase, from $.16 per share to $.21 per share in the fourth quarter of 1997, represented the thirty-second consecutive year the Company has increased the annual dividend. Dividends paid in 1997 amounted to $4.347 million or $.69 per share compared to $3.559 million or $.565 per share in 1996 and $2.930 million or $.465 per share in 1995. The Company's dividend payout ratio increased for the third consecutive year to 33.59% for 1997 from 30.66% in 1996 and 29.09% in 1995. The book value per share as of December 31, 1997, reached a record high of $13.74 compared to $12.24 and $11.05 at year end 1996 and 1995, respectively.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS

Asset Quality

     Provision For Loan Losses:
     --------------------------

The policies of the Company provide for loan loss reserves to adequately protect the Company against reasonably probable loan losses consistent with sound and prudent banking practice. In determining the monthly provision for loan losses and the adequacy of the loan loss reserve, management reviews the current and forecasted economic conditions and portfolio trends. The primary focus is placed on current problem loans, delinquencies and anticipated charge-offs. As of December 31, 1997, all loans classified for regulatory purposes do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources.

Allowance for Possible Loan Losses

(Amounts in thousands)                  1997       1996       1995       1994       1993
-----------------------------------------------------------------------------------------
Balance at beginning of year          $8,112     $7,156     $6,694     $5,213     $3,920
 Provision charged to
   operating expense                   2,975      2,625      1,900      1,900      2,405
 Losses charged to allowance
   Mortgage loans                        360         71         72         43        365
   Installment loans                   2,051      1,981      1,439      1,000      1,185
   Credit cards and related plans        375        308        183        108         91
   Commercial loans                    1,407         --        382          5        121
                                      --------------------------------------------------
      Total charge-offs                4,193      2,360      2,076      1,156      1,762
Recoveries of loans charged off
   Mortgage loans                          8         23        136         49          3
   Installment loans                     558        522        423        442        450
   Credit cards and related plans         40         48         43         48         21
   Commercial loans                       24         98         36        198        176
                                      --------------------------------------------------
      Total recoveries                   630        691        638        737        650
                                      --------------------------------------------------
Balance at end of year                $7,524     $8,112     $7,156     $6,694     $5,213
                                      ======     ======     ======     ======     ======

Allocation of the Allowance for Possible Loan Losses

                          1997                 1996                 1995                 1994                  1993
                              Loans to             Loans to              Loans to             Loans to               Loans to
(Amounts in        Amount      Total      Amount    Total     Amount      Total     Amount      Total     Amount       Total
thousands)       Allocated     Loans    Allocated   Loans   Allocated     Loans   Allocated     Loans   Allocated      Loans
-----------------------------------------------------------------------------------------------------------------------------
Commercial
  and
  industrial       $1,801       17.0%   $1,806      18.8%   $1,527        18.0%    $1,597        17.2%   $1,112        20.1%
Commercial
  real
  estate            2,202       21.7     2,017      20.0     1,779        18.7      1,738        20.2     1,138        20.5
Non rated
  industrial
  development
  obligations          60        0.9       156       1.5       119         1.9        161         2.5       129         3.0
Residential
  real estate         303       32.8       298      32.9       550        31.2        534        31.9       449        29.1
Consumer loans      2,130       27.6     2,034      26.8     1,657        30.2      1,375        28.2     1,210        27.3
Off balance
  sheet
  commitments          --         --       235        --       182          --        196          --       180          --
Impaired loans        325         --       350        --       125          --         --          --        --          --
General risk          703         --     1,216        --     1,217          --      1,093          --       995          --
                   ---------------------------------------------------------------------------------------------------------
Allowance for
  loan losses      $7,524      100.0%   $8,112     100.0%   $7,156       100.0%    $6,694       100.0%   $5,213       100.0%
                   ======      =====    ======     =====    ======       =====     ======       =====    ======       =====



The above exhibits show the allocation of the allowance for loan losses to the various risk categories of the loan portfolio and a five year history of the allowance.

The provision for loan losses charged to expense for the year ended December 31, 1997 was $2.975 million, representing a 13% increase over the $2.625 million provision charged to expense in 1996 and a 57% increase over the $1.900 million provision charged to expense in 1995. In the three-year period ended December 31, 1997, the increase in provision charged to expense was due in part to growth of the overall loan portfolio and in response to certain credits and general economic uncertainties.

In 1997, additional amounts were charged to the provision as a result of the growth in the loan portfolio and increases in commercial and consumer loan charge-offs. Net charge-offs as a percent of average loans were 0.73%, 0.35% and 0.32% in 1997, 1996 and 1995, respectively. The increase in 1997 was primarily due to the $1.481 million increase in net commercial loan charge-offs. Net charge-offs of commercial loans totaled $1.383 million compared to a net $98 thousand recovery in 1996 and net $346 thousand charge-off in 1995. In 1997, the Company became aware of the severe deterioration in the financial condition of two commercial loan customers. In the subsequent loan work-outs with those companies, a portion of the loans ($1.365 million) was charged-off.

The Company's experience in 1997 and 1996 also followed national trends of deteriorating credit quality in consumer loans and credit card and related plans brought on by the high level of consumer debt and record personal bankruptcy filings. Net charge-offs of consumer loans and credit card and related plans totaled $1.828 million in 1997 compared to $1.719 million in 1996 and $1.156 million in 1995.

A complete analysis of the loan underwriting and loan collection departments was performed throughout 1997. As a result of this analysis, stricter underwriting guidelines have been established along with more pro-active collection efforts. These changes should begin to have a positive impact in 1998. This area will continue to be monitored closely during the coming year as the Company continues to evaluate the adequacy of the allowance for loan losses with future provisions to the allowance being dependent upon the growth and quality of the loan portfolio. As a result of possible changes in economic conditions there can be no guarantee that the level of the provision or allowance for loan losses will not be increased by the Company.

The charge-offs detailed in the five-year Allowance for Possible Loan Losses schedule represent loans fully or partially charged-off where the ultimate amount to be collected was deemed to be uncertain at the time of charge-off. It is anticipated that some of the amounts charged-off will be collected in the future and will be added to the allowance for loan losses. The timing and the amounts of these collections are uncertain at this time.

     Non-Performing Assets:
     ----------------------
It is the Company's objective to maintain above average asset quality of its loan portfolio through conservative lending policies and prudent underwriting. Detailed reviews of the loan portfolio are undertaken regularly to identify potential problem loans or trends early and to provide for adequate estimates of potential losses. The Company normally considers loans to be non-

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS


performing when payments are 90 days or more past due or when the loan review analysis indicates that repossession of the collateral may be necessary to satisfy the loan. In addition, loans are considered to be impaired when, in management's opinion, it is probable that the borrower will be unable to meet the contractual terms of the loan. Non-performing loans totaled $2.881 million at December 31, 1997, a $1.748 million decrease over the December 31, 1996 total of $4.629 million.

Nonaccrual loans of $2.227 million at December 31, 1997, were $1.471 million less than December 31, 1996 nonaccrual balances of $3.698 million. While commercial loan nonaccruals at December 31, 1997, approximate 1996 year end totals, consumer loan and residential mortgage loan nonaccruals decreased $880 thousand and $585 thousand, respectively, at December 31, 1997, compared to December 31, 1996. These nonaccrual loans are in various stages of collection and significant principal losses are not anticipated due to their underlying collateral values.

Other Real Estate Owned ("OREO") represents properties acquired through foreclosure or acceptances of deeds in lieu of foreclosure. OREO balances increased $843 thousand to $1.112 million from December 31, 1996 to December 31, 1997. This increase is the result of three properties, two residential and one commercial, that totaled $1.000 million. Potential loss exposure should be minimal because of the collateral positions of these properties.

The following schedule is a five year summary of non-accrual, past due, restructured loans and other real estate owned of the Company.

Nonaccrual, Past Due and Restructured Loans

(Amounts in thousands)         1997    1996    1995    1994    1993
--------------------------------------------------------------------
Nonaccrual loans              $2,227  $3,698  $1,322  $1,944  $1,529
Accruing loans 90 days or
  more past due                  654     931     936     211     195
                              --------------------------------------
  Nonperforming loans          2,881   4,629   2,258   2,155   1,724
Restructured loans in
  compliance with modified
  terms                           --     411     690   1,076   1,042
Other real estate owned        1,112     269      36      --      --
                              --------------------------------------
  Total problem assets        $3,993  $5,309  $2,984  $3,231  $2,766
                              ======  ======  ======  ======  ======
Nonperforming loans to
  total loans                   0.58%   0.97%   0.49%   0.51%   0.46%
Nonperforming loans to
  allowance for loan losses    38.29%  57.06%  31.55%  32.20%  33.07%
Allowance for loan losses
  to total loans                1.53%   1.70%   1.55%   1.57%   1.38%
Total problem assets to
  total assets                  0.50%   0.69%   0.41%   0.46%   0.42%

The Company's nonperforming loans to allowance for loan losses and nonperforming loans to total loan ratios decreased significantly in 1997 and are currently well below peer levels. The allowance for loan losses to total loan ratio decreased from 1.70% at December 31, 1996 to 1.53% at December 31, 1997, and is approximately 10 basis points above peer.

In May, 1993, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 114 "Accounting by Creditors for Impairment of a Loan", which was subsequently amended in October, 1994 with the issuance of SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". The Company adopted these standards on January 1, 1995.

The initial adoption of these standards did not have a material effect on the Company's consolidated financial position or results of operations as loans meeting the criteria to be considered impaired have typically been evaluated as part of the overall allowance for possible loan losses. The Company considers investment in one-to-four family residential loans, consumer installment loans and credit card loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. As a result, of the $2.227 million of nonaccrual loans at December 31, 1997, only $1.203 million have been classified as impaired loans. For additional information on SFAS No. 114 and SFAS No. 118 refer to Note E - Allowance for Possible Loan Losses on page 22 of this report.

Earnings Review for the Years Ended
December 31, 1997 and 1996

For the seventh consecutive year, the Company achieved record earnings. Net income for 1997 was $12.941 million or $2.05 per share, an increase of $1.330 million or 11% over 1996 earnings of $11.611 million or $1.84 per share.

Net interest income and non-interest income, exclusive of security transactions increased 4% and 9%, respectively, in 1997 compared to 1996, while the provision for loan losses and non-interest expense increased 13% and less than 1%, respectively, over that same time period.

The primary component of the Company's earnings growth in 1997 was net interest income, and the significant growth in the loan portfolio has been the primary reason for that earnings increase. The prime interest rate, which declined from 8.50% to 8.25% in February 1996, increased 25 basis points in March 1997, back to 8.50% where it remained throughout the year. With interest rates stable over the past two years, the Company's net interest margin has also remained stable at 4.79% and 4.78% for 1997 and 1996, respectively. The growth in earning assets in 1997 helped offset increased funding costs.

The Company's return on assets (ROA) for 1997 increased to 1.67% from 1.55% in 1996. The return on average stockholders' equity (ROE) for 1997 remained approximately the same at 15.82%, compared to 15.83% for 1996. The Company was able to maintain its return on equity, and at the same time increase its very strong stockholders' equity to asset ratio to 10.86% in 1997 from 10.02% in 1996.

As of December 31, 1997, the Company was not aware of any recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company's liquidity, capital resources or operations.

Net Interest Income

For the purpose of the Management's Discussion and Analysis, income from tax-exempt loans and investments has been adjusted to a fully taxable equivalent basis (FTE) using an incremental tax rate of 35%.

Net interest income is the primary component of the Company's earnings, and is the difference between interest and fees earned on loans, investments and other interest-earning assets and the interest expense on deposits and other interest-bearing liabilities which fund those assets.

The Company's return on interest earning assets increased slightly from 8.02% in 1996 to 8.03% in 1997 while funding costs increased from 3.80% in 1996 to 3.84% in 1997. The $24.767 million increase in average earning asset balances accounted for the increased net interest income in 1997.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS

Net interest income was $34.369 million for 1997, an increase of 4% over 1996 net interest income of $33.099 million. In 1997, the most significant factor in the increase in net interest income was loan volume which accounted for additional tax adjusted interest income of $1.067 million, as average balances grew by $11.930 million during 1997. The Company's investment portfolio average balance, which increased by $10.772 million in 1997, contributed to a $675 thousand increase in tax adjusted interest income compared to an increase of $244 thousand in 1996. The increase in the Company's tax adjusted net interest income as a result of changes in volume amounted to $871 thousand compared to $1.759 million in 1996. The decline in the volume related impact to net interest income is the result of average loan balances only increasing $11.930 million in 1997 over 1996, compared to a $32.643 million increase in average loan balances in 1996 over 1995. Average interest-earning assets for 1997 were $733.636 million, or 3.5% greater than the $708.869 million of earning assets in 1996. The increase in tax adjusted net interest income due to rate was $351 thousand in 1997 compared to $442 thousand in 1996.

The tax equivalent yield on the loan portfolio for 1997 increased to 8.98% compared to 8.93% in 1996, a result of the prime lending rate increasing by 25 basis points in March 1997, changes in the portfolio mix and loan fee increases. The loan to deposit ratio at December 31, 1997 and 1996 was 90.35% and 86.71%, respectively.

Average interest bearing liabilities for 1997 were $619.591 million, or 2.4% greater than the $605.325 million of average interest bearing liabilities in 1996. The cost of interest bearing liabilities increased slightly to 3.84% in 1997 from 3.80% in 1996. While actual December 31, 1997 deposit balances declined only $5.887 million, average balances declined $23.753 million in 1997 from 1996 average balances. This loss of deposits was more than off-set by an increase in the volume of securities sold under agreements to repurchase as more corporate and political subdivisions place their funds into overnight "sweep" repurchase agreements. The average balance of these interest bearing liabilities increased $35.033 million in 1997 and the cost of these funds increased by 16 basis points from 1996. Actual year end balances for 1997 were up $23.778 million over 1996 year end balances.

Average Balances and Interest Yields and Costs

The following table represents an analysis of Mahoning National Bancorp, Inc.'s tax-equivalent net interest income for the prior three-year period. The average balance, related interest income or expense and resulting tax equivalent yield or cost are presented for each major category of earning asset or interest bearing liability. Investment securities' average balances are recorded at carrying value.

                                                                   Year Ended December 31,
                                                 1997                            1996                        1995
                                       Average           Average      Average             Average  Average           Average
(Amounts in thousands)                 Balance Interest  Rate (%)     Balance   Interest  Rate(%)  Balance  Interest Rate(%)
---------------------------------------------------------------------------------------------------------------------------
   Assets
     Loans:
      Industrial revenue and
      tax-exempt financing           $  6,183  $   542     8.77%       $ 10,545  $   938   8.90%  $11,083   $1,067    9.63%
      All other loans                 483,984   43,471     8.98         467,692   41,788   8.93   434,511   38,664    8.90
                                     ----------------------------------------------------------------------------------------
         Total                        490,167   44,013     8.98         478,237   42,726   8.93   445,594   39,731    8.92
     Investment securities:
      Taxable                         211,738   12,820     6.05         204,816   12,490   6.09   205,059   12,462    6.08
      Tax-exempt                       24,076    1,638     6.83          20,226    1,375   6.82    16,521    1,095    6.63
                                     ----------------------------------------------------------------------------------------
         Total                        235,814   14,458     6.13         225,042   13,865   6.15   221,580   13,557    6.12
     Federal funds sold                 7,655      422     5.51           5,590      300   5.37    10,347      613    5.92
                                     ----------------------------------------------------------------------------------------
         Total earning assets         733,636   58,893     8.03         708,869   56,891   8.02   677,521   53,901    7.96
     Allowance for loan losses         (7,890)                           (7,519)                   (7,093)
     Cash and due from banks           26,015                            26,567                    26,744
     Premises and equipment             8,845                             9,321                     8,720
     Other assets                      14,241                            12,573                    11,205
                                     ----------------------------------------------------------------------------------------
         Total assets                $774,847                          $749,811                  $717,097
                                     ========                          ========                  ========
   Liabilities and stockholders'
      equity
      Interest bearing deposits:
        Savings deposits             $183,365   $4,564     2.49%       $192,562  $ 4,782   2.48% $200,469   $4,997    2.49%
        Interest checking
          and money market             93,934    1,797     1.91          99,227    2,095   2.11    93,952    2,000    2.13
        Time deposits                 198,310   10,526     5.31         207,573   11,203   5.40   200,512   10,794    5.38
                                     ----------------------------------------------------------------------------------------
          Total interest
           bearing deposits           475,609   16,887     3.55         499,362   18,080   3.62   494,933   17,791    3.59
      Federal funds purchased           4,069      232     5.70           2,158      119   5.51     3,183      193    6.05
      Repurchase agreements           128,843    6,051     4.70          93,810    4,260   4.54    75,512    3,686    4.88
      Short term borrowings             7,426      394     5.30           5,916      303   5.12     7,504      439    5.85
      Long term borrowings              3,644      197     5.43           4,079      220   5.39     1,335       84    6.30
                                     ----------------------------------------------------------------------------------------
          Total interest bearing
           liabilities                619,591   23,761     3.84         605,325   22,982   3.80   582,467   22,193    3.81
      Demand deposits                  67,726                            65,857                    63,613
      Other liabilities                 5,728                             5,301                     5,490
      Stockholders' equity             81,802                            73,328                    65,527
                                     ----------------------------------------------------------------------------------------
          Total liabilities and
          stockholders' equity       $774,847                          $749,811                  $717,097
                                     ========                          ========                  ========
   Net interest income                         $35,132                           $33,909                   $31,708
                                               =======                           =======                   =======
   Interest spread                                         4.19%                           4.22%                      4.15%
   Interest margin                                         4.79%                           4.78%                      4.68%


                                            MANAGEMENT'S DISCUSSION AND ANALYSIS


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

                                                              From 1996 to 1997                  From 1995 to 1996
                                                           Change due to      Total           Change due to      Total
(Amounts in thousands)                                  Volume      Rate      Change       Volume      Rate      Change
------------------------------------------------------------------------------------------------------------------------
Interest Income
  Loans:
   Industrial revenue and tax-exempt financing         $ (383)    $   (13)  $  (396)      $   (50)   $   (79)   $   (129)
   All other loans                                      1,450         233     1,683         2,993        131       3,124
                                                       -----------------------------------------------------------------
      Total                                             1,067         220     1,287         2,943         52       2,995
  Investment securities:
   Taxable                                                414         (84)      330            (5)        33          28
   Tax-exempt                                             261           2       263           249         31         280
                                                       -----------------------------------------------------------------
      Total                                               675         (82)      593           244         64         308
  Federal funds sold                                      114           8       122          (261)       (52)       (313)
                                                       -----------------------------------------------------------------
      Total interest income                             1,856         146     2,002         2,926         64       2,990
Interest expense
  Interest bearing deposits:
   Savings and interest bearing checking                 (323)       (193)     (516)          (60)       (60)       (120)
   Time deposits                                         (493)       (184)     (677)          369         40         409
                                                       -----------------------------------------------------------------
      Total interest bearing deposits                    (816)       (377)   (1,193)          309        (20)        289

  Federal funds purchased                                 109           4       113           (57)       (17)       (74)
  Repurchase agreements                                 1,636         155     1,791           850       (276)        574
  Short term borrowings                                    80          11        91           (85)       (51)      (136)
  Long term borrowings                                    (25)          2       (23)          150        (14)        136
                                                       -----------------------------------------------------------------
      Total interest expense                              984        (205)      779         1,167       (378)        789
                                                       -----------------------------------------------------------------
Change in net interest income                          $  872      $  351   $ 1,223       $ 1,759    $   442    $  2,201
                                                       ======      ======   =======       =======    =======    ========

Other Operating Revenue

Other operating revenue of $8.151 million, exclusive of security transactions, increased $658 thousand, or 8.8%, over 1996. The largest component of other operating revenue in 1997 was service charges on deposit accounts which increased $538 thousand, or 14.8%, over 1996. Other operating revenue, exclusive of security transactions, as a percent of average assets was 1.05% in 1997 compared to 1.00% in 1996. The Company annually reviews all of its fee-based products and services for marketability and profitability. Adjustments to fees for the Company's products and services, and the strengthening of controls for the collection of such fees, are the reasons for the significant increase. In 1997 service charges on deposit accounts as a percentage of average deposits increased to .77% from .64% in 1996.

Mahoning National Bank's Trust and Investment Department generated $2.864 million in other operating revenue in 1997, approximately the same amount as the $2.837 million earned in 1996. Trust Department assets totaled $438.456 million with a market value of $641.560 million at December 31, 1997 compared to $575.712 million with a market value of $775.688 million at December 31, 1996. This decrease was the result of a corporate customer consolidating employee benefit and custody trust accounts with a financial institution outside of our market area in the second quarter of 1997. The $27 thousand increase in trust fees, even with the loss of this large corporate customer, can be attributed to the department's market based fees, which increased due to the significant increase in account market values as a result of rises in the stock market over the past year.

In 1997, the Company realized $182 thousand in gains when $20.075 million of U.S. government securities coming due in 1997 and $2.167 million of nontaxable municipals were sold from the available for sale portfolio and reinvested in longer term U.S. Treasury securities and nontaxable municipals. In 1996, the Company incurred a $319 thousand loss when $24.658 million of U.S. government securities were sold from the available for sale portfolio and reinvested into longer term U.S. Treasury securities.

Other Operating Expense

Other operating expense of $20.626 million increased $129 thousand, or 0.6%, during 1997. This followed a $117 thousand, or 0.6%, increase in 1996. As a percentage of average assets, other operating expense was 2.66% in 1997 compared to 2.73% in 1996. The Company's efficiency ratio which measures non-interest expense as a percent of non-interest income plus net interest income on a fully tax equivalent basis declined 191 basis points from 49.62% in 1996 to 47.71% in 1997. This efficiency ratio would place the Company near the top of its peer group. Beginning January 1, 1993, a risk weighted insurance premium schedule was implemented by the Federal Deposit Insurance Corporation (FDIC), which bases assessment rates on capital levels and the bank regulator's rating of the institution as required by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA). In September 1995, the FDIC determined that the Bank Insurance Fund (BIF) was fully recapitalized as of the end of May 1995. As a result,

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS



the FDIC reduced deposit insurance premiums for most banks, including Mahoning National, to a minimum annual contribution of $2 thousand beginning January 1, 1996. On September 30, 1996, the "Deposit Insurance Fund Act of 1996" was enacted. This Act required FDIC insured banks to pay a 1.29 basis point assessment ($.0129 per $100 of deposits) for BIF deposits in 1997, 1998 and 1999. As a result of this assessment, FDIC premium expense for 1997 totaled $70 thousand, an increase of $68 thousand over 1996 premiums.

In 1997, total salaries and employee benefit expense increased $330 thousand, or 3.1%, from 1996. Salary expense alone for 1997, increased $211 thousand, or 2.3%, compared to an increase of $699 thousand, or 8.4%, in 1996. This increase can be attributed to annual merit salary adjustments which took effect January 1, 1997, and increases in various employee incentive programs. In 1996, as a result of departmental restructuring and selective staff reductions a one-time charge of approximately $342 thousand was charged to salary expense. This charge increased 1996 salary expense but will provide for long term salary cost savings. Health care expenses for 1997 were $755 thousand compared to $585 thousand for the same period in 1996, an increase of $170 thousand or 29%. This increase was due in part to increased health care claims in 1997 and increased premium rates on the Company's health care plans. The number of full time equivalent employees decreased from 391 in 1996 to 388 in 1997.

Net occupancy expense, which represents various facility management expenses decreased $23 thousand in 1997 to $1.462 million from $1.485 million in 1996. These decreases were the result of reduced building maintenance and utility expenses. In late 1997 the Company decided to close the South Side branch office and consolidate it into the South and Midlothian office in January 1998. Expenses to close this office are not expected to be material.
This consolidation will reduce overhead expenses beginning in 1998.

Equipment rental, depreciation and maintenance of $1.432 million decreased $295 thousand, or 17.1%, from 1996. This decrease was the result of the termination of various computer equipment leases and their related service contracts. The equipment that was covered by these leases was either purchased at a discount or disposed of.

Other expenses increased $149 thousand in 1997, to $5.615 million from $5.466 million in 1996, a 2.7% increase. This increase was the result of amortization and support on software purchased in 1996 and 1997, increased marketing expenses related to the promotion of loan and deposit products, increased business activity and general inflationary increases.

In early 1997, the Company began to address the Year 2000 issue, which covers the process of converting computer systems to calculate the Year 2000. A Year 2000 committee was formed consisting of senior management and selected representatives from all areas of the Company. The committee, which meets regularly, has developed a project plan based on the five (5) phases the Federal Financial Institutions Examination Council (FFIEC) had outlined to effectively manage Year 2000 issues. The following are the five (5) phases as outlined by the FFIEC: Awareness, Assessment, Renovation, Validation and Implementation. At the end of December 1997, the Awareness and Assessment phases had been completed and work had begun on the Renovation phase. The Renovation phase could include new hardware and/or software to replace those items found to be non-compliant with Year 2000. At this time it is not expected that expenses to address Year 2000 issues will materially impact future operating results.

Income Taxes

Income tax expense for 1997 was $6.160 million compared to $5.540 million in 1996. The Company's effective tax rates were 32.2% and 32.3% for 1997 and 1996 respectively, compared to the statutory federal income tax rate of 35%. Tax exempt investment and loan income is the primary reason the Company's effective tax rate is less than the statutory tax rate.

The components of the Company's deferred income tax asset and reconciliation of the effective tax rate can be found on page 23 of this report (Note J - Income Taxes).

Earnings Review for the Years Ended
December 31, 1996 and 1995

For the purpose of the Management's Discussion and Analysis, income from tax-exempt loans and investments has been adjusted to a fully taxable equivalent basis (FTE) using an incremental tax rate of 35%.

     Net Income:
     -----------
Net income for 1996 was $11.611 million or $1.84 per share, an increase of $1.541 million or 15% over 1995 earnings of $10.070 million or $1.60 per share. The Company's return on assets (ROA) for 1996 increased to 1.55% from 1.40% in 1995. The return on average stockholders' equity (ROE) for 1996 was 15.83%, an increase from 15.37% in 1995. The Company was able to significantly improve its return on equity, and at the same time increase its very strong stockholders' equity to asset ratio to 10.02% in 1996 from 9.67% in 1995.

The primary component of the Company's earnings growth in 1996 was net interest income, and the significant growth in the loan portfolio was the primary reason for that earnings increase.

     Net Interest Income:
     --------------------
Net interest income was $33.099 million for 1996, an increase of 7% over 1995 net interest income of $30.952 million. In 1996, the most significant factor in the increase in net interest income was loan volume which accounted for additional tax adjusted interest income of $2.943 million compared with $3.360 million in 1995, as average balances grew by $32.643 million during 1996. The Company's investment portfolio average balance, which increased by $3.462 million in 1996, contributed to a $244 thousand increase in tax adjusted interest income compared to a decrease of $325 thousand in 1995. The increase in the Company's tax adjusted net interest income as a result of changes in volume amounted to $1.759 million compared to $1.481 million in 1995. The increase in tax adjusted net interest income due to rate was $442 thousand in 1996 compared to a $235 thousand decrease in net interest income in 1995. This was mainly the result of a decrease in funding costs during 1996 of $378 thousand.

Average interest-earning assets for 1996 were $708.869 million, or 4.6%, greater than the $677.521 million of earning assets in 1995. The average outstanding loan balance for 1996 was $478.237 million, an increase of 7.3% over the 1995 average balance of $445.594 million.

The tax equivalent yield on the loan portfolio for 1996 remained approximately the same at 8.93% compared to 8.92% in 1995, even though the prime lending rate dropped by 25 basis points in February 1996, as a result of the portfolio mix and loan fee increases. The loan to deposit ratio at December 31, 1996 and 1995 was 86.71% and 80.45%, respectively.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS


Average interest bearing liabilities for 1996 were $605.325 million, or 3.9%, greater than the $582.467 million of average interest bearing liabilities in 1995. The cost of interest bearing liabilities decreased slightly to 3.80% in 1996 from 3.81% in 1995. While average interest bearing deposits increased $4.429 million and the cost of those deposits increased three basis points, actual year end balances for 1996 were down $23.810 million. This loss of deposits was more than off-set by an increase in the volume of securities sold under agreements to repurchase as more corporate and political subdivisions placed their funds into overnight "sweep" repurchase agreements. The average balance of these interest bearing liabilities increased $18.298 million in 1996, while the cost of these funds decreased by 34 basis points from 1995. Actual year end balances for 1996 were up $57.425 million over 1995 year end balances. The prime interest rate which increased from 8.50% to 9.00% in the first 6 months of 1995 before receding back to 8.50% by the year end, declined another 25 basis points in February of 1996 to 8.25% where it remained throughout the year. While interest rates over 1996 and 1995 declined modestly, the Company was able to improve its net interest margin from 4.68% in 1995 to 4.78% in 1996. The reasons for an improved net interest margin in 1996 were the continued growth of the loan portfolio and improved yields on the investment portfolio.

     Other Operating Revenue:
     ------------------------
Other operating revenue of $7.493 million, exclusive of security transactions, increased $1.300 million, or 21.0%, over 1995. The largest component of other operating revenue in 1996 was service charges on deposit accounts which increased $783 thousand, or 27.6%, over 1995. Other operating revenue, exclusive of security transactions, as a percent of average assets was 1.0% in 1996 compared to 0.86% in 1995. Adjustments to fees for the Company's products and services, and the strengthening of controls for the collection of such fees, were the reason for the significant increase. In 1996 service charges on deposit accounts as a percentage of average deposits increased to .64% from .51% in 1995.

Mahoning National Bank's Trust and Investment Department generated $2.837 million in other operating revenue in 1996, an increase of $396 thousand, or 16.2%, over 1995. This increase was attributed to two factors: an influx of new trust accounts and market value based fees which increased due to the significant increase in account market values due to rises in the stock market over 1995. Trust Department assets totaled $575.712 million with a market value of $775.688 million at December 31, 1996 compared to $529.555 million with a market value of $695.437 million at December 31, 1995.

In 1996, the Company incurred a $319 thousand loss when $24.658 million of U.S. government securities were sold from the available for sale portfolio. This compared to a loss of $155 thousand in 1995 when $30.129 million of U.S. government securities were sold. The losses in both 1996 and 1995 resulted primarily from an investment portfolio repositioning strategy executed in the fourth quarter of each year which was designed to enhance future net interest income performance. Specifically in 1996, $25 million of available for sale securities with a weighted average yield of approximately 4.85% and a weighted average maturity of 18 months were sold at a $319 thousand loss. The proceeds of this sale were used to purchase $25 million of securities with a weighted average yield of approximately 6.02%, a yield improvement of 117 basis points, and a weighted average maturity of 41 months.

     Other Operating Expense:
     ------------------------
Other operating expense of $20.497 million increased $117 thousand or 0.6% during 1996. As a percentage of average assets, other operating expense was 2.73% in 1996 compared to 2.84% in 1995.

In September 1995, the FDIC determined that the Bank Insurance Fund (BIF) was fully recapitalized as of the end of May 1995. As a result, the FDIC reduced deposit insurance premiums for most banks, including Mahoning National, from $.23 per $100 of deposits to $.04 per $100 of deposits for the period June 1, 1995 through December 31, 1995, and further reduced rates to a minimum annual contribution of $2 thousand beginning January 1, 1996. As a result, Mahoning National received a $343 thousand deposit insurance premium rebate in September 1995 for the period June 1, 1995 through September 30, 1995, which reduced 1995 third quarter operating expense. The additional rate reduction in 1996 resulted in a savings of $634 thousand over 1995 premium assessments.

In 1996, total salaries and employee benefit expense increased $404 thousand, or 3.9%, from 1995. Salary expense alone for 1996 increased $699, thousand or 8.4%, compared to an increase of $309 thousand or 3.9% in 1995. This increase can be attributed to annual merit salary increases and increases in various employee incentive programs. In addition, as a result of departmental restructuring and selective staff reductions, a one-time charge of approximately $342 thousand was charged to salary expense in 1996. While this charge increased 1996 salary expense above expected levels it will provide for long term salary cost savings. Health care expenses for 1996 were $585 thousand compared to $616 thousand for the same period in 1995, a decrease of $31 thousand or 5%, mainly due to lower hospitalization claims in 1996. The number of full time equivalent employees decreased from 406 in 1995 to 391 in 1996.

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

Equipment rental, depreciation and maintenance of $1.727 million increased $124 thousand, or 7.7%, from 1995. This increase was the result of increased depreciation expense on equipment, furniture and fixtures purchased in the second half of 1995 and throughout 1996.

Other expenses increased $270 thousand in 1996, to $5.466 million from $5.196 million in 1995, a 5.2% increase. This increase was the result of amortization and support on software purchased late in the second quarter of 1995, increased business activity and general inflationary increases. Additional increases in other expenses resulted from professional fee expenses related to a profitability study performed in the first half of 1996. These expenses were off-set by year end due to increased fee income and reduced business expenses realized as a result of that study.

     Income Taxes:
     -------------
Income tax expense for 1996 was $5.540 million compared with $4.640 million in 1995. The Company's effective tax rates were 32.3% and 31.6% for 1996 and 1995, respectively in comparison to the statutory federal income tax rate of 35%. Tax exempt investment and loan income is the primary reason the Company's effective tax rate is less than the statutory tax rate.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS


Liquidity

It is a primary objective of the Company to maintain a level of liquidity deemed adequate to meet the expected and potential funding needs of loan and deposit customers. It is the Company's policy to manage its affairs so that liquidity needs are fully satisfied through normal bank operations. Short term investments (Federal funds sold) and short term borrowings (Federal funds purchased and repurchase agreements, U.S. Treasury demand notes and Federal Home Loan Bank advances) are used as primary cash management and liquidity tools. Short term Federal fund lines totaling $60 million have been established at the Company's correspondent banks. When loan demand increases at a faster rate than deposit growth it may be necessary to manage the available for sale portion of the investment portfolio to meet that demand, or to sell conforming residential mortgages on the secondary market. At December 31, 1997 and 1996, $298 thousand and $394 thousand of residential mortgage loans were designated as held for sale, respectively. At December 31, 1997, $189.578 million of the investment portfolio was classified as available for sale. This classification will afford the Company's Asset/Liability Committee the flexibility to manage the portfolio to meet any liquidity needs that may arise.

An additional source of liquidity is derived from the Federal Home Loan Bank of Cincinnati (FHLB). The FHLB provides short term funding alternatives with a line of credit of $52.138 million and funding for one-to-four family residential mortgage loans and allows the Company to better manage its interest rate risk. The Company had $3.151 million outstanding in FHLB borrowings at December 31, 1997 compared to $4.065 million at December 31, 1996.

Mahoning National has been serving the Mahoning Valley for 129 years and has developed a solid core deposit base. Of the $545.111 million in deposits on December 31, 1997, only $23.625 million represent time deposits in excess of $100 thousand. Even though these deposits which exceed $100 thousand are not considered core deposits due to their volatile nature, the Company's core deposit to total asset ratio is still strong at 65.4%. With the Company's strong core deposit base, growth in corporate investment accounts and access to funding, the liquidity position of the Company is such that there is still unused capacity to fund loans. At December 31, 1997, and throughout the past twelve months key liquidity ratios were within established Company and regulatory guidelines.

The maturity distribution of the Company's total time deposits in amounts of $100 thousand or greater as of December 31, 1997, is summarized below:


(Amounts in thousands)
------------------------------------------------------
Within three months                            $ 8,681
After three months
   but within six months                         5,794
After six months
   but within twelve months                      3,696
After twelve months                              5,454
                                               -------
                                               $23,625
                                               =======

Inflation and Interest Rate Sensitivity

The primary objective of the Company's asset/liability management process is to plan and control profits through management of the pricing and mix of assets and liabilities, while achieving acceptable levels of interest rate risk and liquidity risk and providing for adequate capitalization. Due to the fact that the assets and liabilities of a financial institution are monetary in nature, changes in interest rates and monetary or fiscal policy affect its financial condition and have potentially the greatest impact on the net income of the Company.

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

As part of its effort to monitor and manage interest rate risk the Company uses simulation analysis and net present value analysis. The simulation analysis monitors interest rate risk through the impact changes in interest rates can have on net income. At December 31, 1997, the Company analyzed the effect of a presumed 100 and 200 basis point increase and decrease in interest rates through its simulation analysis. The results indicated no significant impact on net interest income for 1998, and were within the five percent (5%) of net interest income guidelines established by the Company. While the results of the simulation indicated no significant impact on net interest income over the next twelve months, they did indicate the Company to be negatively impacted by rising interest rates and positively impacted by falling interest rates due to the liability sensitive nature of the balance sheet.

The net present value (NPV) analysis determines the discounted present value of the difference between cash flows from assets and cash flows from liabilities. The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from theoretical instantaneous and sustained parallel shifts of 100 and 200 basis points in market interest rates and their impact on equity. Presented below is an analysis of the Company's interest rate risk measured by the NPV methodology at December 31, 1997. The increased equity value reflected in the longer term net economic value method of measuring interest rate risk is a function of the current coupons on assets relative to the decline in interest rates in late 1997.

The following table shows the dollar impact of various rate changes on the net present value of the Company's assets and liabilities.


  Changes In
 Interest Rate     Change In     % Change   NPV of Equity/
 (basis points)  NPV of Equity    In NPV    NPV of Assets
----------------------------------------------------------
    -200          $ 14,969        17.29%        12.47%
    -100             8,853        10.23         11.82
       0             2,852         3.29         11.18
    +100            (3,038)       (3.51)        10.53
    +200            (8,819)      (10.19)         9.89

42

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS


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

Impact of New Accounting Standards

Several new accounting standards have been issued by the Financial Accounting Standards Board (FASB) that were effective for the Company's consolidated financial statements for the year ending December 31, 1997. Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued by FASB in 1996. SFAS No. 125 revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It was originally effective for some transactions in 1997 and others in 1998. SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," was issued in December 1996. SFAS No. 127 defers, for one year, the effective date of provisions related to securities lending, repurchase agreements and other similar transactions. The remaining portions of SFAS No. 125 continued to be effective January 1, 1997. SFAS No. 125 did not have a material impact on the Company's financial statements.

In March 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for financial statements for periods ending after December 15, 1997, including interim periods. SFAS No. 128 simplifies the calculation of earnings per share (EPS) by replacing primary EPS with basic EPS. It also requires dual presentation of basic EPS and diluted EPS for entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in earnings such as stock options, warrants or other common stock equivalents. Since the Company had no stock options, warrants or other common stock equivalents basic EPS and diluted EPS were the same in each year presented.

In February 1997, the FASB issued SFAS No. 129, "Disclosures of Information about Capital Structure." SFAS No. 129 consolidated existing accounting guidance relating to disclosure about a company's capital structure. Public companies generally have been required to make disclosures now required by SFAS No. 129 and, therefore, SFAS No. 129 had no impact on the Company. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about an enterprise's reportable operating segments which is based on reporting information the way the management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, the Statement requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements. The Statement also requires that selected information be reported in interim financial statements. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

MAHONING NATIONAL BANCORP, INC.

Directors

Dominic A. Bitonte
   Retired Doctor of Dental Surgery
   Private Investments

Frank A. Kramer
   President
   Brenner Industrial Sales & Supply Co.

Charles J. McCrudden, Jr.
   President
   McCrudden Heating Supply

Gregory L. Ridler
   President and Chief Executive Officer
   Mahoning National Bank

Daniel B. Roth
   President
   Roth, Blair, Roberts, Strasfeld & Lodge, L.P.A.
   Vice Chairman, Torent, Inc.
   Vice Chairman, McDonald Steel Corp.

Warren P. Williamson III
   Chairman, Sygnet Wireless, Inc.
   Chairman, WKBN Broadcasting Corp.

Officers

Gregory L. Ridler
   Chairman of the Board, President and
   Chief Executive Officer

Parker T. McHenry
   Vice President

Richard E. Davies
   Secretary

Norman E. Benden, Jr.
   Treasurer


                                                          MAHONING NATIONAL BANK

Directors

David A. Bitonte
   Anesthesiologist/Physician
   President
   Alliance Anesthesia, Inc.

William J. Bresnahan
   President
   Hynes Industries, Inc.

Lee Burdman
   Partner
   Redstone Investments

Howard W. Cailor, Jr.
   Principal
   Cailor Fleming & Associates, Inc.

Louis M. Davies
   Retired Attorney

Howard C. Hargate
   Chairman of the Board
   Scholl-Choffin Sprinkler Corp.

Frank A. Kramer
   President
   Brenner Industrial
   Sales & Supply Co.

Charles J. McCrudden, Jr.
   President
   McCrudden Heating Supply

Parker T. McHenry
   Executive Vice President
   Mahoning National Bank

Gregory L. Ridler
   President and
   Chief Executive Officer
   Mahoning National Bank

Daniel B. Roth
   President
   Roth, Blair, Roberts,
   Strasfeld & Lodge, L.P.A.
   Vice Chairman, Torent, Inc.
   Vice Chairman, McDonald Steel Corp.

Warren P. Williamson III
   Chairman, Sygnet Wireless, Inc.
   Chairman, WKBN Broadcasting Corp.

Philip N. Winkelstern
   Retired Senior Vice President and
   Chief Financial Officer
   Commercial Intertech Corp.


Advisory Board

Charles H. Byers
Sallie Tod Dutton
Robert J. Edwards, D.V. M.
Ralph Fagert
Robert M. Hammond
Paul A. Johnson
Donald F. Leonhart
James E. Mitchell
Robert M. Morain
Charles V. Rudge
Helene Gran Salreno
Dale R. Sheely
Gregory B. Smith

Directors Emeriti

J. Roy Barefoot
John D. Beeghly
Dominic A. Bitonte
Kenneth J. Black
William W. Bresnahan
Alfred M. Clark, Jr.
William F. Courtney
Eleanor Beecher Flad
John Nelson
John M. Newman
Fred Tod, Jr.
Ambrose J. Wardle, Jr.

MAHONING NATIONAL BANK - OFFICIAL ORGANIZATION

Gregory L. Ridler
   President &
   Chief Executive Officer

 Parker T. McHenry
Executive Vice President

 Richard E. Davies
Senior Vice President &
Cashier


Loans
Frank Hierro
   Senior Vice President

Commercial Loans
Kenneth G. Goldsboro
   Vice President
Timothy A. Beaumont
   Vice President
Stanley Feret
   Vice President
Timothy F. Shaffer
   Vice President
Karen J. Cessna
   Assistant Vice President
Patrick J. McElhaney
   Assistant Vice President

Consumer Loans
Kathleen R. Patrone
   Vice President
Kathleen M. Dillon
   Assistant Vice President
Gilbert R. Smith
   Assistant Vice President
David W. Howard
   Consumer Loan Manager
Carol M. Lewis
   Consumer Loan Officer

Corporate Banking
James D. Fisher
   Vice President

Trust & Investments
J. David Sabine
   Senior Vice President &
   Senior Trust Officer
Carol A. Chamberlain
   Vice President & Trust Officer
Bruce D. Hendryx
   Vice President & Trust Officer
Clinton S. Pelfrey
   Vice President &
   Trust Investment Officer
Terrence F. Cloonan
   Assistant Vice President &
   Trust Officer
Diane M. Playforth
   Trust Operations Officer
Kevin Borisenko
   Trust Investment Officer
Suzanne Allen
   Trust Officer
Crystal L. Hudspeth
   Trust Officer
Paulette C. Pasquale
   Trust Officer
Paula L. Wayne
   Trust Officer


Finance &
Accounting
Norman E. Benden, Jr.
   Senior Vice President &
   Chief Financial Officer
Harold E. Erickson, Jr.
   Vice President
Kathleen A. Rish
   Accounting Officer
Cathy A. Barrios
   Accounting Officer

Compliance
Dexter A. Hollen
   Vice President &
   Compliance Officer
Kimberly G. Hebb
   Assistant Compliance Officer

Auditing
Martha Drabiski
   Vice President & Auditor
Daniel E. Hackett
   Assistant Auditor

Marketing &
Public Relations
Karen R. DeSalvo
   Assistant Vice President

Human Resources
Donna J. Mowrey
   Assistant Vice President
Stanley C. Simons
   Employee Benefits Officer

Security
John Rosan
   Security Officer

Legal
Thomas M. Gacse
   Legal Counsel



Bank Operations & Retail Delivery Network

David E. Westerburg
   Senior Vice President


Bank Operations

Centralized Banking
Frank A. Constantino
   Centralized Banking Officer

Loan Services
Beth E. Soroka
   Assistant Vice President

Deposit Services
Melinda M. Davies
   Vice President
David R. Merva
   Operations Officer

Information Services
Marianne Yeager
   Vice President

Operations Support
Deborah L. Morgan
   Operations Officer



Branch Administration

John R. Lewis
   Senior Vice President

David L. Pringle
   Assistant Vice President &
   Branch Sales Manager

Beth Fallen
   Assistant Vice President &
   Regional Manager

Robert D. Meek
   Assistant Vice President &
   Regional Manager



Branch Managers

Main Office
Emma L. Titler
   Branch Banking Officer

Austintown Office
Gillian A. Smith
   Assistant Vice President

Boardman Office
Caroline L. Goldsboro
   Assistant Vice President

Brookfield Office
Mary Ann Hudspeth
   Branch Manager

Campbell Office
Thomas R. Papa
   Assistant Vice President

Canfield Office
Judith A. Larson
   Branch Banking Officer

Cornersburg Office
Randall R. Rivello
   Assistant Vice President

Cortland Office
Mark E. Homrighouse
   Assistant Vice President

Howland Office
Roberta L. Harding
   Assistant Vice President

Hubbard Office
Amber R. DeJulio
   Branch Banking Officer

Jackson-Milton Office
Amy L. Stacy
   Branch Manager

Kinsman Office
Shari L. Polchosky
   Branch Banking Officer

Liberty Office and
Liberty Drive-in
Breen O. Bannon
   Branch Banking Officer

New Middletown Office
Anita L. Mediate
   Branch Banking Officer

North Lima Office
Richard N. Chase
   Assistant Vice President

South & Midlothian Office and
South Side Office
Ronald C. Clifton
   Assistant Vice President

South & 224 Office
James D. Horvath
   Assistant Vice President

Struthers-Poland Office and
Struthers-Poland Drive-In
David R. Bompage
   Assistant Vice President

Wedgewood Office
Rhonda A. Kempe
   Branch Banking Officer

West Side Office and
Mahoning & Schenley Office
Thomas E. Reardon
   Branch Banking Officer

PEOPLE


                                                                          VISION



                                   COMMITMENT


                                      MNB
                        Mahoning National Bancorp, inc.
                                Youngstown, Ohio