Form 10-K405, Exhibit 13
period 1998-12-31
MAHONING NATIONAL BANCORP INC
filed 1999-03-18
CIK 882859

                         MAHONING NATIONAL BANCORP, INC.
                                    FORM 10-K



                                   EXHIBIT 13



                       1998 Annual Report To Shareholders

                                                                      EXHIBIT 13

FINANCIAL HIGHLIGHTS
                                                               For the Year
                                                --------------------------------------
(Amounts in thousands, except per share data)       1998           1997        Change
--------------------------------------------------------------------------------------
Net income                                      $   13,863     $   12,941       7.1%
   Per share                                          2.20           2.05       7.1
Cash dividends                                       5,607          4,347      29.0
   Per share                                          0.89           0.69      29.0


At Year End
---------------------------------------------------------------------------------------
Assets                                          $  824,644     $  796,866       3.5%
Loans                                              490,743        492,487      (0.4)
Investment securities                              264,947        250,756       5.7
Deposits                                           555,407        545,111       1.9
Stockholders' equity                                96,299         86,579      11.2
Book value                                           15.29          13.74      11.2

Financial Ratios
---------------------------------------------------------------------------------------
Return on assets                                      1.74%          1.67%
Return on equity                                     15.12          15.82
Net interest margin                                   4.89           4.79
Capital:
   Primary leverage                                  11.78          11.05
   Tier I                                            18.91          17.70
   Risk based                                        20.16          18.95

COMMON SHARE INFORMATION

Effective January 5, 1998, the Company's common shares were listed on The Nasdaq Stock Market under the symbol "MGNB". Currently the following four brokerage firms serve as market makers for the Company's common stock: McDonald & Company Securities, Inc.; Sandler O'Neill & Partners, L.P.; F.J. Morrissey & Co., Inc. and Everen Securities, Inc. The following table lists the high and low sales prices as reported by The Nasdaq Stock Market for 1998. Prior to January 5, 1998, the Company's common shares were traded Over-the-Counter, generally in the Youngstown area. The price information reported for 1997 reflects the high and low bid prices for the year and does not necessarily reflect prices in actual transactions. The table also lists the dividends declared by the Company during 1998 and 1997.



                             1998                                    1997
-------------------------------------------------------------------------------------------
Quarters Ended Mar 31   Jun 30   Sep 30  Dec 31        Mar 31  Jun 30   Sep 30   Dec 31
-------------------------------------------------------------------------------------------

  High         $ 39.00  $ 45.50 $  44.00 $ 34.50      $  22.75 $ 22.50  $ 26.25  $ 33.00
  Low            26.00    34.25    32.00   28.25         21.50   21.50    22.50    26.00
  Dividends       0.21     0.21     0.21    0.26          0.16    0.16     0.16     0.21

CONTENTS

Consolidated Statements
  of Financial Condition...........1
Consolidated Statements
  of Income........................2
Consolidated Statements of
  Changes in Stockholders' Equity..3
Consolidated Statements
  of Cash Flows....................4
Notes to Consolidated
  Financial Statements..........5-15
Auditor's and Management's
  Reports......................16-17
Comparative Financial Data........18
Business Overview.................19
Management's Discussion
  and Analysis.................20-29

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                     December 31,
                                                                                -------------------
(Amounts in thousands, except per share data)                                     1998        1997
---------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                       $ 30,556   $ 29,143
  Federal funds sold                                                              23,700      8,800
  Investment securities available for sale - at market value                     241,037    189,578
  Investment securities held to maturity - at cost
    (Market value $24,036 in 1998 and $61,248 in 1997)                            23,910     61,178
  Loans                                                                          490,743    492,487
     Less allowance for possible loan losses                                       7,789      7,524
                                                                                -------------------
         Net loans                                                               482,954    484,963
  Bank premises and equipment                                                      8,844      8,653
  Other assets                                                                    13,643     14,551
                                                                                -------------------
         Total assets                                                           $824,644   $796,866
                                                                                ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits
    Noninterest bearing                                                         $ 84,127   $ 74,500
    Interest bearing
      Savings                                                                    274,641    275,139
      Time                                                                       196,639    195,472
                                                                                -------------------
         Total deposits                                                          555,407    545,111
  Federal funds purchased and securities
    sold under agreement to repurchase                                           146,144    146,245
  Short term borrowings                                                            4,443     10,954
  Long term borrowings                                                            17,191      3,151
  Other liabilities                                                                5,160      4,826
                                                                                -------------------
         Total liabilities                                                       728,345    710,287
                                                                                -------------------
  Commitments and contingencies


STOCKHOLDERS' EQUITY
  Common stock (No par value, $1 stated value)
    Authorized - 15,000,000 shares, issued and outstanding - 6,300,000 shares      6,300      6,300
  Additional paid-in capital                                                      44,100     44,100
  Retained earnings                                                               43,477     35,221
  Accumulated other comprehensive income                                           2,422        958
                                                                                -------------------
         Total stockholders' equity                                               96,299     86,579
                                                                                -------------------
         Total liabilities and stockholders' equity                             $824,644   $796,866
                                                                                ========   ========



        The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME


                                                                             Years ended December 31,
                                                                       -----------------------------------
(Amounts in thousands, except per share data)                            1998         1997          1996
----------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Interest and fees on loans                                          $ 43,495     $ 43,823     $ 42,397
   Interest on investment securities
       Taxable                                                           13,557       12,820       12,490
       Nontaxable                                                         1,167        1,065          894
   Interest on federal funds sold                                           514          422          300
                                                                       -----------------------------------
                                                                         58,733       58,130       56,081
Interest Expense
   Interest on deposits                                                  15,682       16,887       18,080
   Interest on federal funds purchased and securities
    sold under agreement to repurchase                                    6,063        6,283        4,379
   Interest on short term borrowings                                        391          394          303
   Interest on long term borrowings                                         607          197          220
                                                                       -----------------------------------
                                                                         22,743       23,761       22,982
                                                                       -----------------------------------

              Net interest income                                        35,990       34,369       33,099
PROVISION FOR LOAN LOSSES                                                 2,904        2,975        2,625
                                                                       -----------------------------------

              Net interest income after provision for loan losses        33,086       31,394       30,474
OTHER OPERATING REVENUE
   Trust department income                                                3,019        2,864        2,837
   Service charges on deposit accounts                                    4,274        4,161        3,623
   Other service charges                                                    832          827          756
   Other revenue                                                            280          280          277
   Gain on sale of loans                                                    326           19           --
   Gain (loss) on sale of investment securities available for sale          229          182         (319)
                                                                       -----------------------------------
                                                                          8,960        8,333        7,174
OTHER OPERATING EXPENSES
   Salaries and employee benefits                                        11,066       11,119       10,789
   Net occupancy expense                                                  1,476        1,462        1,485
   Equipment rental, depreciation and maintenance                         1,401        1,432        1,727
   State franchise tax                                                      975          928        1,028
   Other expenses                                                         6,499        5,685        5,468
                                                                       -----------------------------------
                                                                         21,417       20,626       20,497
                                                                       -----------------------------------

              Income before income taxes                                 20,629       19,101       17,151
INCOME TAX EXPENSE                                                        6,766        6,160        5,540
                                                                       -----------------------------------

NET INCOME                                                             $ 13,863     $ 12,941     $ 11,611
                                                                       ========     ========     ========

NET INCOME PER COMMON SHARE                                            $   2.20     $   2.05     $   1.84
                                                                       ========     ========     ========


        The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                              Years ended December 31, 1998, 1997 and 1996
                                                                   -----------------------------------------------------------------
                                                                               Additional             Accumulated Other   Total
                                                                     Common     Paid-in      Retained   Comprehensive  Stockholders'
(Amounts in thousands, except share data)                             Stock     Capital      Earnings       Income        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1996                                         $ 31,500     $ 15,750     $ 21,725      $    666      $ 69,641
 Par value eliminated from common stock,
   stated value of $1 per share established                         (28,350)      28,350           --            --            --
 Stock split in the form of a dividend                                3,150           --       (3,150)           --            --
 Comprehensive income:
   Net income for 1996                                                   --           --       11,611            --        11,611
   Unrealized loss on available for sale investment securities           --           --           --          (598)         (598)
                                                                                                                         --------
 Total comprehensive income                                                                                                11,013
 Cash dividends paid - $.565 per share                                   --           --       (3,559)           --        (3,559)

                                                                   -----------------------------------------------------------------
Balance at December 31, 1996                                          6,300       44,100       26,627            68        77,095

 Comprehensive income:
   Net income for 1997                                                   --           --       12,941            --        12,941
   Unrealized gain on available for sale investment securities           --           --           --           890           890
                                                                                                                         --------
 Total comprehensive income                                                                                                13,831
 Cash dividends paid - $.69 per share                                    --           --       (4,347)           --        (4,347)
                                                                   -----------------------------------------------------------------
Balance at December 31, 1997                                          6,300       44,100       35,221           958        86,579

 Comprehensive income:
   Net income for 1998                                                   --           --       13,863            --        13,863
   Unrealized gain on available for sale investment securities           --           --           --         1,464         1,464
                                                                                                                         --------
 Total comprehensive income                                                                                                15,327
 Cash dividends paid - $.89 per share                                    --           --       (5,607)           --        (5,607)
                                                                   -----------------------------------------------------------------
Balance at December 31, 1998                                       $  6,300     $ 44,100     $ 43,477      $  2,422      $ 96,299
                                                                   ========     ========     ========      ========      ========

        The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                   Years ended December 31,
                                                                           ------------------------------------
(Amounts in thousands)                                                       1998           1997          1996
---------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Net income                                                               $ 13,863      $ 12,941      $ 11,611
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation                                                            1,120         1,098         1,072
      Provision for loan losses                                               2,904         2,975         2,625
      Amortization and accretion of discounts and premiums                      (66)          (76)          (92)
      Amortization of deferred loan costs                                     1,439         1,176           975
      Deferred tax (benefit) expense                                            (10)          321           (71)
      (Gain) loss on sale of investment securities available for sale          (229)         (182)          319
      Loss on assets sold                                                       113           117            16
      Increase (decrease) in taxes payable                                      117          (104)          274
      Increase in interest receivable                                           (19)         (281)         (167)
      (Decrease) increase in interest payable                                  (227)          119            37
      Increase in other liabilities                                             444           111           470
      Increase in other assets                                                 (963)       (1,420)         (278)
                                                                           ------------------------------------
        Net cash provided by operating activities                            18,486        16,795        16,791

Cash flows from investing activities
  Proceeds from the sales of investment securities available for sale         5,265        22,242        24,658
  Proceeds from maturities of investment securities held to maturity         37,340        24,640        32,575
  Proceeds from maturities of investment securities available for sale       28,878        11,840        27,367
  Purchase of investment securities held to maturity                             --            --       (36,738)
  Purchase of investment securities available for sale                      (83,127)      (78,519)      (68,254)
  Net increase in loans                                                      (2,471)      (20,640)      (18,292)
  Proceeds from the sale of other real estate owned                           1,249           366            54
  Net (increase) decrease in federal funds sold                             (14,900)       10,700       (16,700)
  Capital expenditures                                                       (1,424)         (887)         (565)
                                                                           ------------------------------------
        Net cash used in investing activities                               (29,190)      (30,258)      (55,895)

Cash flows from financing activities
  Net increase (decrease) in deposits                                        10,296        (5,887)      (23,810)
  Net (decrease) increase in federal funds purchased and
    securities sold under agreement to repurchase                              (101)       23,778        57,425
  Net (decrease) increase in short term borrowings                           (6,511)          719         4,811
  Proceeds from long term borrowings                                         15,000            --         3,500
  Payments on long term borrowings                                             (960)         (914)         (737)
  Dividends paid                                                             (5,607)       (4,347)       (3,559)
                                                                           ------------------------------------
        Net cash provided by financing activities                            12,117        13,349        37,630
                                                                           ------------------------------------
        Net change in cash and cash equivalents                               1,413          (114)       (1,474)
Cash and cash equivalents at beginning of year                               29,143        29,257        30,731
                                                                           ------------------------------------
Cash and cash equivalents at end of year                                   $ 30,556      $ 29,143      $ 29,257
                                                                           ========      ========      ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
        Interest                                                           $ 22,970      $ 23,642      $ 22,945
                                                                           ========      ========      ========
        Income taxes                                                       $  6,644      $  5,945      $  5,355
                                                                           ========      ========      ========
 Noncash transactions:
        Transfer from loans to other real estate owned                     $    137      $  1,209      $    287
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

3.   USE OF ESTIMATES

     In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, the realization of deferred tax assets, fair values of certain securities, the determination and carrying value of impaired loans, the carrying value of loans held for sale, the carrying value of other real estate, depreciation of premises and equipment, the postretirement benefit obligation, the actuarial present value of pension benefit obligations, net periodic pension expense and prepaid pension costs recognized in the Company's financial statements. Estimates that are more susceptible to change in the near term include the allowance for loan losses and the fair value of certain securities.

4.   CASH AND CASH EQUIVALENTS

     The Company includes demand deposits at other financial institutions as cash equivalents.

5.   INVESTMENT AND AVAILABLE FOR SALE SECURITIES

     Investments are classified in up to three categories and accounted for based on the respective classification. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included currently in income. Equity securities and debt securities classified as neither held to maturity nor trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity. The Company did not classify any debt or equity securities as trading securities in 1998, 1997 or 1996. Realized gains and losses from sales of debt and equity securities are determined by specific identification of the security sold. Substantially all interest earned from obligations of state and political subdivisions is not subject to federal income tax.

6.   LOANS

     Loans are stated at the principal amount outstanding net of the unamortized balance of deferred direct loan origination fees and costs. These net deferred fees and costs are amortized over the lives of the related loans as an adjustment to interest income using the interest method. Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off to interest income to the extent of all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

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

7.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The determination of the balance of the allowance for possible loan losses is based on analysis of loans and evaluation of among other items, economic factors, identified problem loans, delinquencies and charge-off experience. The balance reflects an amount which, in management's judgment, is adequate to provide for probable loan losses. The annual provision for loan losses is charged as an operating expense on the consolidated statement of income.

     A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

                                      Notes to Consolidated Financial Statements

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

     It is the Company's policy to charge off unsecured commercial credits that are more than ninety days delinquent. Similarly, collateral-dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment at that time.

8.   BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is less.

9.   OTHER REAL ESTATE OWNED

     Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptances of deeds in lieu of foreclosure. These properties are included in other assets initially at the lower of cost or fair value, less estimated selling costs. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is reflected as a charge to income. Expenses to carry other real estate are charged to operations as incurred. Other real estate owned at December 31, 1998 and 1997 totaled $0 and $1.112 million, respectively.

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

11.  BENEFIT PLANS

     The Bank provides certain health care and life insurance benefits for certain retired employees with twenty or more years of service. The Company records an accrual for the estimated costs of providing postretirement benefits over the employee service periods. Upon adoption of SFAS 106, the Company elected to defer recognition of the accumulated postretirement benefit obligation existing at January 1, 1993 (transition obligation) of approximately $2.134 million. The transition obligation is being amortized as part of postretirement costs over a twenty year period. The funding of these benefits is made as incurred.

     The Bank maintains a noncontributory defined benefit pension plan covering substantially all full-time employees. Benefit payments for normal retirement are based on employees' years of service and highest five year average compensation. The Bank's policy is to contribute an amount annually to the plan that is tax deductible under the Internal Revenue Code. Pension expense is computed in accordance with SFAS Nos. 87 and 88.

     The Bank has established deferred compensation and phantom stock plans with certain officers and an elective contributory defined contribution 401 (k) plan which is offered to substantially all employees. The cost of the deferred compensation and phantom stock plans are recognized over the participants respective vesting schedules. Bank contributions to the 401
     (k) plan, which are discretionary, are expensed when determined. The Company recognized expenses totaling $350 thousand, $537 thousand and $251 thousand in connection with these benefit plans for the years ended December 31, 1998, 1997 and 1996, respectively.

12.  EARNINGS PER SHARE

     Earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the year. Weighted average shares outstanding for each of the years ended 1998, 1997 and 1996 were
     6.300 million.

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

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The consolidated financial statements include estimated fair value information as of December 31, 1998 and 1997. Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in SFAS 107 and does not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which may vary widely among different financial institutions and which are subject to change.

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

                                      Notes to Consolidated Financial Statements

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

     Deposit liabilities
     -------------------
     The fair values estimated for deposits subject to withdrawal on demand (e.g., interest and noninterest bearing checking accounts, savings accounts and certain types of money market accounts) are, by definition, equal to the amount payable at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate time deposits approximate their fair values at the reporting date. Fair values of fixed rate time deposits are estimated using discounted cash flow analyses using interest rates currently offered to a schedule of aggregated expected time deposit maturities.

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


Note B - Investment Securities

The amortized costs, unrealized gains and losses and estimated fair values of investment securities available for sale and held to maturity at December 31, 1998 and 1997 are as follows:



                                                                    1998                                     1997
------------------------------------------------------------------------------------------------------------------------------------
                                                              Gross     Gross   Estimated               Gross     Gross    Estimated
                                                 Amortized  Unrealized Unrealized Fair     Amortized Unrealized Unrealized    Fair
                                                    Cost      Gains     Losses    Value      Cost       Gains     Losses     Value
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury securities                          $  90,128  $ 1,788     $--   $  91,916  $  95,257   $     865  $  (34)  $  96,088
Securities of other U.S. government agencies        120,060    1,798    (159)    121,699     69,781         476     (63)     70,194
Obligations of states and political subdivisions     19,897      278     (17)     20,158     14,427         159      --      14,586
Mortgage-backed securities and
collateralized mortgage obligations                   3,482       38      --       3,520      5,087          71      --       5,158
                                                  ---------------------------------------------------------------------------------
Total debt securities available for sale            233,567    3,902    (176)    237,293    184,552       1,571     (97)    186,026

Federal Reserve Bank Stock                              945       --      --         945        945          --      --         945
Federal Home Loan Bank Stock                          2,799       --      --       2,799      2,607          --      --       2,607
                                                  ---------------------------------------------------------------------------------
Total investment securities available for sale    $ 237,311  $ 3,902  $ (176)  $ 241,037  $ 188,104   $   1,571     (97)  $ 189,578
                                                  =========  =======  ======   =========  =========   =========  ======   =========


SECURITIES HELD TO MATURITY:
U.S. Treasury securities                          $  14,998  $     2  $   (2)  $  14,998  $  39,924   $      34  $  (60)  $  39,898
Securities of other U.S. government agencies             --       --      --          --     11,000           3     (26)     10,977
Obligations of states and political subdivisions      8,852      126      --       8,978     10,194         120      (1)     10,313
Other debt securities                                    60       --      --          60         60          --      --          60
                                                  ---------------------------------------------------------------------------------
Total debt securities held to maturity            $  23,910  $   128  $   (2)  $  24,036  $  61,178   $     157  $  (87)  $  61,248
                                                  =========  =======  ======   =========  =========   =========  ======   =========



                                      Notes to Consolidated Financial Statements

The amortized cost and estimated fair values of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        Estimated
                                              Amortized    Fair
                                                Cost       Value
                                               ------------------
DEBT SECURITIES AVAILABLE FOR SALE:
  Due in one year or less                      $ 37,339  $ 37,597
  Due after one year through five years         192,746   196,176
                                               ------------------
                                                230,085   233,773
  Mortgage-backed securities and
    collateralized mortgage obligations           3,482     3,520
                                               ------------------
  Total debt securities available for sale     $233,567  $237,293
                                               ========  ========

DEBT SECURITIES HELD TO MATURITY:
  Due in one year or less                      $ 17,622  $ 17,644
  Due after one year through five years           6,288     6,392
                                               ------------------
  Total debt securities held to maturity       $ 23,910  $ 24,036
                                               ========  ========



Proceeds from the sales of securities available for sale during 1998, 1997 and 1996 were $5.265 million, $22.242 million and $24.658 million, respectively. Gross gains and losses in 1998 were $229 thousand and $0, respectively. Gross gains and losses in 1997 were $184 thousand and $2 thousand, respectively. Gross gains and losses in 1996 were $0 and $319 thousand, respectively.

Securities with a carrying value of $233.449 million and $227.952 million were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 1998 and 1997, respectively.

The Company did not hold any off-balance sheet derivative financial instruments such as futures, forwards, swap or option contracts during 1998 or 1997. Included in the available for sale portfolio are mortgage backed securities and collateralized mortgage obligations which are subject to prepayment risk as a result of interest rate fluctuations.

During 1998, 1997 and 1996 there were no sales of investment securities held to maturity.

Note C - Loans

The loan portfolio is comprised of:

                                          December 31,
                                      ---------------------
                                        1998          1997
-----------------------------------------------------------
Residential mortgage loans            $ 149,766   $ 161,236
Nonresidential mortgage loans           117,308     106,738
Commercial and industrial loans          77,776      79,518
Consumer loans to individuals           136,053     134,952
Nonrated industrial development
 obligations                              4,504       4,379
Other loans                               3,735       4,129
                                      ---------------------
                                        489,142     490,952
Unearned discount                           (61)        (90)
Unamortized deferred loan costs, net      1,662       1,625
                                      ---------------------
                                      $ 490,743   $ 492,487
                                      =========   =========

Note C - continued

Residential mortgage loans held for sale at December 31, 1998 and 1997 totaled $3.275 million and $298 thousand, respectively.

Loans made to directors, executive officers, principal stockholders or to entities in which these persons are associated totaled $9.080 million and $10.792 million at December 31, 1998 and 1997, respectively. The terms and conditions of these loans are established within the normal lending policies of the Bank. A summary of transactions during 1998 is as follows:

Loan balances at January 1, 1998                $  10,792
New loans during the year                          23,064
Repayments of loan principal                      (20,369)
Other                                              (4,407)
                                                ---------
Loan balances at December 31, 1998              $   9,080
                                                =========


Note D - Allowance for Possible Loan Losses

Transactions in the allowance for possible loan losses and information regarding impaired loans are summarized as follows:

                                      1998     1997     1996
-------------------------------------------------------------
Balance at beginning of year         $7,524   $8,112   $7,156
  Provision charged to
     operating expense                2,904    2,975    2,625
  Losses charged to allowance
     Mortgage loans                     208      360       71
     Installment loans                1,871    2,051    1,981
     Credit card and related plans      501      375      308
     Commercial loans                   893    1,407       --
                                     ------------------------
       Total charge-offs              3,473    4,193    2,360

  Recoveries of loans charged-off
     Mortgage loans                      75        8       23
     Installment loans                  569      558      522
     Credit card and related plans       70       40       48
     Commercial loans                   120       24       98
                                     ------------------------
       Total recoveries                 834      630      691
                                     ------------------------
Balance at end of year               $7,789   $7,524   $8,112
                                     ======   ======   ======


                                      1998     1997     1996
-------------------------------------------------------------
Year-end impaired loans with no
 allowance for loan losses allocated  $ 500     $419   $  319
Year-end impaired loans with
 allowance for loan losses allocated     35      784      890
Amount of the allowance allocated        35      325      350
Average of impaired loans
 during the year                        952      922      663
Interest income recognized during
 impairment                               8        9        2
Cash-basis interest income recognized     8        9        2

Loans with carrying values of $137 thousand and $1.209 million were transferred to other real estate owned, in 1998 and 1997, respectively.

                                      Notes to Consolidated Financial Statements


Note E - Premises and Equipment
Bank premises and equipment are summarized as follows:

                                               December 31,
                                            1998         1997
--------------------------------------------------------------
Buildings and improvements               $  6,130    $   5,976
Furniture, fixtures and equipment           6,238        6,361
Leasehold improvements                      2,110        2,234
                                         ---------------------
                                           14,478       14,571
Accumulated depreciation and amortization   8,350        7,819
                                         ---------------------
                                            6,128        6,752
Construction in progress                      532          150
Land                                        2,184        1,751
                                         ---------------------
                                         $  8,844    $   8,653
                                         ========    =========

Note F - Deposits

The aggregate amount of short term interest bearing time deposits, each with a minimum denomination of $100 thousand or more was approximately $33.891 million and $17.004 million in 1998 and 1997, respectively.

At December 31, 1998, the scheduled maturities of time deposits were as follows:



               1999      $151,442
               2000        26,509
               2001         8,834
               2002         5,090
               2003         4,764
                         ---------
                         $196,639
                         =========



Note G - Short Term Borrowings

Information pertaining to borrowings arising from federal funds purchased, securities sold under agreement to repurchase and U.S. Treasury demand note is summarized as follows:


                                       1998           1997           1996
---------------------------------------------------------------------------
Average balance of borrowings
  outstanding during the year     $   142,775    $   140,338    $   101,884
Maximum balance of borrowings
  at any month end                $   157,641    $   157,199    $   132,702
Weighted average interest rate:
  December 31                            4.31%          4.69%          4.58%
  For entire year                        4.52%          4.76%          4.60%

Note H - Long Term Borrowings

Advances from the Federal Home Loan Bank (FHLB) were collateralized as of December 31, 1998 by pledges of certain residential mortgage loans totaling $25.909 million and the Bank's investment in FHLB stock. FHLB advances were comprised of the following at December 31:


                                 Current
                                 Interest        Balance
                                   Rate       1998      1997
------------------------------------------------------------
Fixed rate advances, with
 monthly interest payments:
  Advances due in 2000            4.82%   $ 5,000   $    --
  Advances due in 2008            5.13     10,000        --
Fixed rate advances, with
 monthly principal and
 interest payments:
  Advances due in 2000            4.90      1,093     1,981
  Advances due in 2001            6.45      1,098     1,170
                                          -----------------
                                          $17,191   $ 3,151
                                          =======   =======

At December 31, 1998, the minimum future annual principal payments on borrowings are as follows:

    1999                      $   1,010
    2000                          5,242
    2001                            939
    2002                              -
    2003 and thereafter          10,000
                              ---------
                              $  17,191
                              =========

                                      Notes to Consolidated Financial Statements

Note I - Income Taxes

Federal income taxes consist of the following components:

                                 1998       1997      1996
-----------------------------------------------------------
Current expense                $ 6,776    $ 5,839   $ 5,611
Deferred (benefits) expenses       (10)       321       (71)
                               ----------------------------
                               $ 6,766    $ 6,160   $ 5,540
                               =======    =======   =======

The change in net deferred tax each year represents the effect of changes in the amounts of temporary differences. The Company has not established a valuation allowance as it is management's belief that it has adequate taxable income and carrybacks to realize the net deferred tax asset. The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:




                                            1998        1997
--------------------------------------------------------------
Allowance for possible loan losses       $   2,726   $   2,633
Deferred compensation, pension
   and other postretirement benefits           696         568
Deferred loan fees and costs                    87          80
Other                                           49         132
                                         ---------------------
Total deferred tax assets                    3,558       3,413
                                         ---------------------

Unrealized gain on investment securities
   available for sale                        1,304         516
Investment securities accretion                122         152
Depreciation on premises and equipment          95         256
Deferred pension                               604         393
FHLB stock dividends                           280         212
Other                                           70           3
                                         ---------------------
Total deferred tax liabilities               2,475       1,532
                                         ---------------------
Net deferred tax asset                   $   1,083   $   1,881
                                         =========   =========


A reconciliation setting forth the difference between the effective tax rate of the Company and the U.S. statutory rate is as follows:

                                      Years ended December 31
                                     1998      1997      1996
--------------------------------------------------------------
Income tax at statutory rate        35.0%      35.0%     35.0%
   Reductions in tax resulting
     from nontaxable investment
     and loan income                (2.1)      (2.6)     (3.1)
   Other                            (0.1)      (0.2)      0.4
                                    --------------------------
                                    32.8%      32.2%     32.3%
                                    =====      =====     =====


Income tax expense (benefit) attributable to sales of securities available for sale approximated $80 thousand, $64 thousand and ($112) thousand for the years ended December 31, 1998, 1997 and 1996, respectively.



Note J


Information about the pension plan was as follows:

                                           1998         1997
--------------------------------------------------------------
Change in benefit obligation:
   Beginning benefit obligation         $  10,531     $  9,273
   Service cost                               471          469
   Interest cost                              689          688
   Actuarial gain                              43          371
   Benefits paid                             (302)        (270)
                                        ----------------------
   Ending benefit obligation               11,432       10,531

Change in plan assets, at fair value:
   Beginning plan assets                   10,902        8,799
   Actual return                            1,981        1,404
   Employer contribution                      862          969
   Benefits paid                             (302)        (270)
                                        ----------------------

   Ending plan assets                      13,443       10,902

Funded status                               2,011          371
Unrecognized net actuarial (gain) loss        (73)         850
Unrecognized prior service cost               (71)        (107)
                                        ----------------------
Prepaid benefit cost                     $  1,867     $  1,114
                                         ========     ========


The components of pension expense and the related actuarial assumptions were as follows:

                                            1998         1997         1996
---------------------------------------------------------------------------
Service cost                             $    471     $    469     $    425
Interest cost                                 689          688          611
Expected return on plan assets             (1,015)        (855)        (667)
Amortization of prior
   service cost                               (35)         (59)         (59)
Recognized net actuarial loss                  --           89           80
                                         ----------------------------------
                                         $    110     $    332     $    390
                                         ========     ========     ========


Discount rate on benefit
   obligation                                6.75%        7.25%        7.25%
Long term expected rate of
   return on plan assets                     9.75%        9.75%        9.75%
Rate of compensation increase                5.00%        5.00%        5.00%


                                      Notes to Consolidated Financial Statements


Information about the postretirement benefit plan was as follows:

                                                              1998      1997
--------------------------------------------------------------------------------
Change in benefit obligation:
   Beginning benefit obligation                             $ 1,461    $ 1,767
   Interest cost                                                 98        120
   Participants' contributions                                   79         --
   Actuarial gain                                                64       (226)
   Benefits paid                                               (291)      (200)
                                                            ------------------
   Ending benefit obligation                                  1,411      1,461

Change in plan assets, at fair value:
   Beginning plan assets                                         --         --
   Employer contributions                                       212        200
   Participants' contributions                                   79         --
   Benefits paid                                               (291)      (200)
                                                            ------------------
   Ending plan assets                                            --         --

Funded status                                                (1,411)    (1,461)
Unrecognized net actuarial loss                                 414        366
Unrecognized transition obligation                              751        805
                                                            ------------------
Accrued benefit cost                                        $  (246)   $  (290)
                                                            =======    =======


The components of postretirement benefit expense were as follows:

                                                    1998       1997       1996
------------------------------------------------------------------------------
Interest costs                                   $    99    $   120    $   141
Amortization of transition
   obligation                                         54         54         54
Recognized net actuarial loss                         16         28         47
                                                 -----------------------------
                                                 $   169    $   202    $   242
                                                 =======    =======    =======
Discount rate on benefit
   obligation                                       6.75%      7.25%      7.25%

Assumed health care costs trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                              1-Percentage     1-Percentage
                                             Point Increase   Point Decrease
                                             -------------------------------
Effect on total of service and interest
   cost components                             $      3           $     (3)
Effect on postretirement benefit
   obligation                                  $     68           $    (63)



Note K - Commitments and Contingencies

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company's financial condition or results of operations.

At year-end 1998 and 1997, reserves of $1.690 million and $11.152 million were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

The commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of these commitments may not be utilized, or utilized in amounts less than the total committed, the total commitment amounts do not necessarily represent future cash requirements. The majority of the unfunded commitments at December 31, 1998 are variable rate commitments, with approximately 10% or $17 million having fixed rates. A summary of estimated commitments to extend credit at December 31, 1998 and 1997, follows:

                                      1998              1997
--------------------------------------------------------------
                                    Commitment      Commitment
                                     Amount           Amount
                                   ---------------------------
Standby letters of credit          $    6,529        $  11,685
Commitments to extend credit          141,344          121,478
Credit card arrangements               14,761           12,343
Unfunded loans in process               6,652            7,609
                                   ---------------------------
                                   $  169,286        $ 153,115
                                   ==========        =========

Note L - Stockholders' Equity

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

                                      Notes to Consolidated Financial Statements

15,000,000 shares, and to eliminate "par value" from its authorized common shares.

The approval of the Comptroller of the Currency is required for national banks to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 1998, approximately $1.698 million of undistributed earnings of the Bank was available for distribution to the parent company as dividends without prior regulatory approval.

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                               Capital to risk-
                               weighted assets
                               ----------------  Tier 1 capital
                               Total   Tier 1   to average assets
                               ----------------------------------
   Well capitalized             10%       6%         5%
   Adequately capitalized        8%       4%         4%
   Undercapitalized              6%       3%         3%

The Company was considered well capitalized as of December 31, 1998 and 1997. Management is not aware of any events or circumstances that have occurred since year-end that would change the Company's capital category.


At year-end, actual capital levels and minimum required levels were:
                                                                                                          Minimum Required
                                                                                                             To Be Well
                                                                            Minimum Required              Capitalized Under
                                                                               For Capital                Prompt Corrective
                                                  Actual                    Adequacy Purposes            Action Regulations
------------------------------------------------------------------------------------------------------------------------------------
                                            Amount        Ratio           Amount        Ratio          Amount          Ratio
------------------------------------------------------------------------------------------------------------------------------------
1998
Total capital (to risk weighted assets)
   Consolidated                           $ 100,081       20.16%         $  39,706       8.00%          $49,633        10.00%
   Bank                                   $  76,355       15.39%         $  39,701       8.00%          $49,626        10.00%
Tier I capital (to risk weighted assets)
   Consolidated                           $  93,857       18.91%         $  19,853       4.00%          $29,780         6.00%
   Bank                                   $  70,133       14.13%         $  19,851       4.00%          $29,776         6.00%
Tier I capital (to average assets)
   Consolidated                           $  93,857       11.78%         $  31,871       4.00%          $39,839         5.00%
   Bank                                   $  70,133        8.80%         $  31,868       4.00%          $39,835         5.00%

1997
Total capital (to risk weighted assets)
   Consolidated                           $  91,687       18.95%         $  38,709       8.00%          $48,387        10.00%
   Bank                                   $  71,339       14.75%         $  38,704       8.00%          $48,380        10.00%
Tier I capital (to risk weighted assets)
   Consolidated                           $  85,621       17.70%         $  19,355       4.00%          $29,032         6.00%
   Bank                                   $  65,273       13.49%         $  19,352       4.00%          $29,028         6.00%
Tier I capital (to average assets)
   Consolidated                           $  85,621       11.05%         $  30,994       4.00%          $38,742         5.00%
   Bank                                   $  65,273        8.42%         $  30,992       4.00%          $38,739         5.00%



                                      Notes to Consolidated Financial Statements





Note M - Fair Value of Financial Instruments

The following table provides summary information on the fair value of financial instruments.

                                                                               December 31,
                                                        ----------------------------------------------------------
                                                                   1998                           1997

                                                          Carrying        Estimated     Carrying        Estimated
                                                          Amount of     Fair Value of   Amount of     Fair Value of
                                                         Assets and      Assets and    Assets and       Assets and
                                                        (Liabilities)   (Liabilities) (Liabilities)   (Liabilities)
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                               $   30,556     $   $30,556     $    29,143   $     29,143
Federal funds sold                                          23,700          23,700           8,800          8,800
Investment securities                                      264,947         265,073         250,756        250,826
Loans receivable                                           482,954         496,577         484,963        488,437
Accrued interest receivable                                  6,265           6,265           6,246          6,246
Deposits                                                  (555,407)       (555,855)       (545,111)      (545,355)
Short term borrowings                                     (150,587)       (150,587)       (157,199)      (157,199)
Long term borrowings                                       (17,191)        (17,179)         (3,151)        (3,122)
Accrued interest payable                                    (1,752)         (1,752)         (2,014)        (2,014)



Note N - Other Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.


Other comprehensive income components and related taxes for the years ended December 31, are as follows:

                                                                                   1998      1997       1996
-------------------------------------------------------------------------------------------------------------
Unrealized holding gains (losses) on available for sale securities               $ 2,481   $ 1,550   $(1,239)
Less reclassification adjustment for gains (losses) later recognized in income       229       182      (319)
                                                                                 ----------------------------
Net unrealized gains (losses)                                                      2,252     1,368      (920)
Tax effect                                                                           788       478      (322)
                                                                                 ----------------------------
Other comprehensive income                                                       $ 1,464   $   890   $  (598)
                                                                                 =======   =======   =======

                                      Notes to Consolidated Financial Statements

Note O - Parent Company Financial Information

Statements of Financial Condition

                 Mahoning National Bancorp, Inc.
                      (Parent Company Only)
                          December 31,

                                                      1998      1997
----------------------------------------------------------------------
Assets
  Cash                                               $14,659   $   250
  Advances to subsidiary                                  --    15,000
  Investment in subsidiary                            72,574    66,231
  Other assets                                         9,066     5,098
                                                     -----------------
     Total assets                                    $96,299   $86,579
                                                     =======   =======
Stockholders' equity
  Common stock                                       $ 6,300   $ 6,300
  Additional paid-in capital                          44,100    44,100
  Retained earnings                                   43,477    35,221
  Accumulated other comprehensive income               2,422       958
                                                     -----------------
     Total stockholders' equity                      $96,299   $86,579
                                                     =======   =======



Statements of Income

                         Mahoning National Bancorp, Inc.
                              (Parent Company Only)
                        For the years ended December 31,
                                                                    1998        1997       1996
------------------------------------------------------------------------------------------------
Income
  Dividends from bank subsidiary                                 $  9,000   $  9,377    $ 18,644
  Interest income                                                      70        424          12
                                                                 -------------------------------
                                                                    9,070      9,801      18,656
Expenses
  Other expenses                                                       95        122          94
                                                                 -------------------------------

Income before tax benefit and equity in
 undistributed net income of subsidiary                             8,975      9,679      18,562
Income tax benefit (expense)                                            9       (117)         31
                                                                 -------------------------------

Income before equity in undistributed net income of subsidiary      8,984      9,562      18,593
Equity in undistributed net income of subsidiary                    4,879      3,379      (6,982)
                                                                 -------------------------------
       Net income                                                $ 13,863   $ 12,941    $ 11,611
                                                                 ========   ========    ========


Statements of Cash Flows

                         Mahoning National Bancorp, Inc.
                              (Parent Company Only)
                        For the years ended December 31,
                                                                1998         1997        1996
----------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                  $ 13,863    $ 12,941    $ 11,611
  Adjustments to reconcile net income to
   net cash provided by operating activities:
     Equity in undistributed net income of subsidiary           (4,879)     (3,379)      6,982
     Amortization                                                   --           5          14
     Increase in other assets                                   (3,968)     (5,025)         (9)
                                                              --------------------------------
        Net cash provided by operating activities                5,016       4,542      18,598
Cash flows from investing activities:
  Decrease (increase) in short term advances                    15,000     (15,000)         --
  Decrease (increase) in short term deposits                        --      15,000     (15,000)
                                                              --------------------------------
        Net provided by (cash used) in investing activities     15,000          --     (15,000)

Cash flows from financing activities:
  Cash dividends paid                                           (5,607)     (4,347)     (3,559)
                                                              --------------------------------
        Net cash used in financing activities                   (5,607)     (4,347)     (3,559)
                                                              --------------------------------
  Net increase in cash                                          14,409         195          39
  Cash at beginning of year                                        250          55          16
                                                              --------------------------------
  Cash at end of year                                         $ 14,659    $    250    $     55
                                                              ========    ========    ========

                                      Notes to Consolidated Financial Statements


Note P - Quarterly Financial Data (Unaudited)


                                                   1998
                                            Three months ended
                               -----------------------------------------------
                               March 31      June 30 September 30  December 31
--------------------------------------------------------------------------------
Interest income                 $14,506      $14,726      $14,696      $14,805
Interest expense                  5,838        5,793        5,667        5,445
                               -----------------------------------------------
Net interest income               8,668        8,933        9,029        9,360
Provision for loan losses           726          726          726          726
Noninterest income                2,065        2,253        2,294        2,348
Noninterest expense               5,189        5,251        5,190        5,787
                               -----------------------------------------------
Income before income taxes        4,818        5,209        5,407        5,195
Income taxes                      1,566        1,703        1,774        1,723
                               -----------------------------------------------
Net income                      $ 3,252      $ 3,506      $ 3,633      $ 3,472
                                =======      =======      =======      =======

Per share data:
  Net income                    $  0.52      $  0.55      $  0.58      $  0.55
  Dividends                     $  0.21      $  0.21      $  0.21      $  0.26


                                                   1997
                                            Three months ended
                               -----------------------------------------------
                               March 31      June 30 September 30  December 31
--------------------------------------------------------------------------------
Interest income                 $14,188      $14,554      $14,595      $14,793
Interest expense                  5,861        5,983        5,942        5,975
                               -----------------------------------------------
Net interest income               8,327        8,571        8,653        8,818
Provision for loan losses           800          725          725          725
Noninterest income                2,143        2,085        2,101        2,004
Noninterest expense               5,025        5,111        5,055        5,435
                               -----------------------------------------------
Income before income taxes        4,645        4,820        4,974        4,662
Income taxes                      1,512        1,568        1,619        1,461
                               -----------------------------------------------
Net income                      $ 3,133      $ 3,252      $ 3,355      $ 3,201
                                =======      =======      =======      =======

Per share data:
  Net income                    $  0.50      $  0.51      $  0.53      $  0.51
  Dividends                     $  0.16      $  0.16      $  0.16      $  0.21


                                                  Report of Independent Auditors

                                     [LOGO]
                                 [CROWE CHIZEK]

Board of Directors and Stockholders
Mahoning National Bancorp, Inc.

     We have audited the accompanying consolidated statements of financial condition of Mahoning National Bancorp, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mahoning National Bancorp, Inc. as of December 31, 1998 and 1997 and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.






Cleveland, Ohio                             /s/ Crowe, Chizek and Company LLP
January 8, 1999
                                            Crowe, Chizek and Company LLP

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

     Management assessed the Company's internal controls over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting described in Statement on Auditing Standards No. 78 "Internal Control in a Financial Statement Audit" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. Based on this assessment, management believes that, as of December 31, 1998, Mahoning National Bancorp, Inc. maintained effective internal controls over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.



/s/ Gregory L. Ridler                       /s/ Norman E. Benden, Jr.

Gregory L. Ridler                           Norman E. Benden, Jr.
Chairman of the Board,                      Secretary and Treasurer
President and
Chief Executive Officer

COMPARATIVE FINANCIAL DATA

                                                                             Years ended December 31,
                                                       --------------------------------------------------------------------
(Amounts in thousands, except per share data)            1998           1997           1996            1995          1994
---------------------------------------------------------------------------------------------------------------------------
EARNINGS
   Interest income                                     $ 58,733       $ 58,130       $ 56,081       $ 53,145       $ 47,135
   Interest expense                                      22,743         23,761         22,982         22,193         17,410
                                                       --------------------------------------------------------------------
   Net interest income                                   35,990         34,369         33,099         30,952         29,725
   Provision for loan losses                              2,904          2,975          2,625          1,900          1,900
   Noninterest income                                     8,960          8,333          7,174          6,038          5,495
   Noninterest expense                                   21,417         20,626         20,497         20,380         20,642
                                                       --------------------------------------------------------------------
   Income before income taxes                            20,629         19,101         17,151         14,710         12,678
   Income taxes                                           6,766          6,160          5,540          4,640          4,118
                                                       --------------------------------------------------------------------
   Net income                                          $ 13,863       $ 12,941       $ 11,611       $ 10,070       $  8,560
                                                       ========       ========       ========       ========       ========

YEAR-END BALANCES
   Assets                                              $824,644       $796,866       $769,560       $720,135       $707,874
   Loans                                                490,743        492,487        477,795        462,435        425,367
   Investment securities                                264,947        250,756        229,332        210,087        235,174
   Deposits                                             555,407        545,111        550,998        574,808        554,609
   Securities sold under agreements to repurchase       146,144        146,245        122,467         65,042         81,247
   Stockholders equity                                   96,299         86,579         77,095         69,641         60,031

AVERAGE BALANCES
   Assets                                              $796,780       $774,847       $749,811       $717,097       $676,745
   Loans                                                492,366        490,167        478,237        445,594        407,028
   Investment securities                                253,691        235,814        225,042        221,580        226,952
   Deposits                                             544,242        543,335        565,219        558,546        547,450
   Securities sold under agreements to repurchase       132,524        128,843         93,810         75,512         58,508
   Stockholders equity                                   91,705         81,802         73,328         65,527         58,657

PER SHARE DATA (1)
   Net income                                          $   2.20       $   2.05       $   1.84       $   1.60       $   1.36
   Dividends                                              0.890          0.690          0.565          0.465          0.395
   Book value                                             15.29          13.74          12.24          11.05           9.53

RATIOS
   Return on average assets                                1.74%          1.67%          1.55%          1.40%          1.26%
   Return on average equity                               15.12          15.82          15.83          15.37          14.59
   Net interest margin (2)                                 4.89           4.79           4.78           4.68           4.76
   Efficiency ratio (3)                                   47.39          47.71          49.62          53.77          57.27
   Stockholders equity to assets                          11.68          10.86          10.02           9.67           8.48
   Dividends to net income                                40.45          33.59          30.66          29.09          29.07
   Loans to deposits                                      88.36          90.35          86.71          80.45          76.70
   Allowance for loan losses to total loans                1.59           1.53           1.70           1.55           1.57
   Nonperforming loans to total loans                      0.34           0.58           0.97           0.49           0.51

(1) Adjusted for 2:1 stock split in the form of a 100% stock dividend in 1996 and 1994.

(2)  Tax equivalent basis.

(3) Other operating expenses as a percentage of net interest income on a fully-taxable equivalent basis and noninterest income (excluding security gains and gains on sales of loans).

BUSINESS OVERVIEW

Mahoning National Bancorp, Inc.

Mahoning National Bancorp, Inc. (Mahoning National) is a one-bank holding company located in Youngstown, Ohio, and has total assets of $824.644 million. The sole subsidiary of the Company is The Mahoning National Bank of Youngstown.

Mahoning National, locally-owned and independent, serves the Mahoning-Shenango Valley market area. This area has a population of approximately 600,000 residents served by Mahoning National's twenty-one (21) banking locations in Mahoning and Trumbull Counties. As of December 31, 1998, Mahoning National employed 411 individuals, or a full-time equivalent of 375 employees.

Mahoning National offers a full-range of financial products and services. The core accounts are represented by an array of personal and nonpersonal checking products that include interest and noninterest bearing checking accounts. A comprehensive offering of credit products includes: installment loans, student loans, home mortgages, construction loans, commercial loans, revolving lines of credit, MasterCard(R), VISA(R) and home equity loans, which can accommodate a full-range of individual borrower's needs.

Other retail products and services offered are: Certificates of Deposits, IRAs, safe deposit boxes, wire transfers, night depository, U.S. savings bonds, traveler's checks, money orders and cashiers checks.

To further meet the needs of its diversified customer base, the hours of operation offered at Mahoning National were expanded; in fact, Mahoning National provides a wide variety of delivery channels from which customers can choose to accommodate their particular lifestyles. Traditional branch banking with personalized, one-on-one service is available at all Mahoning National Branch Offices, while telephone banking is also available by calling Mahoning National's Centralized Customer Service Center. Continuing to grow in popularity, TeleBank, Mahoning National's automated 24-hour-a-day telephone response system, is also available, allowing all customers to bank at their convenience.

Following its business strategy of providing customers with value-added products and services, as well as to accommodate our business customers, in August, Mahoning National Bank introduced ExecuBank, a new interactive Cash Management system that instantly puts its customers in touch with their accounts 24 hours a day, 7 days a week. This new PC-based electronic product allows authorized individuals access to account cash positions, account management and funds management within their accounts from the privacy of their own offices.

Mahoning National's trust and investment customers also have direct access to their account information: customers can review receipts and disbursements and determine portfolio market values via Trust Web, a confidential Internet service, while other clientele have telephone access to review balances and make investment changes through a user-friendly telephone Voice Response Unit.

Mahoning National continued its commitment to the Mahoning Valley by reinvesting in its own franchise. In December 1998, Mahoning National Bank opened a new state-of-the-art branch facility in Austintown. This 3,600-square-foot brick facility houses a fully-functional Customer Service Counter, an innovative approach to banking aimed at providing better, more efficient customer service. Instead of having to wait in line for a teller, customers are now able to perform all noncash transactions, such as deposits and payments, at the counter, as well as obtain information regarding new accounts, check orders, loans, account changes, safe deposit boxes and other financial products and services. A Financial Services Center for alternative investment products, expanded hours and drive-up facilities, including a drive-up ATM, further enhance customer service at this new branch.

Mahoning National's Financial Services Center, located within the Bank's Trust and Investments Department, makes alternative investment products, such as annuities, mutual funds and accommodative brokerage services, available to customers and the general public through an arrangement with a third-party vendor.

Mahoning National also offers a full-range of trust services through its Trust and Investments Department. The services are provided by highly educated professionals and include Recordkeeping, Investment Management and Full Administration for Agency, Estate, Trust and Employee Benefit accounts. The Department also offers two, highly flexible and unique services known as Preferred Living Trust and MNB Select Asset Allocation. These specialized services are designed to cater specifically to investors growing their portfolios and living trust clients not currently utilizing full administration services.

A highly competitive financial market environment with both intra- and interstate competition can be found throughout the State of Ohio. Mahoning National's major competitors include local financial institutions, regional financial institutions and large nonbanking investment concerns, such as insurance and brokerage firms.

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


Note regarding forward-looking statements

In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. When used herein, the terms "anticipates," "plans," "expects," "believes" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statement. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive condition in the financial services industry, changes in law, governmental policies and regulations and rapidly changing technology affecting financial services.


Statements of Condition

Total assets at December 31, 1998 reached a historic high of $824.644 million, which was an increase of $27.778 million or 3.5% over December 31, 1997 total assets of $796.866 million. Total earning assets at December 31, 1998 were $779.390 million, an increase of $27.347 million from the $752.043 million in earning assets at December 31, 1997. This growth in earning assets was primarily funded with a $14.040 million increase in Federal Home Loan Bank advances and a $10.296 million increase in deposits.


Investment Portfolio

The deposits and other borrowings of the Company, in excess of required reserves and operating funds of the Mahoning National Bank of Youngstown ("Mahoning National" or "Bank"), are invested in loans, investment securities and federal funds sold. The objective of the investment portfolio is to combine liquidity, earnings and safety of the investment in a prudent manner so as to protect the depositor, fulfill the responsibility to borrowers and offer a favorable return to the stockholders.

At December 31, 1998, the investment portfolio totaled $264.947 million, (which included a $3.726 million net unrealized gain on available for sale securities) which was an increase of $14.191 million from December 31, 1997. In 1998, $66.218 million of the portfolio matured compared to $36.480 million in 1997, and $5.265 million was sold in 1998 compared to $22.242 million in 1997. These matured and sold securities were reinvested into the portfolio in both 1998 and 1997.

At December 31, 1998, the Company has classified investment securities with amortized cost and fair value of $237.311 million and $241.037 million, respectively or 90% of the portfolio, as available for sale, with the remainder of the portfolio classified as held to maturity. At December 31, 1997, the Company had classified investment securities with amortized cost and fair value of $188.104 million and $189.578 million, respectively, or 75% of the portfolio, as available for sale, with the remainder of the portfolio classified as held to maturity. No securities were transferred between categories in 1998 or 1997. Those securities classified as available for sale will afford the Company's Asset/Liability Committee the necessary flexibility to manage the portfolio to meet liquidity needs that may arise. The Company did not hold any on- or off-balance sheet derivatives during 1998 or 1997, and does not expect to in 1999. The carrying amount of investment securities available for sale at December 31, 1998 reflects a net increase, related to unrealized gains, of $3.726 million with a corresponding increase to stockholders' equity, net of deferred taxes, of $2.422 million, compared to a net increase in the carrying amount at December 31, 1997, of $1.474 million with a corresponding $958 thousand increase in stockholders' equity.

The Company's portfolio is comprised mainly of U.S. Treasuries and agencies (86%) and obligations of state and political subdivisions (11%). The quality of the portfolio is evidenced by 99.6% of the investments being AAA rated. At December 31, 1998 the weighted average maturity of the portfolio was 2 years 5 months compared to 2 years 3 months at December 31, 1997. It is the Company's intent to keep the average duration of the portfolio at this level in order to assure adequate liquidity and to capitalize on potential changes in interest rate environments.

During 1998, the Company continued to add tax-free municipals to the investment portfolio in an effort to reduce its effective tax rate and improve net income. The average balance of tax-free municipals for 1998 was $26.737 million, an increase of $2.661 million over the 1997 average balance of $24.076 million and $6.511 million over the 1996 average balance of $20.226 million. The Company expects to continue to add to this portfolio in 1999.

The tax equivalent yield of the investment portfolio decreased by 1 basis point from 6.13% in 1997 to 6.12% in 1998. For additional investment portfolio information refer to Note B - Investment Securities found on pages 7 and 8 of this report.


Loans

At December 31, 1998, loans outstanding totaled $490.743 million, which was a decrease of $1.744 million or less than 1% from December 31, 1997 loan totals of $492.487 million. While actual December 31, 1998 loan balances decreased, average loan balances increased $2.199 million in 1998 compared to 1997. The loan portfolio, which is the Company's most profitable earning asset, totaled 65% of average earning assets in 1998 compared to 67% in 1997. The loan to deposit ratio at December 31, 1998 was 88.36% compared to 90.35% at December 31, 1997.

The loan portfolio, with the exception of nonresidential mortgages and consumer loans, experienced a decline from December 31, 1997 totals due to a competitive loan pricing environment and the Company's decision to maintain more strict underwriting standards. As interest margins continue to shrink due to the flat yield curve, loan pricing and loan terms have become very competitive. The Company has made a decision not to chase loan volume with rates or terms that would jeopardize the quality of the loan portfolio.

The area of largest growth in 1998 was nonresidential mortgages which increased as a result of loan demand and results from business development efforts. This growth was offset by a decrease in residential mortgage loans that resulted from the Company selling originated long term fixed rate mortgage loans in the secondary market.

Nonresidential mortgages increased approximately $10.6 million or 10% in 1998 following $11.4 million or 12% growth in 1997. The continued strength of the local economy, a good environment for construction and a favorable interest rate environment contributed to the growth in 1998. The dollar fluctuation of nonresidential mortgages can be more volatile than other loan products due to the nature of the product and larger dollar amount of individual loans. As the competition for nonresidential mortgages increases throughout 1999, with banks looking to continue past growth trends in their loan portfolios, the Company does not intend to compromise its credit standards for the sake of loan growth.

Residential mortgage loans declined approximately $11.5 million or 7% in 1998, compared to $4.5 million or 3% growth in 1997. The

                                              Management's Discussion & Analysis


Company, which was more active in the secondary market in 1998, sold approximately $21.5 million in long term fixed rate mortgages compared to $1.0 million in 1997. The increase in the sale of long term fixed rate mortgages was the result of an asset liability management strategy of not adding long term fixed rate assets to the balance sheet. The Company expects to continue to generate saleable loans, with servicing retained in 1999. With the current emphasis on selling long term fixed rate mortgages in the secondary market and continued refinancing pressures due to the historically low mortgage interest rate environment, a continued decline in the residential mortgage loan portfolio is expected in 1999.



Five Year Loan History

                                                                     December 31,
(Amounts in thousands)                  1998             1997           1996            1995            1994
---------------------------------------------------------------------------------------------------------------
Residential mortgage loans           $ 149,766       $ 161,236       $ 156,693       $ 144,708       $ 135,840
Nonresidential mortgage loans          117,308         106,738          95,312          86,757          85,713
Commercial and industrial loans         77,776          79,518          87,130          80,310          69,202
Consumer loans to individuals          136,053         134,952         127,947         138,443         119,938
Nonrated industrial
  development obligations                4,504           4,379           7,253           8,806          10,485
Other loans                              3,735           4,129           2,481           2,732           3,960
                                     --------------------------------------------------------------------------
                                       489,142         490,952         476,816         461,756         425,138
Unearned discount                          (61)            (90)           (123)           (149)           (125)
Unamortized deferred
  loan costs, net                        1,662           1,625           1,102             828             354
                                     --------------------------------------------------------------------------
                                       490,743         492,487         477,795         462,435         425,367
Allowance for possible
  loan losses                           (7,789)         (7,524)         (8,112)         (7,156)         (6,694)
                                     --------------------------------------------------------------------------
        Net loans                    $ 482,954       $ 484,963       $ 469,683       $ 455,279       $ 418,673
                                     =========       =========       =========       =========       =========


Maturities and Sensitivities of Commercial Loans to Changes in Rates

                                           As of  December 31, 1998
                                               Over One
                                    One Year    through       Over
(Amounts in thousands)              or Less    Five Years   Five Years      Total
----------------------------------------------------------------------------------
Commercial and
  industrial loans                  $19,445      $54,041      $ 4,290      $77,776
Nonrated industrial
  development obligations             1,810        2,041          653        4,504
                                    -------      -------      -------      -------
                                    $21,255      $56,082      $ 4,943      $82,280
                                    =======      =======      =======      =======

Fixed interest rates                             $19,857      $ 4,124
                                                 =======      =======

Variable interest rates                          $36,225      $   819
                                                 =======      =======



Consumer loans increased approximately $1.1 million or 1% in 1998 after increasing $7.0 million, or 5%, in 1997. Consumer loan balances are primarily dependent on the level of indirect automobile financing purchased by the Bank. The growth rate of 1997 was not sustained in 1998 due to a slower market, greater competition among local lenders and the Company's close monitoring of underwriting criteria due to the increased charge-offs and delinquency trends of the past few years. Competition from leasing by captive automobile finance companies (i.e. GMAC, Ford Motor Credit) continues to remain strong. These companies have been offering a variety of below market lease and loan programs, which has reduced the amount of new car financing available to bank lenders. To effectively compete in this environment, the Company must continue to provide the dealer network with a very high level of quality service that can help offset lower rate alternatives. While the automobile financing market remains highly competitive, the Company was able to increase market share through the development of new dealer relationships and incentive plans for the dealer network. In addition, the Company has benefited from regional bank competitors consolidating operations out of the market area, which has not allowed them to service the dealer network as efficiently as Mahoning National. The Company currently purchases indirect auto loans from 100 dealers throughout the Company's market area.


Deposits

Total deposits for 1998 increased $10.296 million, or 2%, to $555.407 million, compared to a $5.887 million or 1% decrease in 1997. Savings and interest bearing checking accounts decreased only $498 thousand, time deposits increased $1.167 million while noninterest bearing demand deposits increased $9.627 million or 13% in 1998. The Company does not maintain any brokered deposits. While actual deposit balances at December 31, 1998 increased $10.296 million from year-end balances of 1997, the Company's average deposit totals for 1998, $544.242 million, remained at approximately the same level as 1997, $543.335 million. While deposits increased in 1998, consumers continue to move their funds from the banking industry into mutual funds or other investment products which tend to offer higher returns. In addition, competitive pressures from within the banking and savings and loan industries to increase market share are making it much more difficult to retain deposits. To address these competitive pressures, in 1998 the Company continued to evaluate its branch network and alternative delivery channels in order to improve the delivery of its products and services. As a result, the hours of operation offered to the Company's customer base were expanded at branch offices. In addition, the Company's automated 24-hour-a-day telephone response system and automated bill payment system saw continued growth in transaction volumes. Two new value-added checking accounts introduced in the fourth quarter of 1997 to meet the needs of today's value conscious customer continued to add to the Company's customer base during 1998 and provides cross sale opportunities and increased fee income. In August 1998, the Company introduced ExecuBank, a new interactive cash management system that allows our commercial customers access to their accounts 24 hours a day, 7 days a week from their own office via a personal computer. It is imperative that the Company offer the products that our customers want at competitive prices and that we continue to provide the quality service that distinguishes Mahoning National from its peers.

The Company's repurchase agreements, which include Corporate Investment Accounts, continued to grow in 1998. While actual balances at December 31, 1998 were $101 thousand less than December 31, 1997 balances, average balances for 1998 increased $3.681 million over 1997 average balances. The Company's Corporate Investment account is an overnight "sweep" repurchase agreement which is used by large corporate customers and local political subdivisions. While these types of accounts are considered more volatile than traditional deposit liabilities, management believes they provide a strong base of funds, which allows the Company to support loan growth and expand its investment security portfolio. Corporate Investment accounts are expected to remain a stable source of funds for the Company in 1999 as existing relationships expand and new customers are solicited.


Stockholders' Equity

Total stockholders' equity grew $9.720 million or 11% to a record high of $96.299 million in 1998. This increase reflects retained earnings less dividends paid and also reflects a $2.422 million unrealized gain, net of deferred taxes, on the available for sale investment portfolio during 1998, which is a component of equity. The stockholders' equity-to-asset ratio of 11.68% and 10.86% for 1998 and 1997 respectively, continues to remain strong when compared to industry standards.

Under regulations issued by federal banking agencies, banks and bank holding companies are required to maintain certain minimum capital ratios known as the risk-based capital ratio and the leverage ratio. At December 31, 1998 the Company's leverage, Tier 1 and total risk-based

                                              Management's Discussion & Analysis

capital ratios were 11.78%, 18.91% and 20.16%, respectively compared to 11.05%, 17.70% and 18.95% at December 31, 1997, respectively. The Company has exceeded all required regulatory capital ratios for each period presented and is considered "well capitalized" under all federal banking agency regulations. The Company's risk-based capital ratios are well above the regulatory minimums due to the capital strength and low risk nature of the balance sheet and off-balance sheet commitments. The structure of the Company's balance sheet is such that nearly all of the investment portfolio is invested in U.S. Government obligations or other low risk categories, and over 20% of the loan portfolio is invested in one-to-four family residential mortgage loans which have a 50% risk weight assessment. Due to the increased level of capital in 1999, management is reviewing various capital management strategies. It is the Company's intent to prudently manage the capital base in an effort to increase return on equity performance while maintaining the necessary capital requirements to maintain the "well capitalized" classification. For additional information on the Company's risk-based capital ratios and equity transactions refer to Note L-Stockholders' Equity on pages 11 and 12 of this report.

The 24% dividend increase, from $.21 per share to $.26 per share in the fourth quarter of 1998 represented the thirty-third consecutive year the Company has increased the annual dividend. Dividends paid in 1998 amounted to $5.607 million or $.89 per share compared to $4.347 million or $.69 per share in 1997 and $3.559 million or $.565 per share in 1996. The Company's dividend payout ratio increased for the fourth consecutive year to 40.45% for 1998 from 33.59% in 1997 and 30.66% in 1996. The book value per share as of December 31, 1998 reached a record high of $15.29 compared to $13.74 and $12.24 at year-end 1997 and 1996, respectively.

Asset Quality

     Provision For Loan Losses:
     --------------------------
The policies of the Company provide for loan loss reserves to adequately protect the Company against reasonably probable loan losses consistent with sound and prudent banking practices. In determining the monthly provision for loan losses and the adequacy of the loan loss reserve, management reviews the current and forecasted economic conditions and portfolio trends. The primary focus is placed on current problem loans, delinquencies and anticipated charge-offs. As of December 31, 1998, all loans classified for regulatory purposes do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources.

The following exhibits show the allocation of the allowance for loan losses to the various risk categories of the loan portfolio and a five year history of the allowance.

The provision for loan losses charged to expense for the year-ended December 31, 1998 was $2.904 million, representing a 2% decrease from the $2.975 million provision charged to expense in 1997 and an 11% increase over the $2.625 million provision charged to expense in 1996. In the three year period ended December 31, 1998, the increase in provision charged to expense was due in part to growth of the overall loan portfolio and in response to certain credits and general economic uncertainties.

Net charge-offs declined $924 thousand or 26% from $3.563 million in 1997 to $2.639 million in 1998. Net charge-offs as a percent of average loans were 0.54%, 0.73% and 0.35% for 1998, 1997 and 1996, respectively.

The Company's experience in 1998 and 1997 followed national trends of deteriorating credit quality in consumer loans and credit card and related plans brought on by the high level of consumer debt and record personal bankruptcy filings. Net charge-offs of consumer loans and credit card and related plans totaled $1.733 million in 1998 compared to $1.828 million in 1997 and $1.719 million in 1996.

A complete analysis of the loan underwriting and loan collection departments was performed throughout 1997. As a result of this analysis, management established more strict underwriting guidelines along with more proactive collection efforts. These changes had a positive impact in 1998 as net charge-offs on consumer loans and credit card related plans decreased by $95 thousand. As of December 31, 1998 consumer loan delinquencies showed significant improvement over the delinquencies at December 31, 1997. In addition, the number of bankruptcy notices received and automobile repossessions were down 18% and 24%, respectively for 1998 compared to 1997. This area will continue to be monitored closely during the coming year as the Company continues to evaluate the adequacy of the allowance for loan losses with


Allowance for Possible Loan Losses

                                                For the years ended December 31,
(Amounts in thousands)                 1998        1997        1996        1995        1994
--------------------------------------------------------------------------------------------
Balance at beginning of year          $7,524      $8,112      $7,156      $6,694      $5,213
  Provision charged to
   operating expense                   2,904       2,975       2,625       1,900       1,900
Losses charged to allowance
  Mortgage loans                         208         360          71          72          43
  Installment loans                    1,871       2,051       1,981       1,439       1,000
  Credit cards and related plans         501         375         308         183         108
  Commercial loans                       893       1,407          --         382           5
                                      ------------------------------------------------------
    Total charge-offs                  3,473       4,193       2,360       2,076       1,156

Recoveries of loans charged off
  Mortgage loans                          75           8          23         136          49
  Installment loans                      569         558         522         423         442
  Credit cards and related plans          70          40          48          43          48
  Commercial loans                       120          24          98          36         198
                                      ------------------------------------------------------
    Total recoveries                     834         630         691         638         737
                                      ------------------------------------------------------
Balance at end of year                $7,789      $7,524      $8,112      $7,156      $6,694
                                      ======      ======      ======      ======      ======



Allocation of the Allowance for Possible Loan Losses

                                        1998                    1997                      1996
                                  Amount    Loans to      Amount     Loans to       Amount    Loans to
 (Amounts in thousands)         Allocated  Total Loans   Allocated  Total Loans   Allocated  Total Loans
--------------------------------------------------------------------------------------------------------
Commercial and industrial          $1,805        16.7%      $1,801        17.0%      $1,806        18.8%
Commercial real estate              2,546        24.0        2,202        21.7        2,017        20.0
Nonrated industrial
 development obligations               59         0.9           60         0.9          156         1.5
Residential real estate               277        30.5          303        32.8          298        32.9
Consumer loans                      2,140        27.9        2,130        27.6        2,034        26.8
Off balance sheet commitments          --          --           --          --          235          --
Impaired loans                         35          --          325          --          350          --
General risk                          927          --          703          --        1,216          --
                                   ---------------------------------------------------------------------
Allowance for loan losses          $7,789       100.0%      $7,524       100.0%      $8,112       100.0%
                                   ======       ======      ======       ======      ======       ======

                                        1995                    1994
                                  Amount    Loans to      Amount     Loans to
 (Amounts in thousands)         Allocated  Total Loans   Allocated  Total Loans
-------------------------------------------------------------------------------
Commercial and industrial          $1,527        18.0%     $1,597        17.2%
Commercial real estate              1,779        18.7       1,738        20.2
Nonrated industrial
 development obligations              119         1.9         161         2.5
Residential real estate               550        31.2         534        31.9
Consumer loans                      1,657        30.2       1,375        28.2
Off balance sheet commitments         182          --         196          --
Impaired loans                        125          --          --          --
General risk                        1,217          --       1,093          --
                                   -------------------------------------------
Allowance for loan losses          $7,156       100.0%     $6,694       100.0%
                                   ======       ======     ======       ======

                                              Management's Discussion & Analysis

future provisions to the allowance being dependent upon the growth and quality of the loan portfolio. The area's largest employer, General Motors' Lordstown, is currently in negotiations with General Motors (GM) to secure production of the auto maker's Delta car, scheduled to begin in 2003. The Lordstown plant currently produces GM's J car, Chevrolet Cavaliers, Pontiac Sunfires and Toyota Cavaliers, which will cease production with the 2002 model. The local economy could be significantly impacted if Lordstown were not successful in obtaining the Delta car project. As a result of possible changes in economic conditions, there can be no guarantee that the level of the provision or allowance for loan losses will not be increased by the Company.

The charge-offs detailed in the five year Allowance for Possible Loan Losses schedule represent loans fully or partially charged off where the ultimate amount to be collected was deemed to be uncertain at the time of charge-off. It is anticipated that some of the amounts charged off will be collected in the future and will be added to the allowance for loan losses. The timing and the amounts of these collections are uncertain at this time.

     Nonperforming Assets:
     ---------------------
It is the Company's objective to maintain above average asset quality of its loan portfolio through conservative lending policies and prudent underwriting. Detailed reviews of the loan portfolio are undertaken regularly to identify probable problem loans or trends early and to provide for adequate estimates of probable losses. The Company normally considers loans to be nonperforming when payments are 90 days or more past due or when the loan review analysis indicates that repossession of the collateral may be necessary to satisfy the loan. In addition, loans are considered to be impaired when, in management's opinion, it is probable that the borrower will be unable to meet the contractual terms of the loan. Nonperforming loans totaled $1.693 million at December 31, 1998, a $1.188 million decrease from the December 31, 1997 total of $2.881 million.

Nonaccrual loans of $1.075 million at December 31, 1998 were $1.152 million less than December 31, 1997 nonaccrual balances of $2.227 million. At December 31, 1998, commercial, residential real estate and consumer loan nonaccruals decreased by $782 thousand, $277 thousand and $172 thousand, respectively from nonaccrual loan totals at December 31, 1997. These nonaccrual loans are in various stages of collection and significant principal losses are not anticipated due to their underlying collateral values.

The following schedule is a five year summary of nonaccrual, past due and restructured loans and other real estate owned of the Company.


Nonaccrual, Past Due and Restructured Loans

(Amounts in thousands)                        1998           1997          1996          1995         1994
------------------------------------------------------------------------------------------------------------
Nonaccrual loans                             $ 1,075        $2,227        $3,698       $ 1,322       $ 1,944
Accruing loans 90 days or
  more past due                                  618           654           931           936           211
                                             ---------------------------------------------------------------
  Nonperforming loans                          1,693         2,881         4,629         2,258         2,155
Restructured loans in
  compliance with modified
  terms                                           51            --           411           690         1,076
Other real estate owned                           --         1,112           269            36            --
                                             ---------------------------------------------------------------
  Total problem assets                       $ 1,744       $ 3,993       $ 5,309       $ 2,984       $ 3,231
                                             =======       =======       =======       =======       =======

Nonperforming loans to
  total loans                                   0.34%         0.58%         0.97%         0.49%         0.51%
Nonperforming loans to
  allowance for loan losses                    21.73%        38.29%        57.06%        31.55%        32.20%
Allowance for loan losses
  to total loans                                1.59%         1.53%         1.70%         1.55%         1.57%
Total problem assets to
  total assets                                  0.21%         0.50%         0.69%         0.41%         0.46%




Other Real Estate Owned ("OREO") represents properties acquired through foreclosure or acceptances of deeds in lieu of foreclosure. At December 31, 1998 the Company had no OREO compared to $1.112 million at December 31, 1997. The disposal of OREO property during 1998 increased other operating expense by $242 thousand.

The Company's nonperforming loans to allowance for loan loss ratio of 21.73% and nonperforming loans to total loan ratio of 0.34% decreased significantly in 1998 and are currently well below peer levels of 48.37% and 0.80%, respectively. The allowance for loan losses to total loans ratio increased from 1.53% at December 31, 1997 to 1.59% at December 31, 1998, and is approximately six basis points below peer.


Earnings Review for the Years Ended December 31, 1998 and 1997

For the eighth consecutive year, the Company achieved record earnings. Net income for 1998 was $13.863 million or $2.20 per share, an increase of $922 thousand or 7% over 1997 earnings of $12.941 million or $2.05 per share.

The primary component of the Company's earnings growth in 1998 was net interest income which was primarily due to a reduction in funding costs. Net interest income and noninterest income, exclusive of security transactions, increased 5% and 7%, respectively in 1998 compared to 1997, while the provision for loan losses declined 2%. Noninterest expense increased 4% over that same period.

The prime interest rate, which had been at 8.50% from March 1997 until October 1998, declined to 7.75% at December 31, 1998. In the fourth quarter of 1998 the Federal Reserve Bank took the following actions: (1) October 1, 1998, lowered the federal funds rate by 25 basis points, (2) October 16, 1998, lowered the federal funds rate an additional 25 basis points and reduced the discount rate by 25 basis points and (3) November 17, 1998, lowered the federal funds rate and discount rate an additional 25 basis points. As a result of these Federal Reserve rate adjustments, the Company reduced its prime lending rate by 75 basis points in the fourth quarter to 7.75%. As the Company's interest rate simulations and net economic value analysis indicated these rate reductions had a positive impact on net interest income in the fourth quarter of 1998. Due to the liability sensitive nature of the Company's balance sheet, rate reductions in the fourth quarter of 1998 are expected to positively impact net interest income in 1999. With declining interest rates in 1998, the Company's net interest margin increased to 4.89% from 4.79% in 1997.

The Company's return on assets (ROA) for 1998 increased to 1.74% from 1.67% in 1997. As a result of the Company's significant growth in equity in 1998, $9.720 million, return on average stockholders' equity (ROE) declined to 15.12% in 1998 from 15.82% in 1997. The Company's stockholders' equity to asset ratio increased to 11.68% in 1998 from 10.86% in 1997.

As of December 31, 1998, the Company was not aware of any recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company's liquidity, capital resources or operations.


Net Interest Income

Net interest income is the primary component of the Company's earnings and is the difference between interest and fees earned on loans, investments and other interest earning assets and the interest expense on deposits and other interest bearing liabilities which fund those assets.

The Company's return on interest earning assets decreased from 8.03% in 1997 to 7.91% in 1998 while funding costs decreased from 3.84% in 1997 to 3.64% in 1998. The $21.831 million increase in average earning

                                              Management's Discussion & Analysis

Average Balances and Interest Yields and Costs

The following table represents an analysis of Mahoning National Bancorp, Inc.'s tax-equivalent net interest income for the prior three-year period. Income from tax exempt loans and investments has been adjusted to a fully taxable equivalent basis (FTE) using an incremental tax rate of 35%. The average balance, related interest income or expense and resulting tax equivalent yield or cost are presented for each major category of earning asset or interest bearing liability. Investment securities' average balances are recorded at carrying value.


                                                                             Year ended December 31,
                                                        1998                         1997                          1996
                                        --------------------------------------------------------------------------------------------
                                         Average               Average   Average              Average   Average              Average
(Amounts in thousands)                   Balance    Interest   Rate(%)   Balance   Interest   Rate(%)   Balance    Interest  Rate(%)
------------------------------------------------------------------------------------------------------------------------------------
Assets
 Loans:
    Industrial revenue and
     tax-exempt financing                $  4,770   $    449    9.41%   $  6,183   $    542    8.77%    $ 10,545   $    938    8.90%
    All other loans                       487,596     43,202    8.86     483,984     43,471    8.98      467,692     41,788    8.93
                                         -------------------------------------------------------------------------------------------
       Total                              492,366     43,651    8.87     490,167     44,013    8.98      478,237     42,726    8.93
 Investment securities:
    Taxable                               226,954     13,557    6.04     211,738     12,820    6.05      204,816     12,490    6.09
    Tax-exempt                             26,737      1,795    6.76      24,076      1,638    6.83       20,226      1,375    6.82
                                         -------------------------------------------------------------------------------------------
       Total                              253,691     15,352    6.12     235,814     14,458    6.13      225,042     13,865    6.15
 Federal funds sold                         9,410        514    5.39       7,655        422    5.51        5,590        300    5.37
                                         -------------------------------------------------------------------------------------------
       Total earning assets               755,467     59,517    7.91     733,636     58,893    8.03      708,869     56,891    8.02

 Allowance for loan losses                 (7,734)                        (7,890)                         (7,519)
 Cash and due from banks                   25,996                         26,015                          26,567
 Premises and equipment                     8,638                          8,845                           9,321
 Other assets                              14,413                         14,241                          12,573
                                         -------------------------------------------------------------------------------------------
       Total assets                      $796,780                       $774,847                        $749,811
                                         ========                       ========                        ========


Liabilities and stockholders' equity
 Interest bearing deposits:
    Savings deposits                     $178,658      4,002    2.24%   $183,365      4,564    2.49%    $192,562      4,782    2.48%
    Interest checking and money market     93,523      1,518    1.62      93,934      1,797    1.91       99,227      2,095    2.11
    Time deposits                         197,774     10,162    5.14     198,310     10,526    5.31      207,573     11,203    5.40
                                        --------------------------------------------------------------------------------------------
       Total interest bearing deposits    469,955     15,682    3.34     475,609     16,887    3.55      499,362     18,080    3.62
 Federal funds purchased                    2,664        149    5.52       4,069        232    5.70        2,158        119    5.51
 Repurchase agreements                    132,524      5,914    4.46     128,843      6,051    4.70       93,810      4,260    4.54
 Short term borrowings                      7,587        391    5.08       7,426        394    5.30        5,916        303    5.12
 Long term borrowings                      11,709        607    5.18       3,644        197    5.43        4,079        220    5.39
                                        --------------------------------------------------------------------------------------------
       Total interest bearing liabilities 624,439     22,743    3.64     619,591     23,761    3.84      605,325     22,982    3.80


 Demand deposits                           74,287                         67,726                          65,857
 Other liabilities                          6,349                          5,728                           5,301
 Stockholders' equity                      91,705                         81,802                          73,328
                                        --------------------------------------------------------------------------------------------
       Total liabilities and
        stockholders' equity             $796,780                       $774,847                        $749,811
                                         ========                       ========                        ========
Net interest income                                  $36,774                        $35,132                        $ 33,909
                                                     =======                        =======                        ========
Interest spread                                                 4.27%                          4.19%                           4.22%
Interest margin                                                 4.89%                          4.79%                           4.78%



asset balances and reduced funding costs accounted for the increase in net interest income in 1998.

Net interest income was $35.990 million for 1998, an increase of 5% over 1997 net interest income of $34.369 million. In 1998, the most significant factors for the increase in net interest income were reduced funding costs and volume increases in the investment portfolio. The Company's investment portfolio average balance, which increased by $17.877 million in 1998, contributed an additional $905 thousand in tax adjusted interest income in 1998. With average loan balances increasing only $2.199 million in 1998 over 1997, the impact of the lower loan portfolio yield, a $551 thousand reduction of tax adjusted net interest income, more than offset volume related increases of $189 thousand. The increase in the Company's tax adjusted net interest income as a result of changes in volume amounted to $812 thousand compared to $872 thousand in 1997. The increase in tax adjusted net interest income due to rate was $830 thousand in 1998 compared to $351 thousand in 1997. The reduction in interest expense due to rate totaled $1.399 million in 1998 compared to $205 thousand in 1997.

The tax equivalent yield of the loan portfolio for 1998 decreased to 8.87% from 8.98% in 1997, a result of the decrease in the prime lending rate of 75 basis points in the fourth quarter of 1998, a reduction in loan fees and competitive market pressures. These issues will continue to impact loan growth and portfolio yield throughout 1999. The loan to deposit ratio at December 31, 1998 and 1997 was 88.36% and 90.35%, respectively.

Average interest bearing liabilities grew slightly in 1998 to $624.439 million from $619.591 million in 1997. The cost of interest bearing liabilities decreased to 3.64% in 1998 from 3.84% in 1997. This reduction in funding costs is primarily due to the Company reducing its average savings, interest bearing checking and time deposit rates by 25, 29 and 17 basis points, respectively in 1998. The reduction in deposit rates, which reduced interest expense by $1.060 million in 1998, was partially offset by a $419 thousand increase in interest expense due to volume increases in long term borrowings. This lower cost of funds should continue to positively impact net interest income in 1999 as many of the rate reductions were implemented in the fourth quarter of 1998 in response to the Federal Reserve rate reductions.

                                              Management's Discussion & Analysis

Change in Net Interest Income Due to Volume and Rate

The following table represents an analysis of the chages in tax-equivalent net interest income for the prior two year period. These changes to net interest income were the result of changes in the volume and mix of earning assets and interest bearing liabilities, and the changes in market interest rates. The amount of change that was not directly attributable to volume or rate has been allocated to each variance proportionately.


                                                              From 1997 to 1998                  From 1996 to 1997
                                                         Change due to        Total         Change due to         Total
(Amounts in thousands)                                  Volume      Rate      Change       Volume    Rate        Change
------------------------------------------------------------------------------------------------------------------------
Interest income
  Loans:
   Industrial revenue and tax-exempt financing          $ (131)   $   38     $  (93)      $  (383)  $ (13)      $  (396)
   All other loans                                         320      (589)      (269)        1,450     233         1,683
                                                       ----------------------------------------------------------------
      Total                                                189      (551)      (362)        1,067     220         1,287
  Investment securities:
   Taxable                                                 761       (24)       737           414     (84)          330
   Tax-exempt                                              144        13        157           261       2           263
                                                       ----------------------------------------------------------------
      Total                                                905       (11)       894           675     (82)          593
  Federal funds sold                                        99        (7)        92           114       8           122
                                                       ----------------------------------------------------------------
      Total interest income                              1,193      (569)       624         1,856     146         2,002
Interest expense
  Interest bearing deposits:
   Savings and interest bearing checking                  (117)     (724)      (841)         (323)   (193)         (516)
   Time deposits                                           (28)     (336)      (364)         (493)   (184)         (677)
                                                       ----------------------------------------------------------------
      Total interest bearing deposits                     (145)   (1,060)    (1,205)         (816)   (377)       (1,193)
  Federal funds purchased                                  (76)       (7)       (83)          109       4           113
  Repurchase agreements                                    173      (310)      (137)        1,636     155         1,791
  Short term borrowings                                     10       (13)        (3)           80      11            91
  Long term borrowings                                     419        (9)       410           (25)      2           (23)
                                                       ----------------------------------------------------------------
      Total interest expense                               381    (1,399)    (1,018)          984    (205)          779
                                                       ----------------------------------------------------------------
Change in net interest income                          $   812   $   830    $ 1,642       $   872   $ 351       $ 1,223
                                                       =======   =======    ========      =======   ======      =======



Other Operating Revenue

Other operating revenue of $8.731 million, exclusive of security transactions, increased $580 thousand, or 7.1%, over 1997. The largest component of other operating revenue in 1998 was service charges on deposit accounts which increased $113 thousand, or 2.7%, over 1997. Other operating revenue, exclusive of security transactions, as a percent of average assets was 1.10% in 1998 compared to 1.05% in 1997. The Company annually reviews all of its fee-based products and services for marketability and profitability. Increases realized in 1998 were the result of growth in the number of retail checking accounts over the past fifteen months which coincided with the introduction of two new checking account products. The Company expects service charges on deposit accounts to increase due to planned fee increases in 1999. Service charges on deposit accounts as a percent of average deposits increased to .79% in 1998 from
 .77% in 1997.

Mahoning National Bank's Trust and Investments Department generated $3.019 million in other operating revenue in 1998, a $155 thousand or 5.4% increase over the $2.864 million earned in 1997. Trust Department assets totaled $477.406 million in book value with a market value of $729.166 million at December 31, 1998 compared to $438.456 million in book value with a market value of $641.560 million at December 31, 1997. This increase in assets was the result of growth in personal trust, custody and investment accounts. The $155 thousand increase in trust fees can be attributed to several factors: department growth, an increase in asset market values on which the fees are based, an improved mix of higher fee paying accounts and increased executorship fees.

In 1998, the Company became more active in the origination and sale of residential mortgages in the secondary market. These sales generated $326 thousand in gains compared to $19 thousand in 1997. The Company expects to continue secondary market sales in 1999.

In 1998, the Company realized a $229 thousand gain on sale of investment securities available for sale compared to a $182 thousand gain in 1997.


Other Operating Expense

Other operating expense of $21.417 million increased $791 thousand, or 3.8%, during 1998. This followed a $129 thousand, or 0.6%, increase in 1997. As a percentage of average assets, other operating expense was 2.69% in 1998 compared to 2.66% in 1997. The Company's efficiency ratio, which measures noninterest expense as a percent of noninterest income plus net interest income on a fully tax equivalent basis, improved by 32 basis points from 47.71% in 1997 to 47.39% in 1998. This efficiency ratio places the Company near the top of its peer group.

In 1998, total salaries and employee benefit expense decreased $53 thousand, from 1997. In 1998, salary expense alone increased $215 thousand, or 2.3%, compared to an increase of $211 thousand, or 2.3%, in 1997. This increase can be attributed to annual merit salary adjustments which took effect January 1, 1998. Health care expenses for 1998 and 1997 were $756 thousand and $755 thousand, respectively. The number of full-time equivalent employees decreased from 388 at December 31, 1997 to 375 at December 31, 1998. Additional employee benefit savings of $181 thousand were realized as a result of reduced pension and Workmen's Compensation costs in 1998.

Net occupancy expense, which represents various facility management expenses, increased $14 thousand in 1998 to $1.476 million from $1.462 million in 1997. In December 1998, the Company opened a new free-standing branch in Austintown to replace the previous plaza location. In January 1999, two additional branches will be consolidated into this location. Expenses to close the existing offices into the new facility were not material and the consolidation is expected to begin reducing overhead expenses in 1999.

Other expenses increased $814 thousand in 1998 to $6.499 million from $5.685 million in 1997, a 14.3% increase. This increase was the result of increased expenses associated with the disposal of other real estate

                                              Management's Discussion & Analysis

owned, increased amortization and support of software purchased in 1998 and 1997, branch consolidations and corporate donations along with increased business activity and general inflationary increases.

Year 2000

In early 1997, the Company began to address the Year 2000 issue, which covers the process of converting computer systems to identify the Year 2000. A Year 2000 Committee was formed consisting of senior management and selected representatives from all areas of the Company, with a senior officer appointed as the project manager. It is the project manager's responsibility to provide the Board of Directors with quarterly status reports, detailing the Company's internal Year 2000 corrective efforts and the ability of the Company's major vendors to provide Year 2000 ready products and services. The reports include, at a minimum, the overall progress of the Year 2000 compliance effort, including new efforts initiated since the last report, the Company's progress as compared to its overall Year 2000 project plan and critical benchmarks, status reports regarding vendors, business partners, major loan customers, results of internal and external testing and contingency planning.

The Year 2000 Committee identified information technology and noninformation technology applications and systems that could be impacted by the Year 2000 date change and identified any third-party vendors that impact the daily operation of the Company. Those applications, systems and vendors that the Company identified as mission critical were prioritized based on their potential impact to the ongoing operation of the Company. An application, system or vendor is considered mission critical if it is vital to the successful continuance of core business activity or is an application that interfaces with a mission critical system.

A project plan has been developed based on the five (5) phases outlined by the Federal Financial Institutions Examination Council (FFIEC): Awareness, Assessment, Renovation, Validation and Implementation. The Awareness Phase encompasses establishing a budget and project plan for dealing with the Year 2000 issue. The Assessment Phase is the actual process of identifying and preparing an inventory of all its systems and individual components of those systems. During this phase, all system components were reviewed for Year 2000 compliance, and through a risk analysis process were identified as to whether they were mission critical. The Renovation Phase is when changes are made to systems. This phase deals primarily with the technical issues of converting existing systems, or switching to compliant systems. During this phase, decisions are made on how to make the systems or processes Year 2000 compliant, and the required system changes are made. The Validation Phase is when a determination is made that no errors were introduced during the conversion process and that the renovation was successful. The development of test data and test scripts, the running of test scripts and the review of test results are crucial for this phase of the conversion process to be successful. If testing results show anomalies, the testing area is corrected and retested. The Implementation Phase is when a tested Year 2000 compliant system is ready for use. At the end of September 1998, the Awareness and Assessment phases had been completed and documentation supporting the comprehensive Year 2000 project plan was completed. The Company is currently at various stages of the Renovation, Validation and Implementation phases on those applications or systems identified as mission critical to the Company. The Company has renovated all of its mission critical applications and systems except for three which are expected to be completed by March 31, 1999. The Company expects to complete the Validation and Implementation phases on the remaining applications and systems identified as mission critical by March 31, 1999.

During the first quarter of 1998, the Company initiated a vendor management process that ascertains the Year 2000 readiness of third- party relationships. The Company has established monitoring procedures to verify the service provider and/or software vendor is taking appropriate action to achieve Year 2000 readiness. In addition, the Company has established a process for testing remediated services and products in the Company's own environment whenever possible. At this point in time, the greatest concern the Company has with third-parties is with the possible interruption of electrical power, which is certainly a concern that all businesses face due to the interdependencies within the nation's power grid. The Company has evaluated alternatives and has developed procedures to operate in the event there are interruptions to the electrical power supply.

Remediation contingency plans have been developed and alternative vendors identified for each issue listed as mission critical. These plans include various dates, which if certain requirements have not been met by current vendors to validate their Year 2000 readiness, will require a switch to an alternative vendor identified as Year 2000 compliant. The Company has developed a Business Resumption Contingency Plan for the Year 2000 in order to mitigate the risks associated with; (1) The failure to successfully complete renovation, validation, or implementation of the Company's Remediation Contingency Plan, and
(2) Failure of systems at critical dates. In Business Resumption Contingency Planning, risks associated with the failure of core business processes are evaluated. These are groups of related tasks that must be performed in a cohesive manner to ensure that the Company remains viable. Evaluation of these risks compare costs, time and resources needed to implement the contingency alternatives. The Business Resumption Contingency Plan is not static in nature, and will evolve as the Company progresses into 1999.

The estimated cost for the Company's Year 2000 Remediation project is approximately $765 thousand. These costs include various hardware and software purchases and modification, employee training, professional services and additional employee man hours. Through December 31, 1998, approximately $238 thousand has been expensed on Year 2000 Remediation with the remaining expense expected to occur over the next 15 months.

An additional area under review by the Company is the Year 2000 risk arising from relationships with three broad categories of customers: fund takers (borrowers), fund providers (depositors), and capital market/asset management counterparties (brokers). The potential risks associated with these customers and counterparties include increased credit, liquidity or counterparty trading risk when a customer encounters Year 2000 related problems. The Company has implemented a due diligence process that has identified, assessed and established controls for Year 2000 risk by customers. This process was completed by September 30, 1998, with appropriate risk controls in place to manage and mitigate Year 2000 customer risk. The Company will continue this due diligence process throughout 1999.


Income Taxes

Income tax expense for 1998 was $6.766 million compared to $6.160 million in 1997. The Company's effective tax rates were 32.8% and 32.2% for 1998 and 1997, respectively, compared to the statutory federal income tax rate of 35%. Tax exempt investment and loan income is the primary reason the Company's effective tax rate is less than the statutory tax rate.

The components of the Company's deferred income tax asset and reconciliation of the effective tax rate can be found on page 10 of this report. (Note I - Income Taxes)

                                              Management's Discussion & Analysis

Earnings Review for the Years Ended
December 31, 1997 and 1996

     Net Income:
     -----------
Net income for 1997 was $12.941 million or $2.05 per share, an increase of $1.330 million or 11% over 1996 earnings of $11.611 million or $1.84 per share. The Company's return on assets (ROA) for 1997 increased to 1.67% from 1.55% in 1996. The return on average stockholders' equity (ROE) for 1997 was 15.82%, compared to 15.83% in 1996. The Company was able to maintain its return on equity while increasing its stockholders' equity to asset ratio to 10.86% in 1997 from 10.02% in 1996. The primary component of the Company's earnings growth in 1997 was net interest income, and the significant growth in the loan portfolio was the primary reason for that earnings increase.

     Net Interest Income:
     --------------------
Net interest income was $34.369 million for 1997, an increase of 4% over 1996 net interest income of $33.099 million. In 1997, the most significant factor for the increase in net interest income was loan volume. This accounted for additional tax adjusted interest income of $1.067 million, as average balances grew by $11.930 million during 1997. The Company's investment portfolio average balance, which increased by $10.772 million in 1997, contributed to a $675 thousand increase in tax adjusted interest income compared to an increase of $244 thousand in 1996. The increase in the Company's tax adjusted net interest income as a result of changes in volume amounted to $871 thousand compared to $1.759 million in 1996. The decline in the volume related impact to net interest income is the result of average loan balances increasing only $11.930 million in 1997 over 1996, compared to a $32.643 million increase in average loan balances in 1996 over 1995. Average interest earning assets for 1997 were $733.636 million, or 3.5% greater than the $708.869 million of earning assets in 1996. The increase in tax adjusted net interest income due to rate was $351 thousand in 1997, compared to $442 thousand in 1996.

The tax equivalent yield on the loan portfolio for 1997 increased to 8.98% compared to 8.93% in 1996, a result of the prime lending rate increasing by 25 basis points in March 1997, changes in the portfolio mix and increases in loan fees. The loan to deposit ratio at December 31, 1997 and 1996 was 90.35% and 86.71%, respectively.

Average interest bearing liabilities for 1997 were $619.591 million, or 2.4% greater than the $605.325 million of average interest bearing liabilities in 1996. The cost of interest bearing liabilities increased slightly to 3.84% in 1997 from 3.80% in 1996. While actual December 31, 1997 deposit balances declined only $5.887 million from December 31, 1996 balances, average balances declined $23.753 million in 1997 from 1996 average balances. This loss in deposits was more than offset by an increase in the volume of securities sold under agreements to repurchase as more corporate and political subdivisions placed their funds into overnight "sweep" repurchase agreements. The average balance of these interest bearing liabilities increased $35.033 million in 1997 and the cost of these funds increased by 16 basis points from 1996. Actual year-end balances for 1997 were up $23.778 million over 1996 year-end balances. The prime interest rate, which declined from 8.50% to 8.25% in February 1996, increased 25 basis points in March 1997, back to 8.50% where it remained throughout the year. With interest rates stable over 1997 and 1996, the Company's net interest margin was also stable at 4.79% and 4.78% for 1997 and 1996, respectively. The growth in earning assets in 1997 helped offset increased funding costs.

     Other Operating Revenue:
     ------------------------
Other operating revenue of $8.151 million, exclusive of security transactions, increased $658 thousand, or 8.8%, over 1996. The largest component of other operating revenue in 1997 was service charges on deposit accounts which increased $538 thousand, or 14.8%, over 1996. Other operating revenue, exclusive of security transactions, as a percent of average assets was 1.05% in 1997 compared to 1.00% in 1996. Adjustments to fees for the Company's products and services and the strengthening of controls for the collection of such fees were the reasons for the significant increase. In 1997, service charges on deposit accounts as a percentage of average deposits increased to .77% from .64% in 1996.

Mahoning National Bank's Trust and Investments Department generated $2.864 million in other operating revenue in 1997, approximately the same amount as the $2.837 million earned in 1996. Trust Department assets totaled $438.456 million with a market value of $641.560 million at December 31, 1997, compared to $575.712 million with a market value of $775.688 million at December 31, 1996. This decrease was the result of a corporate customer consolidating employee benefit and custody trust accounts with a financial institution outside of our market area in the second quarter of 1997. The $27 thousand increase in trust fees, even with the loss of this large corporate customer, can be attributed to the department's market based fees, which increased due to the significant increase in account market values as a result of rises in the stock market over 1996.

In 1997, the Company realized $182 thousand in gains when $20.075 million of U.S. government securities coming due in 1997 and $2.167 million of nontaxable municipals were sold from the available for sale portfolio and reinvested in longer term U.S. Treasury securities and nontaxable municipals. This compared to a loss of $319 thousand in 1996, when $24.658 million of U.S. government securities were sold from the available for sale portfolio and reinvested into longer term U.S. Treasury securities.

     Other Operating Expense:
     ------------------------
Other operating expense of $20.626 million increased $129 thousand, or 0.6%, during 1997. This followed a $117 thousand, or 0.6%, increase in 1996. As a percentage of average assets, other operating expense was 2.66% in 1997 compared to 2.73% in 1996. The Company's efficiency ratio which measures noninterest expense as a percent of noninterest income plus net interest income on a fully tax equivalent basis declined 191 basis points from 49.62% in 1996 to 47.71% in 1997. This efficiency ratio placed the Company near the top of its peer group.

In 1997, total salaries and employee benefit expense increased $330 thousand, or 3.1%, from 1996. Salary expense for 1997 alone increased $211 thousand, or 2.3%, compared to an increase of $699 thousand, or 8.4%, in 1996. This increase was attributed to annual merit salary adjustments which took effect January 1, 1997, and increases in various employee incentive programs. In 1996, as a result of departmental restructuring and selective staff reductions, a one-time charge of approximately $342 thousand was charged to salary expense. This charge increased 1996 salary expense but provided for long term salary cost savings. Health care expenses for 1997 were $755 thousand compared to $585 thousand for the same period in 1996, an increase of $170 thousand or 29%. This increase was due in part to increased health care claims in 1997 and increased premium rates on the Company's health care plans. The number of full-time equivalent employees decreased from 391 at December 31, 1996 to 388 at December 31, 1997.

Net occupancy expense, which represents various facility management expenses, decreased $23 thousand in 1997 to $1.462 million from $1.485 million in 1996. These decreases were the result of reduced building maintenance and utility expenses.

                                              Management's Discussion & Analysis

Equipment rental, depreciation and maintenance of $1.432 million decreased $295 thousand, or 17.1% from 1996. This decrease was the result of the termination of various computer equipment leases and their related service contracts. The equipment that was covered by these leases was either purchased at a discount or disposed.

Other expenses increased $149 thousand in 1997, to $5.615 million from $5.466 million in 1996, a 2.7% increase. This increase was the result of amortization and support on software purchased in 1996 and 1997, increased marketing expenses related to the promotion of loan and deposit products, increased business activity and general inflationary increases.

     Income Taxes:
     -------------
Income tax expense for 1997 was $6.160 million compared with $5.540 million in 1996. The Company's effective tax rates were 32.2% and 32.3% for 1997 and 1996, respectively, in comparison to the statutory federal income tax rate of 35%. Tax exempt investment and loan income is the primary reason the Company's effective tax rate is less than the statutory tax rate.

Liquidity

It is a primary objective of the Company to maintain a level of liquidity deemed adequate to meet the expected and potential funding needs of loan and deposit customers. It is the Company's policy to manage its affairs so that liquidity needs are fully satisfied through normal bank operations. Short term investments (Federal funds sold) and short term borrowings (Federal funds purchased, repurchase agreements, U.S. Treasury demand notes and Federal Home Loan Bank advances) are used as primary cash management and liquidity tools. Short term Federal fund lines totaling $60 million have been established at the Company's correspondent banks. When loan demand increases at a faster rate than deposit growth, it may be necessary to manage the available for sale portion of the investment portfolio to meet that demand, or to sell conforming residential mortgages on the secondary market. At December 31, 1998 and 1997, $3.275 million and $298 thousand of residential mortgage loans were designated as held for sale. At December 31, 1998, $241.037 million of the investment portfolio was classified as available for sale. This classification will afford the Company's Asset/Liability Committee the flexibility to manage the portfolio to meet any liquidity needs that may arise.

An additional source of liquidity is derived from the Federal Home Loan Bank of Cincinnati (FHLB). The FHLB provides short term funding alternatives with a remaining available borrowing of $38.793 million and funding for one-to-four family residential mortgage loans and allows the Company to better manage its interest rate risk. The Company had $17.191 million outstanding in FHLB borrowings at December 31, 1998, compared to $3.151 million outstanding at December 31, 1997.

Mahoning National has been serving the Mahoning Valley for 130 years and has developed a solid core deposit base. Of the $555.407 million in deposits on December 31, 1998, only $33.891 million represent time deposits in excess of $100 thousand. Even though these deposits which exceed $100 thousand are not considered core deposits due to their volatile nature, the Company's core deposit to total asset ratio is still strong at 63%. With the Company's strong core deposit base, growth in corporate investment accounts and access to funding, the liquidity position of the Company is such that there is still an unused capacity to fund loans. At December 31, 1998, and throughout the past twelve months, key liquidity ratios were within established Company and regulatory guidelines.

The maturity distribution of the Company's total time deposits in amounts of $100 thousand or greater as of December 31, 1998, is summarized below:

(Amounts in thousands)
---------------------------------------------------------
Within three months                            $   11,740
After three months but within six months            8,566
After six months but within twelve months          11,158
After twelve months                                 2,427
                                               ----------
                                               $   33,891
                                               ==========


Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The liquidity, maturity structure and quality of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.


Quantitative and Qualitative Disclosures about Market Risk

The primary objective of the Company's asset/liability management process is to maximize profits through management of the pricing and mix of assets and liabilities, while achieving acceptable levels of interest rate risk and liquidity risk and providing for adequate capitalization. Since assets and liabilities of a financial institution are monetary in nature, changes in interest rates and monetary or fiscal policy affect its financial condition and have potentially the greatest impact on the net income of the Company. The Company's asset/liability management program is designed to minimize the impact of sudden and sustained changes in interest rates on the net present value (NPV) of equity and net interest income.

The Company's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of the Company's transactions are denominated in U.S. dollars with no specific foreign exchange exposure. The Company has minimal agricultural loan assets and therefore would not have a specific exposure to changes in commodity prices. The Company has no market risk sensitive instruments held for trading purposes.

As part of its effort to monitor and manage interest rate risk, the Company uses simulation analysis and net present value analysis. The simulation analysis monitors interest rate risk through the impact changes in interest rates can have on net income. At December 31, 1998, the Company analyzed the effect of a presumed 100 and 200 basis point increase and decrease in interest rates through its simulation analysis. The results indicated no significant impact on net interest income for 1999, and were within the five percent (5%) of net interest income guidelines established by the Company. While the results of the simulation indicated no significant impact on net interest income over the next twelve months, they did indicate the Company to be negatively impacted by rising interest rates and positively impacted by falling interest rates due to the liability sensitive nature of the balance sheet.

The NPV analysis is used to measure the Company's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed

                                            Management's Discussion and Analysis


changes in market interest rates. NPV represents the market value of equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 200 basis point increase or decrease in market interest rates. The Board of Directors has adopted an interest rate risk policy which establishes maximum changes in the NPV of 20% in the event of a sudden and sustained 100 to 200 basis point increase or decrease in market interest rates. The following table presents the Company's projected change in NPV for the various rate shock levels at December 31, 1998. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Company has no trading securities.

  Changes In
 Interest Rate      Change In    % Change   NPV of Equity/
 (basis points)  NPV of Equity     In NPV    NPV of Assets
--------------------------------------------------------------------------------
    -200          $ 19,166         19.90%        13.64%
    -100             9,569          9.94         12.67
       0              (100)        (0.10)        11.66
    +100            (9,826)       (10.20)        10.62
    +200           (19,597)       (20.35)         9.55

The above table indicates that at December 31, 1998, in the event of a sudden and sustained increase in prevailing market interest rates, the Company's NPV would be expected to decrease, and in the event of a sudden and sustained decrease in prevailing market interest rates, the Company's NPV would be expected to increase. At December 31, 1998, the Company's estimated changes in NPV were within the targets established by the Board of Directors, with the exception of the 200 basis point increase in interest rates which was marginally above the 20% limit.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, as a result of competition, the interest rates on certain assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. In the event of a change in interest rates, expected rates of repayment on assets and early withdrawal levels from certificates of deposit would likely deviate from those scheduled. In addition, the proportion of adjustable rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable rate debt may decrease in the event of an increase in interest rates.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the Company's results of operations, management has implemented and continues to monitor asset and liability management strategies to better match the maturities and repricing terms of the Company's interest earning assets and interest bearing liabilities. These strategies include: (1) Emphasizing the origination of adjustable rate mortgage loans ("ARMs"); and (2) Selling a portion of its fixed rate residential mortgage loan origination's with servicing retained.

Deposits, which are the Company's primary funding source, are priced based upon competitive factors and the availability of prudent lending and investment opportunities. Pursuant to this strategy, the Company has generally not offered the highest rates available in its deposit market except on specific occasions and for specific products in order to control deposit flow or when market conditions have created opportunities to attract longer term deposits at favorable rates. In addition, the Company does not pursue an aggressive growth strategy which would force the Company to focus exclusively on competitors' rates rather than deposit affordability. This policy has assisted the Company in controlling its cost of funds. The Company has also adopted a strategy of emphasizing transaction deposit account growth as these products are less susceptible to repricing in a rising interest rate environment.

Derivative financial instruments include futures, forwards, interest rate swaps, option contracts and other financial instruments with similar characteristics. The Company has not purchased derivative financial instruments in the past and does not presently intend to purchase such instruments in the near future. However, the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of these commitments may not be utilized, or utilized in amounts less than the total committed, the total commitment amounts do not necessarily represent future cash requirements. The majority of the unfunded commitments at December 31, 1998 ($152 million) are variable rate commitments, with approximately 10% or $17 million having fixed rates. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions.

The Company's exposure to interest rate risk is reviewed on a quarterly basis by the Board of Directors and the ALCO. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within board approved limits.

Impact of New Accounting Standards

Recent pronouncements by the Financial Accounting Standards Board ("FASB") will have an impact on financial statements issued in current or subsequent periods. Set forth below are summaries of such pronouncements.

In February 1998, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 increased and revised pension plan disclosures for public companies. The Company revised its disclosures included in the financial statements based on the new standard.

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 addresses the accounting for derivative instruments and certain derivative instruments embedded in other contracts, and hedging activities. The statement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for all fiscal years beginning after June 15, 1999.

In October 1998, the FASB issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". SFAS No. 134 will, in 1999, allow mortgage loans that are securitized to be classified as trading, available for sale, or in certain circumstances held to maturity. Currently these must be classified as trading.

These statements are not expected to have a material effect on the Company's consolidated financial position or results of operation.